UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Vital Living, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐  No fee required.
☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:
Series D Preferred Stock
2)	Aggregate number of securities to which transaction applies:
1,000,000
3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $6,059,333 (aggregate value of $1,500,000 cash received, $4,226,000 debt cancellation, and $333,333 one-third of stated value of Series D Preferred Stock to be cancelled)

4)	Proposed maximum aggregate value of transaction:
$6,059,333
5)	Total fee paid:
$1,212

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

VITAL LIVING, INC.
1289 Clint Moore Road
Boca Raton, Florida 33487
(561) 300-9023

ASSET SALE PROPOSED - YOUR VOTE IS VERY IMPORTANT
To Our Stockholders:	December ___, 2007

You are cordially invited to attend a special meeting of the stockholders of Vital Living, Inc., a Nevada corporation, on ________, ________ __, 200_ at 9:00 a.m. local time at 2375 East Camelback Road (Seventh Floor), Phoenix, Arizona.

At this special meeting, we will ask you to vote on the approval of an Asset Purchase Agreement, dated as of September 28, 2007, by and among Vital Living and NutraCea, Inc., a California corporation, under which NutraCea will purchase substantially all of the assets and assume certain liabilities of Vital Living and Doctors For Nutrition, our subsidiary.

Our Board of Directors has approved, adopted, and declared advisable, and has determined to be in the best interest of the stockholders of Vital Living, the asset purchase agreement and the asset sale transaction to NutraCea. Accordingly, the Board of Directors recommends that you vote “FOR” the proposal to approve the asset purchase agreement and the asset sale transaction with NutraCea at this special meeting. A copy of the asset purchase agreement is attached to the proxy statement as Appendix A.

Pursuant to the asset purchase agreement, upon approval of the agreement by the Vital Living stockholders and completion of the transaction, NutraCea will pay $1,500,000 in cash to Vital Living and cancel approximately $4,226,000 of indebtedness owed by Vital Living and certain of its affiliates to NutraCea. Vital Living will also cancel 1,000,000 shares of its Series D Preferred Stock held by NutraCea. Upon completion of the transaction, Vital Living will discontinue active business operations and explore the possibility of combining with another company or business.

Only stockholders that hold shares of Vital Living common stock at the close of business on November 30, 2007 are entitled to notice of and to vote at this special meeting. Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the special meeting. To vote your shares, you may complete and return the enclosed proxy card or you may cast your vote in person at the special meeting. If you do not vote, it will have the same effect as voting against the approval of the asset purchase agreement and the transaction.

The attached notice of special meeting and proxy statement explain the proposed transaction and provide specific information concerning the special meeting. We encourage you to read this entire document carefully.

By order of the Board of Directors,

Stuart A. Benson President and Chief Executive Officer

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transaction, passed upon the merits or fairness of the asset purchase agreement or the transaction contemplated thereby, or passed upon the adequacy or accuracy of the enclosed proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated ___________, 2007 and is first being mailed to the stockholders of Vital Living on or about ________ ___, 200_.

VITAL LIVING, INC.
1289 Clint Moore Road
Boca Raton, Florida 33487
(561) 300-9023

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD AT 9:00 A.M. ON ________ __, 200_

To the Stockholders of Vital Living, Inc.:

We will hold a special meeting of stockholders of Vital Living, Inc., a Nevada corporation, at 9:00 a.m. local time on on ________, ________ __, 200_ at 2375 East Camelback Road (Seventh Floor), Phoenix, Arizona, for the following purposes:

1. to adopt and approve the asset purchase agreement, dated as of September 28, 2007, by and among Vital Living; Doctors For Nutrition, Inc., a wholly owned subsidiary of Vital Living; and NutraCea Inc., providing for the sale of substantially all of our assets to NutraCea and the assumption by NutraCea of certain of our liabilities, as more fully described in this proxy statement, and

2. to transact other business as may properly come before the special meeting.

Our Board of Directors has approved the asset purchase agreement and the transaction contemplated thereby and recommends that you vote “FOR” approval of the asset purchase agreement and the transaction contemplated thereby. These proposals are described in more detail in the accompanying proxy statement, which you should read in its entirety before voting. A copy of the asset purchase agreement is attached as Appendix A to the accompanying proxy statement.

Only holders of record of our common stock at the close of business on November 30, 2007, which has been fixed as the record date for notice of the special meeting, are entitled to notice of, and will be entitled to vote at, the special meeting and any adjournments or postponements of the special meeting.

Completion of the transaction requires the approval of the asset purchase agreement and the transaction by holders of a majority of the outstanding shares of our common stock entitled to vote as of the record date.

Our Board of Directors is soliciting your proxy for the special meeting. Whether or not you expect to be present at the special meeting, please submit your proxy by completing, dating, signing, and returning the enclosed proxy card. The shares represented by the proxy will be voted according to your specified response. Properly executed proxies that do not contain voting instructions will be voted “FOR” the approval of the asset purchase agreement and the transaction contemplated thereby. If you fail to return a properly executed proxy card or to vote in person at the special meeting, the effect will be a vote against the proposal to approve the asset purchase agreement and the transaction contemplated thereby.

By order of the Board of Directors,

Stuart A. Benson President and Chief Executive Officer

Boca Raton, Florida
_____________, 2007

TABLE OF CONTENTS

SUMMARY TERM SHEET	1

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION	6

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	10

THE COMPANIES INVOLVED IN THE TRANSACTION	11

THE SPECIAL MEETING	12
General	12
Record Date	12
List of Stockholders	12
Shares Entitled to Vote	12
Quorum Requirement	12
Vote Necessary to Approve the Asset Purchase Agreement and the Transaction	12
Voting of Proxies	13
How to Vote by Proxy	13
Revocability of Proxies	13
Voting in Person	13
Solicitation	13

THE TRANSACTION	14
Background of the Transaction	14
Recommendation of our Board of Directors	14
Reasons for the Transaction	15
Opinion of Atlas Capital Services, LLC	16
Use of Proceeds and Operations after the Transaction	19
Financing Conditions	19
Interests of Vital Living’s Directors and Executive Officers in the Transaction	19
Interests Relating to Employment and Service as an Officer After the Merger	19
Change of Control and Severance Arrangements	20
Indemnification and Insurance	20
Material U.S. Federal Income Tax Consequences of the Transaction to Vital Living Stockholders	20
Appraisal Rights	20
Regulatory Approvals Required for the Transaction	20

THE ASSET PURCHASE AGREEMENT	21
The Transaction	22
Assets to be Sold	22
Liabilities to be Assumed	22
Transaction Consideration	22
No Solicitation of Other Offers	22
Representations and Warranties	24
Conduct of Vital Living’s Business Prior to the Completion of the Transaction	25
Covenants of NutraCea	26
Other Covenants	26
Publicity	26
Access to Information	26
Further Assurances	26
Proxy Statement	27
Stockholders Meeting	27
Legal Requirements	27
Third-Party Consents	27
Covenants	27
Assignment of Contracts	27
Conditions to the Consummation of the Transaction	27
Mutual Closing Conditions	28
Additional Closing Conditions for Vital Living	28
Additional Closing Conditions for NutraCea	28
Termination of the Asset Purchase Agreement	29
Effect of Termination	30
Fees and Expenses	31
Waiver	31

i

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS	32

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	36

OTHER MATTERS	37

WHERE STOCKHOLDERS CAN OBTAIN ADDITIONAL INFORMATION	37

APPENDIX A - ASSET PURCHASE AGREEMENT	A-1
APPENDIX B - OPINION OF ATLAS CAPITAL SERVICES, LLC	B-1
APPENDIX C - INFORMATION ABOUT VITAL LIVING, INC.	C-1
Description of Business
Description of Property
Legal Proceedings
Market for Common Equity, Related Stockholder Matters, and Small Business Issuer Purchases of Equity Securities
Management's Discussion and Analysis
Financial Statements
Audited Financial Statements As of December 31, 2006 and For the Two Years Ended December 31, 2006 and 2005
Unaudited Financial Statements As of and For the Three and Nine Months Ended September 30, 2007
Changes and Disagreements with Accountants on Accounting and Financial Disclosure

ii

SUMMARY TERM SHEET

This summary highlights important information in this proxy statement. Because this summary may not contain all of the information that is important to you, you should carefully read this entire proxy statement and the appendices attached to this proxy statement for a more complete understanding of the transaction, including the Asset Purchase Agreement, dated as of September 28, 2007, which is attached to this proxy statement as Appendix A.

The Companies (Page 11)

Vital Living, Inc.

•
Vital Living, Inc., which we also refer to in this proxy statement as Vital Living, we, us, or our company, is a Nevada corporation with its executive office in Boca Raton, Florida. We develop and market nutritional fruit and vegetable supplements, protein supplements, and nutraceuticals products. Our principal products currently are GreensFIRST®, Red Alert™, Dream Protein™ and Complete Essentials™. We distribute our products primarily through regional nutritional distributors that market our proprietary products and patient selling system directly to healthcare practitioners who utilize our proprietary selling system to market our products directly to consumers.

•	Our principal executive office is located at 1289 Clint Moore Road, Boca Raton, Florida 33487, (561) 300-9023.

Doctors For Nutrition, Inc.

•
Doctors For Nutrition, Inc., which we also refer to in this proxy statement as DFN, is a California corporation that we acquired in October 2003 and is a wholly owned subsidiary of our company. Unless stated otherwise, any reference in this proxy statement to Vital Living, we, us, or our company includes DFN. DFN’s product line includes GreensFIRST®, a highly concentrated formulation of fruits and vegetables. We currently distribute GreensFIRST® through health practitioner offices throughout the United States. DFN introduced Red Alert™, a complementary product in June 2005.

•	DFN’s principal executive office is located at 1289 Clint Moore Road, Boca Raton, Florida 33487, (561) 300-9023.

NutraCea, Inc.

•
NutraCea, Inc., a California corporation, is a health science company that, through its subsidiary, The RiceX Company, has proprietary intellectual property that allows it to process and convert rice bran into a highly nutritious ingredient that has applications as a value added ingredient in various food products and as a key component of patented and proprietary formulations that have applications for treatment modalities in nutritional supplementation and as stand-alone products that can be sold through non-related entities with distribution into the market place, both domestically and internationally.

•	NutraCea’s principal executive office is located at 5090 N. 40th Street, Suite 400, Phoenix, Arizona 85018, and its telephone number is (602) 522-3000.

The Special Meeting of Stockholders to Approve the Asset Purchase Agreement (Page 12)

Time, Place, and Date (Page 12)

The special meeting will be held on ________, ________ __, 200_ at 9:00 a.m. local time at 2375 East Camelback Road (Seventh Floor), Phoenix, Arizona.

Purpose (Page 12)

At the special meeting, you will be asked to consider and vote upon the proposal to approve the asset purchase agreement and the transaction contemplated thereby.

Record Date and Voting (Page 12)

Our Board of Directors has fixed November 30, 2007 as the record date to determine the stockholders entitled to vote on the adoption of the asset purchase agreement and the transaction contemplated thereby, to receive notice of the proposed transaction, and to receive this proxy statement. Each share of our common stock is entitled to one vote in respect of the approval and adoption of the asset purchase agreement and the transaction contemplated thereby. As of the record date, there were 164,559,000 shares of our common stock outstanding and entitled to vote at the special meeting.

Vote Required (Page 12)

Under Nevada law, approval of the asset purchase agreement and the transaction contemplated thereby requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote as of the record date.

Proxies and Revocation of Proxies (Page 13)

Any stockholder of record entitled to vote may submit a proxy by returning the enclosed proxy by mail or may vote in person by appearing at the special meeting. If your shares are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker. Any person giving a proxy has the power to revoke and change it at any time before it is voted. It may be revoked and changed by delivering to us a written notice of revocation, by delivering to us a duly executed proxy bearing a later date, or by attending the meeting and voting in person. If you have given voting instructions to a broker or other nominee that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker or other nominee.

The Proposed Transaction (Page 14)

The asset purchase agreement provides for NutraCea to purchase substantially all of our assets and assume certain of our liabilities. Upon completion of the sale of its assets pursuant to the asset purchase agreement, Vital Living will discontinue active business operations and explore the possibility of combining with another company or business.

Recommendation of our Board of Directors (Page 14)

After evaluating a variety of business, financial, and market factors and consulting with our advisors, our Board of Directors

•	approved, adopted, and declared advisable the asset purchase agreement and the transaction contemplated thereby;

•	determined that the asset purchase agreement and the transaction contemplated thereby are in the best interests of our company and its stockholders; and

•	recommended that our stockholders adopt and approve the asset purchase agreement and the transaction contemplated thereby.

Our Board of Directors reached this determination based on the opinion of Atlas Capital Services, LLC, its financial advisor, and such other factors, documentation, and information deemed appropriate by the Board of Directors. For a discussion of the material factors considered by our Board of Directors in reaching its conclusion, see “The Transaction -- Reasons for the Transaction,” beginning on page 15.

Fairness Opinion of Atlas Capital Services, LLC (Page 16)

Our financial advisor, Atlas Capital Services, has rendered a written opinion to our Board of Directors that, as of October 31, 2007, the transaction contemplated by the asset purchase agreement, was fair, from a financial point of view, to the holders of shares of our common stock.

The full text of the opinion is set forth as Appendix B, and should be read for a description of the assumptions made, the matters considered, and the limitations on the review undertaken. Atlas Capital Services provided its opinion for the information and assistance of our Board of Directors in connection with its consideration of the transaction. The opinion does not constitute a recommendation as to how any of our stockholders should vote with respect to the asset purchase agreement and the transaction contemplated thereby.

Interests of Vital Living’s Officers and Directors in the Transaction (Page 19)

When considering the recommendation of our Board of Directors, you should be aware that members of our management and Board of Directors may be deemed to have interests in the transaction that are different from, or in addition to, your interests as a stockholder of Vital Living. These interests are described in more detail under “The Transaction - Interests of Vital Living Directors and Executive Officers in the Transaction” beginning on page 20, and include the continuation of base salary, the receipt of severance, and the repayment of loans.

Our Board of Directors was aware of these interests and considered them, among other matters, in approving and adopting the asset purchase agreement and the transaction contemplated thereby, and in determining to recommend that Vital Living stockholders vote “FOR” the approval of the asset purchase agreement and the transaction contemplated thereby. You should consider these and other interests of our directors and executive officers that are described in this proxy statement.

The Asset Purchase Agreement (Page 21)

We have attached the asset purchase agreement, which is the legal document that governs the transaction, to this proxy statement as Appendix A. We encourage you to read the asset purchase agreement carefully.

Conditions to the Consummation of the Transaction (Page 27)

As more fully described in this proxy statement and the asset purchase agreement, the completion of the transaction contemplated by the asset purchase agreement depends on the satisfaction or waiver of a number of conditions, including the following:

•	the asset purchase agreement must be approved by holders of a majority of the outstanding shares of our common stock entitled to vote on the record date at the special meeting;

•	no proceeding relating to this proxy statement or the transaction contemplated by the asset purchase agreement shall have been initiated or threatened in writing by the SEC; and

•	no law, judgment, injunction, order, proceeding, or decree is pending or in effect that prohibits the consummation of the transaction from occurring as set forth in the asset purchase agreement.

The obligation of NutraCea to consummate the transaction contemplated by the asset purchase agreement are conditioned on the satisfaction or waiver of a number of conditions, including the following:

•	the representations and warranties made by us in the asset purchase agreement must be true and correct in all material respects;

•	we must have performed or complied in all material respects with all agreements and covenants required by the asset purchase agreement;

•	we must have executed and delivered all necessary agreements as reasonably requested by NutraCea in order to effectively transfer the acquired assets to NutraCea;

•
no change, event, violation, inaccuracy, circumstance, proceeding, arrangement, or assignment shall have occurred that has caused a materially adverse impact on the business conducted by us or the assets to be acquired by NutraCea;

•	all actions and documents required by us to effect the transaction contemplated by the asset purchase agreement must have been completed to the satisfaction of NutraCea; and

•	if requested by NutraCea, Stuart A. Benson, our Chief Executive Officer, shall have entered into a customary noncompetition agreement that is reasonably satisfactory to NutraCea.

Our obligation to consummate the transaction is conditioned on the satisfaction or waiver of a number of conditions, including the following:

•	the representations and warranties made by NutraCea in the asset purchase agreement must be true and correct in all material respects;

•	NutraCea must have performed or complied in all material respects with all agreements and covenants required by the asset purchase agreement;

•
NutraCea must have delivered the full purchase price for the acquired assets to Vital Living, including a cash payment of $1,500,000, the cancellation of approximately $4,226,000 of indebtedness owed by us to NutraCea, and the cancellation of 1,000,000 shares of our Series D Preferred Stock held by NutraCea.

Termination of the Asset Purchase Agreement (Page 29)

We and NutraCea can mutually agree to terminate the asset purchase agreement at any time before the transaction is completed. In addition, either we or NutraCea may terminate the asset purchase agreement if any of the following occurs:

•
the transaction is not consummated by January 31, 2008, subject to extension to March 31, 2008 if the SEC conducts a review of this proxy statement; however, this right to terminate is not available to any party whose action or failure to act results in the failure of the transaction to be consummated on such date;

•	a court or other governmental body permanently prohibits the transaction; or

•	our stockholders do not approve and adopt the asset purchase agreement at the special meeting.

We may terminate the asset purchase agreement if NutraCea materially breaches any of its representations, warranties, covenants, or agreements in the asset purchase agreement or if any such representation or warranty becomes untrue and such condition cannot be cured within the time period specified in the asset purchase agreement.

NutraCea may terminate the asset purchase agreement if any of the following occurs:

•
we materially breach any of our representations, warranties, covenants, or agreements in the asset purchase agreement or if any such representation or warranty becomes untrue and such condition cannot be cured within the time period specified in the asset purchase agreement or

•	a Buyer Triggering Event, as defined below and in the asset purchase agreement.

Termination Fee (Page 30)

We will be obligated to pay NutraCea a termination fee of $250,000 if the asset purchase agreement is terminated under specified circumstances set forth in the asset purchase agreement.

Limitations on Solicitation of Competing Proposals (Page 22)

Until the parties complete the transaction or terminate the asset purchase agreement, we have agreed not to take any of the following actions:

•	solicit, initiate, or encourage the submission of any alternative acquisition proposal or offer or

•	engage in any discussions with or furnish any non-public information relating to us or any of our subsidiaries to any third party that has made an alternative acquisition proposal.

However, prior to the vote of our stockholders to approve the asset purchase agreement and the transaction, our Board of Directors may withhold, withdraw, amend, or modify its recommendation in favor of the adoption and approval of the asset purchase agreement and the transaction if

•
we receive an unsolicited, bona fide written offer to engage in an alternative acquisition transaction on terms that our Board of Directors reasonably believes to be more favorable to our stockholders than the transaction contemplated by the asset purchase agreement;

•	neither we nor any of our representatives have materially violated the asset purchase agreement; and

•
our Board of Directors concludes in good faith, after consultation with its outside legal counsel, that, in light of the more favorable offer, withholding, withdrawing, amending, or modifying its recommendation to approve the asset purchase agreement and the transaction is required to comply with fiduciary duties to our stockholders under applicable law.

Voting

Directors and officers of our company have indicated their intention to vote all 20,310,792 of the shares they either own or over which they exercise voting power in favor of the asset purchase agreement and the transaction contemplated thereby.

U.S. Federal Income Tax Consequences of the Transaction (Page 20)

We expect that we will recognize taxable gain for U.S. federal income tax purposes as a result of the transaction. We do not expect that our stockholders will recognize any gain or loss for U.S. federal income tax purposes as a result of the transaction.

Dissenters’ Rights (Page 20)

Our stockholders will not experience any change in their rights as stockholders as a result of the asset purchase agreement and the transaction. Neither Nevada law nor our certificate of incorporation provides for appraisal or similar rights for dissenting stockholders in connection with the sale of our assets. Accordingly, you will have no right to dissent and obtain payment for your shares.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

The following questions and answers are intended to address briefly some commonly asked questions regarding the asset purchase agreement and the transaction. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement and the appendices to this proxy statement.

The Special Meeting

Q:	Why am I receiving these materials?

A:
You are receiving this proxy statement and proxy card because you own shares of common stock, par value $0.001 per share, of Vital Living. Our Board of Directors is providing these proxy materials to give you information for use in determining how to vote in connection with the special meeting of stockholders.

Q:	When and where is the special meeting?

A:	The special meeting of stockholders will be held on ________, ________ __, 200_ at 9:00 a.m. local time at 2375 East Camelback Road (Seventh Floor), Phoenix, Arizona.

Q:	On what am I being asked to vote?

A:
You are being asked to consider and vote upon a proposal to approve an asset purchase agreement that provides for the sale of substantially all of the assets of Vital Living and subsidiaries that relate to our business to NutraCea, as well as the assumption of certain liabilities of Vital Living by NutraCea, in exchange for a cash payment of $1,500,000, the cancellation of approximately $4,226,000 of our indebtedness owed to NutraCea, and the cancellation 1,000,000 shares of our Series D Preferred Stock held by NutraCea.

Q:	Who is entitled to vote?

A:	Only stockholders that hold shares of our common stock at the close of business on November 30, 2007 will be entitled to vote at this special meeting.

Q:	What vote is required to approve the transaction?

A:
For the asset purchase agreement and the transaction contemplated thereby to be approved, stockholders holding a majority of the outstanding shares of our common stock entitled to vote on the record date must vote “FOR” the approval of the asset purchase agreement and the transaction.

Q:	How does the Vital Living Board of Directors recommend that I vote on the asset purchase agreement?

A:
Our Board of Directors has approved and adopted the asset purchase agreement and the transaction contemplated thereby and has determined that the asset purchase agreement and transaction contemplated thereby are in the best interests of the holders of common stock of Vital Living.

Q:	How do I vote my shares of Vital Living common stock?

A:
Before you vote, you should carefully read and consider the information contained in or referred to in this proxy statement, including the appendix. You should also determine whether you hold your shares of our common stock directly in your name as a registered stockholder or through a broker or other nominee because this will determine the procedure that you must following in order to vote. If you are a registered holder of Vital Living common stock (that is, if you hold your shares of our common stock in certificate form), you may vote in one of the following ways:

•	in person at the special meeting - complete and sign the enclosed proxy card and bring it to the special meeting as evidence of your stock ownership; or

•	by mail - complete, sign, and date the enclosed proxy card and return it in the enclosed postage paid return envelope as soon as possible.

If you are a non-registered holder of shares of our common stock (which, for purposes of this proxy statement, means that your shares are held in “street name”), you should instruct your broker or other nominee to vote your shares by following the instructions provided by your broker or other nominee. You may vote in person at the special meeting if you obtain written authorization in your name from your broker or other nominee and bring evidence of your stock ownership from your broker or other nominee.

Q:	What happens if I return my proxy card but I do not indicate how to vote?

A:
If you properly return your proxy card, but do not include instructions on how to vote, your shares of our common stock will be voted “FOR” the approval of the asset purchase agreement and the transaction contemplated thereby.

Q:	What happens if I abstain from voting on the proposal?

A:
If you return your proxy card with instructions to abstain from voting on the asset purchase agreement and the transaction, your shares will be counted in determining whether a quorum is present at the special meeting. An abstention with respect to the proposal has the legal effect of a vote “AGAINST” the asset purchase agreement and the transaction contemplated thereby.

Q:	What happens if I do not return a proxy card or otherwise do not vote?

A:
Your failure to return a proxy card or otherwise vote will mean that your shares will not be counted in determining whether a quorum is present for the special meeting and will have the legal effect of a vote “AGAINST” the asset purchase agreement and the transaction contemplated thereby.

Q:	May I revoke or change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

A:
Yes. As long as you have not executed an irrevocable proxy, you can change your vote at any time before your shares are voted at the special meeting. If you are a registered holder of our common stock, you can do this in any of the following ways:

•	by delivering to us written notice of revocation,

•	by delivering to us a duly executed proxy bearing a later date, or

•	by attending the special meeting and voting in person.

You should send any notice of revocation or your duly executed, later-dated proxy card, as the case may be, to us at the following address: 1289 Clint Moore Road, Boca Raton, Florida 33487, Attention: Stuart Benson.

If your shares are held in “street name,” you must contact your broker or other nominee and follow the directions provided to you in order to change your vote.

Q:	If my broker or other nominee holds my shares in “street name,” will my broker or other nominee vote my shares for me?

A:
Your broker or other nominee will not be able to vote your shares of our common stock unless you have properly instructed your broker or other nominee on how to vote. If you do not provide your broker or other nominee with voting instructions, your shares may be considered present at the special meeting for purposes of determining a quorum, but will have the legal effect of a vote “AGAINST” the asset purchase agreement.

Q:	What does it mean if I receive more than one set of materials?

A:
This means you own shares of our common stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date, and return all of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

The Transaction

Q:	What is the proposed transaction?

A:
The proposed transaction is the sale of substantially all of the assets and assumption of certain liabilities of Vital Living, a Nevada corporation, and its subsidiaries, including Doctors For Nutrition, a California corporation, by NutraCea, a California corporation.

Q:	When is the transaction expected to be completed?

A:	We expect the transaction to become effective during January 2008, following the fulfillment or waiver of all closing conditions.

Q:	Is the transaction subject to the fulfillment of certain conditions?

A:
Yes. Before the transaction can be completed, Vital Living, Doctors For Nutrition, and NutraCea must fulfill or waive several closing conditions. If these conditions are not satisfied or waived, the transaction will not be completed. See “The Asset Purchase Agreement -- Conditions to the Consummation of the Transaction,” beginning on page 27.

Q:	Why has Vital Living entered into the asset purchase agreement?

A:
After careful consideration and evaluation, our Board of Directors determined that the transaction contemplated by the asset purchase agreement is in the best interests of our company and its stockholders. Important factors in the Board of Directors’ determination included analysis of various strategic alternatives; the results of extensive negotiations with NutraCea; and other important factors described in this proxy statement. To review our Board of Directors’ reasons for recommending that our stockholders adopt the asset purchase agreement and approve the transaction contemplated by the asset purchase agreement, see “The Transaction -- Reasons for the Transaction,” beginning on page 15.

Q:	How will the transaction affect my Vital Living common stock?

A:
Following the closing of the transaction, you will continue to hold the shares of our common stock that you owned prior to the transaction. Following the sale of assets contemplated by the asset purchase agreement, we will terminate our business operations and explore the possibility of combining our company with another company or business.

Q:	Will I owe taxes as a result of the transaction?

A:	No, the transaction will not result in any U.S. federal income tax consequences to our stockholders. The transaction will be a taxable event for our company.

Q:	What are the consequences of the transaction to our executive officers and our Board of Directors?

A:
As discussed in more detail under “The Transaction - Interests of Vital Living’s Directors and Executive Officers in the Transaction,” beginning on page 20, upon completion of the transaction, Stuart Benson, our President and Chief Executive Officer will be entitled to the continuation of base salary, the receipt of severance, and the repayment of loans.

Q:	If I do not vote in favor of the adoption and approval of the asset purchase agreement and the transaction, am I entitled to appraisal rights?

A:	No, under Nevada law, dissenters’ rights are not available to holders of common stock in connection with an asset sale transaction.

Q:	Who can help answer my questions?

A:
If you have questions about the transaction after reading this proxy statement, require assistance or need additional copies of this proxy statement, please contact Stuart Benson, via email at sbenson@vitalliving.com or via telephone at (561) 300-9022.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Statements in this proxy statement and in the documents we incorporate by reference about future results of operations, expectations, plan and prospects, including statements regarding the consummation of the proposed transaction, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. These forward-looking statements are based on Vital Living’s current estimates and assumptions and, as such, involve uncertainty and risk.

The forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by these forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement, or, in the case of documents attached to this proxy statement, as of the respective dates of those documents. These forward-looking statements should be read in conjunction with our annual report on Form 10-KSB for the fiscal year ended December 31, 2006, our subsequent quarterly reports on Form 10-QSB, and any subsequent current reports on Form 8-K. Our reports on Form 10-KSB, Form 10-QSB, and Form 8-K are on file with the Securities and Exchange Commission (the “SEC”) and copies are available without charge upon request at the address provided in the section entitled “Where Stockholders Can Obtain Additional Information” on page 33.

In addition to other factors and matters contained in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	our ability to continue as a going concern;

•	the failure to satisfy the conditions to consummate the transaction, including the receipt of the required stockholder vote;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the asset purchase agreement;

•	the failure of the transaction to close for any other reason;

•	the ability to achieve the benefits of the asset sale transaction;

•	the amount of the costs, fees, expenses, and charges relating to the transaction;

•	the effect of the announcement of the transaction on our client relationships, operating results, and business in general, including increased employee turnover;

•	our ability to raise additional funds;

•	our ability to satisfy our indebtedness and interest obligations;

•	our goodwill and other intangibles may be impaired;

•	our dependence on third parties for manufacturing and delivery;

•	our reliance on a limited number of wholesale distributors to sell a significant portion of our products;

•	our ability to compete with new and existing competitors

•	our failure to comply with governmental regulations;

•	our third-party manufacturers may experience increased costs and shortages of raw materials and supplies;

•	our dependence on management and other key personnel;

•	our stock has a limited trading market and is subject to the SEC’s penny stock rules; and

•	the risks, uncertainties, and factors set forth in our reports and documents filed with the SEC, which should be read in conjunction with this proxy statement.

Except to the extent required under the federal securities laws, Vital Living does not intend to update or revise the forward-looking statements. In the event of any material change in any of the information previously disclosed, we will, where relevant and if required under applicable law, update such information through a supplement to this proxy statement.

THE COMPANIES INVOLVED IN THE TRANSACTION

Vital Living, Inc.
1289 Clint Moore Road
Boca Raton, Florida 33487
Telephone: (561) 300-9023

Vital Living, Inc., which we also refer to in this proxy statement as Vital Living, we, us, or our company, is a Nevada corporation with its executive office in Boca Raton, Florida. We develop and market nutritional fruit and vegetable supplements, protein supplements, and nutraceuticals products. Our principal products currently are GreensFIRST®, Red Alert™, Dream Protein™ and Complete Essentials™. We distribute our products primarily through regional nutritional distributors that market our proprietary products and patient selling system directly to healthcare practitioners who utilize our proprietary selling system to market our products directly to consumers.

Doctors For Nutrition, Inc.
1289 Clint Moore Road
Boca Raton, Florida 33487
Telephone: (561) 300-9023

Doctors For Nutrition, Inc., which we also refer to in this proxy statement as DFN, is a California corporation and our subsidiary which we acquired in October 2003. Unless stated otherwise, any reference in this proxy statement to Vital Living, we, us, or our company includes DFN. DFN’s product line includes GreensFIRST®, a highly concentrated formulation of fruits and vegetables. We currently distribute GreensFIRST® through health practitioner offices throughout the United States. DFN introduced Red Alert™, a complementary product in June 2005.

NutraCea, Inc.
5090 North 40th Street, Suite 400
Phoenix, Arizona 85018
Telephone: (602) 522-3000

NutraCea, Inc., a California corporation, is a health science company that, through its subsidiary, The RiceX Company, has proprietary intellectual property that allows it to process and convert rice bran into a nutritious ingredient that has applications as a value added ingredient in various food products and as a key component of formulations that have applications for treatment modalities in nutritional supplementation and as stand-alone products. These products include food supplements and medical foods which provide health benefits for humans and animals (known as “nutraceuticals”) as well as cosmetics and beauty aids based on stabilized rice bran, rice bran derivatives and the rice brand oils.

THE SPECIAL MEETING

General

The enclosed proxy is solicited on behalf of Vital Living by our Board of Directors for use at the special meeting of stockholders to be held on ________, ________ __, 200_ at 9:00 a.m. local time, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying notice of the special meeting. The special meeting will be held at 2375 East Camelback Road (Seventh Floor), Phoenix, Arizona. These proxy solicitation materials were first mailed on or about __________ ___, 200_ to all stockholders entitled to vote at the meeting.

At the special meeting, our stockholders will be asked to consider and vote on a proposal to adopt and approve the asset purchase agreement and the transaction contemplated thereby. Our Board of Directors has determined that the asset purchase agreement and the transaction are fair to, and in the best interests of, our stockholders, approved the asset purchase agreement and the transaction contemplated thereby, and recommends that our stockholders vote “FOR” approval and adoption of the asset purchase agreement and the transaction contemplated thereby at the special meeting.

The approval by the stockholders of the asset purchase agreement is required for us to complete the transaction.

Record Date

Stockholders of record at the close of business on November 30, 2007 are entitled to notice of and to vote at the special meeting. On the record date, there were issued and outstanding 164,559,000 shares of our common stock.

List of Stockholders

A list of stockholders will be available for review by any stockholder, for any purpose germane to the meeting, 10 days prior to the special meeting during ordinary business hours at our executive offices. The list will also be available for review at the special meeting and may be inspected by any stockholder that is present.

Shares Entitled to Vote

Only shares of our common stock held at the close of business on the record date are entitled to vote at the special meeting. Each holder of common stock voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the special meeting. If you sell or transfer your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting.

Quorum Requirement

A quorum of stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of a majority of all of the outstanding shares of our common stock entitled to vote constitutes a quorum for the transaction of business at the special meeting.

Vote Necessary to Approve the Asset Purchase Agreement and the Transaction

Assuming that a quorum is present, the approval of the holders of a majority of the outstanding shares of our common stock entitled to vote is required to adopt and approve the asset purchase agreement and the transaction.

If your broker holds your shares in “street name,” your broker may not vote your shares on the asset purchase agreement and the transaction contemplated thereby absent instructions from you. Without your voting instructions, a broker non-vote will occur on the asset purchase agreement and the transaction and will have the effect of a vote “AGAINST” approval and adoption of the asset purchase agreement and the transaction.

Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting who will determine whether a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. Because the affirmative votes described above are required to approve the asset purchase agreement and the transaction, abstentions will have the same effect as a vote against the proposal to approve the asset purchase agreement and the transaction.

Voting of Proxies

You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the meeting.

Voting instructions are included on your proxy card. When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted “FOR” the adoption and approval of the asset purchase agreement and the transaction.

How to Vote by Proxy

You may vote by proxy by completing, signing, dating, and returning your proxy card in the enclosed envelope. If you hold your shares through a broker or other nominee, you should check the voting form used by that firm to see if it offers Internet voting.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to us written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

Voting in Person

If you plan to attend the meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a proxy from your nominee authorizing you to vote the “street name” shares owned by you on the record date.

Solicitation

We will pay the costs of this solicitation and all other expenses associated with the preparation of this proxy statement. We have agreed to reimburse NutraCea for any expenses incurred by NutraCea in connection with the preparation of this proxy statement. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

THE TRANSACTION

Background of the Transaction

We incurred net losses of $28.2 million, $21.5 million, and $85,000 in our 2004, 2005, and 2006 fiscal years, respectively, and a net loss of $625,000 for the six months ended June 30, 2007. We had retained deficits of $88.8 million, $87.9 million, and $88.5 million as of December 31, 2005, December 31, 2006, and June 30, 2007, respectively. We also had working capital deficits at approximately $1.6 million and $300,000 at December 31, 2005 and December 31, 2006. The audit report of our independent auditors on our financial statements for each of the years ended December 31, 2004, December 31, 2005, and December 31, 2006 contains an explanatory paragraph stating that the independent auditor had substantial doubt about our ability to continue as a going concern because of our recurring operating losses and negative cash flow.

Among other liabilities, there were outstanding $4.2 million of Secured Convertible Notes due in December 2008 at December 31, 2005 and December 31, 2006. The Secured Notes were convertible into our common stock at a conversion rate of $0.24 per share and bear interest at a rate of 12% per annum. The Secured Notes are collateralized by all of our assets. As a result of our company’s limited resources and the approaching maturity of the Senior Convertible Notes, Mr. Benson and a former officer of our company sought and received the authorization from our Board of Directors to form one or more entities to negotiate the purchase of Secured Notes and shares of our Series D Preferred Stock with individual holders on a fully disclosed basis. Utilizing personal and borrowed funds, the entities were able to purchase a total of $2,942,795 in principal amount of the Senior Convertible Notes and 1,000,000 shares of Series D Preferred Stock. In April 2007, the entities and other holders of Secured Notes sold to NutraCea the 1,000,000 shares of Series D Preferred Stock and $4.2 million principal amount of the Secured Notes for $1.0 million and $4.2 million, respectively,  representing all of the Preferred Stock and Secured Notes.

Between April 2007 and June 2007, Stuart Benson, President and Chief Executive Officer of our company, and Bradley Edson, Chairman and Chief Executive Officer of NutraCea, held a number of discussions regarding the purchase of substantially all of our assets from us. These conversations took place in telephone calls on May 14, 2007, May 16, 2007, and May 25, 2007 and in meetings in Phoenix, Arizona on June 1, 2007, and June 13, 2007. The management of both companies provided informal updates to their respective Boards of Directors during this time period. Mr. Edson was familiar with our company, having served as Chairman and Chief Executive Officer from January 1, 2001 to January 1, 2004.

On June 29, 2007, pursuant to prior approvals of the Boards of Directors of the respective companies, we and NutraCea entered into a non-binding letter of intent that included certain terms that would form the basis for discussions regarding a definitive agreement pursuant to which NutraCea would acquire designated assets and assume designated liabilities of our Company.

On September 11, 2007, we and NutraCea entered into an agreement confirming the elimination of conversion rights of the Secured Notes. In addition, we and NutraCea agreed that until such time, if any, as NutraCea gives 30 days prior notice to us, we may not pay accrued interest under the Secured Notes in shares of our common stock without NutraCea’s consent and that we would not during such time be deemed to be in default under the Notes as a result of not paying accrued interest in such shares.

Recommendation of our Board of Directors

On November 20, 2007, after evaluating a variety of business, financial, and market factors and consulting with our advisors, and after due discussion and due consideration, our Board of Directors

•	approved, adopted, and declared advisable the asset purchase agreement and the transaction contemplated thereby;

•	determined that the asset purchase agreement and the transaction contemplated thereby were in the best interests of our company and its stockholders; and

•	recommended that our stockholders adopt and approve the asset purchase agreement and the transaction contemplated thereby.

Reasons for the Transaction

In reaching its determinations, approvals, and recommendations referred to above, our Board of Directors considered a number of factors, including, among others, the following factors, each of which, in the view of our Board of Directors, supported such determinations, approvals, and recommendations:

•	the amount of consideration to be paid in exchange for our assets;

•	the fact that a portion of the consideration will be paid in cash;

•	the cancellation of a substantial amount of our indebtedness;

•	the cancellation of all of the outstanding shares of our Series D Preferred Stock;

•	NutraCea’s obligation to complete the transaction is not subject to any financing contingencies;

•	the Board of Directors’ view of NutraCea’s ability to fund the asset purchase consideration and to close the transaction;

•	the Board of Directors’ view of our financial condition, operations, businesses, and prospects in the absence of the transaction;

•	the fact that the transaction would not be taxable to our stockholders for U.S. federal income tax purposes;

•
the Board of Directors’ right to engage in negotiations with, and provide information to, a third party that makes an unsolicited acquisition proposal that constitutes or could reasonably be expected to lead to a proposal that is superior to this transaction;

•	the Board of Directors’ right, under circumstances specified in the asset purchase agreement, to change or modify its recommendation to our stockholders in a manner that is adverse to NutraCea;

•
our right to terminate the asset purchase agreement in order to accept, or enter into a written agreement for a transaction constituting, a superior offer, subject to the payment of a termination fee, as well as all costs and expenses incurred in connection with the transaction and that we comply with other specified requirements in the asset purchase agreement.

Our Board of Directors also considered potential adverse consequences of the transaction and the asset purchase agreement, including the following:

•	the fact that, following the transaction, we will own substantially no non-cash assets;

•	the fact that the failure to consummate the transaction could negatively impact the market price of our common stock; and

•
the risk that the transaction might not be completed and the potential adverse effects of the failure to complete the transaction on our company, including the diversion of management resources from operational matters, the restrictions in the asset purchase agreement on the operation of our business during the period prior to the effective date of the transaction, the costs of the proposed transaction, and the risk that, as a result of the announcement of the transaction, our existing relationships with our employees, vendors, and suppliers could be impaired.

The Board of Directors believes that sufficient procedural safeguards were and are present to assure the substantive and procedural fairness of the transaction to our stockholders and to permit the Board of Directors to represent effectively the interests of our stockholders. These procedural safeguards include retaining Atlas Capital Services, LLC, as financial advisor and requesting that Atlas Capital Services render an opinion with respect to the fairness, from a financial point of view, of the transaction to the holders of our common stock. Atlas Capital Services has extensive experience in transactions similar to the transaction contemplated by the asset purchase agreement.

Although the foregoing discussion sets forth the material factors considered by our Board of Directors in reaching its recommendation, it may not include all of the factors considered by our Board of Directors, and each director may have considered different factors. In view of the wide variety of factors considered in connection with its evaluation of the asset purchase agreement and the transaction contemplated thereby, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determinations.

The foregoing discussion of the information and factors considered and given weight by our Board of Directors is not intended to be exhaustive, but is believed to include all material factors considered by our Board of Directors.

Our Board of Directors approved, adopted, and declared advisable the asset purchase agreement and the transaction contemplated by the asset purchase agreement, and recommended that our stockholders adopt and approve the asset purchase agreement and the transaction.

Opinion of Atlas Capital Services, LLC

We retained Atlas Capital Services, LLC to act as our financial advisor in connection with the transaction. Atlas Capital Services is a recognized investment banking firm that is regularly engaged to provide merger and acquisition advisory services. We selected Atlas Capital Services as our financial advisor on the basis of its experience and expertise in these services and its familiarity with our company. On October 31, 2007, Atlas Capital Services delivered its written opinion dated October 31, 2007 to our Board of Directors that, as of that date, and based upon and subject to the various qualifications, limitations, factors, and assumptions stated in the full text of Atlas Capital Services’ opinion, the transaction contemplated by the asset purchase agreement with NutraCea was fair, from a financial point of view, to the holders of our common stock.

The full text of Atlas Capital Services’ written opinion, which sets forth, among other things, the assumptions made, matters considered, and limits undertaken by Atlas Capital Services in connection with the opinion is attached as Appendix B to this proxy statement and is incorporated by reference. You are urged to read Atlas Capital Services’ opinion in its entirety. The following summary of Atlas Capital Services’ written opinion is qualified in its entirety by reference to the full text of the opinion attached hereto as Appendix B.

Atlas Capital Services’ opinion was given to our Board of Directors solely for its consideration of the proposed transaction contemplated by the asset purchase agreement with NurtaCea and is not a recommendation to any Vital Living stockholder as to whether the transaction is in that stockholder’s best interest or as to whether any stockholder should vote for or against the proposal to approve the asset purchase agreement and the asset sale transaction with NutraCea. Atlas Capital Services’ opinion addresses the fairness of the transaction from a financial perspective but does not address the relative merits of the transaction or any alternatives to the transaction. Atlas Capital Services neither determined nor recommended to our Board of Directors the amount of consideration to be paid by NurtaCea in connection with the transaction.

In connection with its review of the proposed transaction and the preparation of its opinion, Atlas Capital Services, among other things,

•	reviewed the terms of the asset purchase agreement;

•	reviewed our annual reports to our stockholders, our annual reports filed on Form 10-K, our quarterly reports filed on Form 10-Q, and certain of our interim reports to our stockholders;

•	examined certain of our internal financial and operating information, as prepared and furnished by our management;

•	analyzed the schedule of transferred assets and the revenue and cash flows generated by such assets, as well as the projected revenue and cash flows, as prepared and provided by our management;

•
held discussions with certain members of our management concerning, among other things, the information provided to Atlas Capital Services, our current business operations, financial condition, and future prospects of our company;

•	discussed with our management our assessment of the rationale and the potential benefits of the transaction contemplated by the asset purchase agreement;

•	compared certain aspects of our financial performance to comparable public companies; and

•	performed other analyses as Atlas Capital Services deemed appropriate for purposes of its opinion.

In rendering its opinion, Atlas Capital Services relied on the accuracy and completeness of all financial, accounting, and other information that was publicly available and furnished to it by us without independent verification. Atlas Capital Services has assumed that there has been no significant change in our assets, financial condition, or prospects since the date of our most recent financial statements made available to Atlas Capital Services. With respect to the financial projections prepared by our management, Atlas Capital Services has assumed that such projections were prepared in a reasonable manner and reflect the best available estimates and good faith judgments as to the future performance of our company. Atlas Capital Services did not make or obtain an independent evaluation or appraisal of our assets and liabilities, including pending litigation, nor did it make a physical inspection of any of our properties or assets. Atlas Capital Services is not an expert in regulatory matters and its analysis did not include the governmental, regulatory, or other consents and approvals necessary for the consummation of the asset sale transaction.

Atlas Capital Services’ opinion is based upon the analyses of the foregoing factors and other matters it deemed relevant, such as the general economic, financial, and market conditions that existed as of the date of its report, and any change in such conditions would necessitate a reevaluation of its opinion.

The following represents a brief summary of the material financial analyses Atlas Capital Services presented to our Board of Directors in connection with its opinion. The summary is provided for your convenience but is not a complete description of the analyses underlying the fairness opinion. The complete text of the fairness opinion is attached to this proxy statement as Appendix B, and you are urged to read it in its entirety. Atlas Capital Services did not explicitly assign any relative weights to the various factors of analyses considered. The information summarized in the tables that follow should be read in conjunction with the accompanying text.

Equity Valuation Analysis

Atlas Capital Services determined the value that our stockholders would receive under a pure equity valuation scenario based on the following analysis of our share price and market capitalization:

Period	Share Price	Market Capitalization
Latest Close (to date of opinion)	$0.0030	$543,040
30-Day Average	$0.0038	$625,319
365-Day Average	$0.0064	$1,053,167

If the price of our common stock remains at the levels as of the date of the opinion, the equity valuation of our company would be approximately $1,543,040, which includes one million shares of our preferred stock with a $1 par value. If our stock were to appreciate to the above-noted 365-day average, our equity valuation would be approximately $2,053,167.

Public Company Comparables Analysis

Atlas Capital Services analyzed certain ratios of market capitalization, adjusted for cash and debt, to select historical and forecasted operating results in order to derive valuation multiples appropriate for our company. The five companies deemed by Atlas Capital Services to be comparable to our company were as follows:

•	GeoPharma, Inc.

•	Natural Alternatives International Inc.

•	Nutraceutical International Corp.

•	Natrol, Inc.

•	Reliv International, Inc.

Atlas Capital Services examined certain publicly available financial data of the five publicly traded comparable companies as well as readily available and retrievable financial information available through selected financial databases. Atlas Capital Services then calculated the enterprise value and conducted ratio analysis of these five companies and our company over the last four quarters as follows:

Enterprise value as a ratio of:	Median Multiple	Range of Multiples	Our Company
Revenue	0.880	0.46 - 1.11	1.562
EBITDA (earnings before interest taxes, depreciation & amortization)	9.655	6.215 - 45.568	46.971
Gross Profit	2.142	1.132 - 2.707	2.445

Atlas Capital Services made numerous assumptions with respect to company growth rates and general economic conditions, many of which are beyond its control. Although no company used in this analysis is identical to our company, the acquisition price we would receive as a result of the transaction is within or above the range of valuations as a product of enterprise value and above the median multiples at which the sector trades. However, Atlas Capital Services noted that mathematical analysis, such as determining the median or average, is not in and of itself a meaningful method of using comparable company information.

Discounted Cash Flow Analysis

Atlas Capital Services performed a discounted cash flow analysis to calculate the estimated present value of the unlevered free cash flows that we could generate during fiscal years 2007 through 2009 based on projections provided by our management. Atlas Capital Services calculated the present value of our unlevered cash flows during this period using a discount rate of 15% and an implied terminal value based upon a multiple of 3.7 times projected cash EBITDA in fiscal 2009. The implied terminal values were discounted to an implied present value at November 1, 2007 using discount rates ranging from 15% to 20%, resulting in a net enterprise value for our company of $1.90 million. After subtracting net debt, Atlas Capital Services arrived at an implied equity value of approximately ($2.33) million.

Special Consideration: Current Debt Obligation

In addition to the above-three methods used to determine a meaningful valuation of our company, Atlas Capital Services advised that special consideration must be given to the outstanding long-term debt obligation being assumed by NutraCea pursuant to the terms of the asset purchase agreement. NutraCea holds approximately $4,226,000 of indebtedness of our company. Based on the analysis of Atlas Capital Services, our current cash flow level and accounts receivable balance does not currently provide sufficient outstanding capital to cover our existing debt payment obligations. Without a significant increase in existing cash, either through an increase in existing or new sales channels or an infusion of investment capital, we face the possibility of foreclosure on our assets to cover our outstanding debt obligations. If this were to happen, we could face bankruptcy proceedings to pay existing debt obligations, and our stockholders would not receive any value for their equity stake in our company. However, under the transaction contemplated by the asset purchase agreement, a substantial amount of our existing debt would be assumed and canceled, and we would receive sufficient capital to cover other debt obligations. In addition, our stockholders would remain equity holders in the publicly reporting and listed corporate shell.

The summary set forth above does not purport to be a complete description of the analyses of data underlying Atlas Capital Services’ fairness opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of such methods to the particular circumstances. A fairness opinion should be considered as a whole and is not necessarily susceptible to partial analysis or summary description. Selectively reading portions of the analyses or of the summary set forth above, without considering all analyses and factors, could create an incomplete view of the process underlying the Atlas Capital Services’ opinion. Atlas Capital Services made its determination as to the fairness of the transaction contemplated by the asset purchase agreement on the basis of its professional judgment after considering the results of all such analyses. The conclusions reached were based upon quantitative methods, as well as subjective judgment and qualitative analyses. Atlas Capital Services therefore gives no opinion as to the value or merit of any one or more parts of the analyses on a standalone basis. Taken together, the quantitative and qualitative analyses employed by Atlas Capital Services have led it to the opinion that the transaction contemplated by the asset purchase agreement is fair, from a financial point of view.

Atlas Capital Services has consented to the description of its fairness opinion in this proxy statement and to the inclusion of the full text of its fairness opinion as Appendix B to this proxy statement.

Use of Proceeds and Operations after the Transaction

In the event of the approval of the asset purchase agreement by our stockholders, we plan to discontinue active business operations and explore the possibility of combining with another company or business.

Financing Conditions

The transaction is not conditioned on any financing arrangements.

Interests of Vital Living’s Directors and Executive Officers in the Transaction

In considering the recommendation of our Board of Directors regarding the transaction, you should be aware that members of our management and Board of Directors may be deemed to have interests in the transaction that are different from, or in addition to, the interests of Vital Living stockholders generally. Our Board of Directors was aware of these interests and considered them, among other matters, in approving the asset purchase agreement and the transaction.

Interests Relating to Employment and Service Following the Transaction

We have an employment agreement with Stuart A. Benson, our President and Chief Executive Officer. The employment agreement provides for Mr. Benson to receive annual base compensation of $280,000; a car allowance of $1,200 per month; the right to participate in any group insurance, hospital, medical, dental, accident, disability, pension, retirement, vacation, expense reimbursements, and other plans, programs, or benefits as from time to time be provided to other executive employees of our company; and a reimbursement for premium on disability policies; providing for coverage at a rate equal to 50% of his base salary. We also pay the premiums for two life insurance policies on the life of Mr. Benson, one of which in the face amount of $1.0 million that names our company as beneficiary and one with a face amount of $500,000 naming Mr. Benson’s designee as beneficiary. Entities controlled by Mr. Benson also have outstanding loans to our company of approximately $500,000, which will be repaid following the sale of assets.

Change of Control and Severance Arrangements

Mr. Benson’s employment agreement, provides for him to receive his base salary for a period of 18 months after the sale of assets contemplated by the asset purchase agreement.

Indemnification and Insurance

We have indemnified our directors and officers to the fullest extent provided by Nevada law.

Material U.S. Federal Income Tax Consequences of the Transaction to Vital Living Stockholders

We expect that Vital Living and Doctors For Nutrition, with which Vital Living files a consolidated tax return, will recognize taxable gain for U.S. federal income tax purposes as a result of the transaction. However, we believe that any taxes payable as a result of the asset sale will be offset by our prior operating losses and by losses during the remainder of 2007.

We do not expect that our stockholders will recognize any gain or loss for U.S. federal income tax purposes.

Appraisal Rights

Our stockholders will not experience any change in their rights as a stockholder as a result of the asset purchase agreement and the transaction. Neither Nevada law nor our certificate of incorporation provides for appraisal or other similar rights for dissenting stockholders in connection with the asset sale. Accordingly, our stockholders will have no right to dissent and obtain payment for their shares.

Regulatory Approvals Required for the Transaction

At this time, we do not expect the transaction to be subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated under that Act by the Federal Trade Commission, which prevent some transactions from being completed until required information and materials are furnished to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and the waiting periods are terminated or expire.

THE ASSET PURCHASE AGREEMENT

The following summarizes the material terms of the asset purchase agreement but does not purport to describe all of the terms of the asset purchase agreement. The following summary is qualified in its entirety by reference to the asset purchase agreement, a copy of which is attached as Appendix A to this proxy statement. We urge you to read the full text of the asset purchase agreement.

The Transaction

Subject to the terms of the asset purchase agreement, NutraCea will purchase substantially all of the assets and assume certain liabilities of Vital Living and certain subsidiaries, including Doctors For Nutrition. The transaction will close as soon as possible following the satisfaction or written waiver of the closing conditions set forth in the asset purchase agreement and described more fully below at “Conditions to the Consummation of the Transaction.”

Assets to be Sold

We are selling all of the assets we own or license that are used in the development, marketing, distribution, and sale of food and nutritional products and supplements and nutraceutical products to NutraCea, including, without limitation, the following:

•
equipment, including tangible operating assets, fixtures, furniture, tools, supplies, vehicles, leasehold improvements, machinery, tools, computer hardware, computer software, computer programming, and vehicles;

•	inventory, including merchandise, supplies, raw materials, work in process, packaging, and finished goods;

•	assumed contracts, including any contracts by which we are bound, that are related to or useful in the operation of our business;

•
permits, including easements, franchises, permits, licenses, consents, marketing approvals, authorizations, and certificates of all regulatory, administrative, and other governmental agencies and bodies;

•	goodwill, including customer lists, customer information, supplier and distributor information, and data used in connection with our business;

•	all intellectual property used by us in connection with our business, including copyrights and trademarks;

•
marketing authorizations, including all authorizations, registrations, filings, permits, licenses, franchises, orders, approvals, concessions, consents, and other regulatory approvals issued by a governmental authority;

•	data related to product testing, including all data, information, publications, and other materials embodying or relating to clinical and non-clinical testing of our products;

•	all causes of action related to our right, title, and interest to claims and causes of action relating to the assets to be acquired by NutraCea;

•	other assets, including all other real, personal, tangible, intangible, or mixed assets of our company; and

•	such other assets or categories of assets that we and NutraCea shall mutually agree upon in writing.

For purposes of this proxy statement, the term “Acquired Assets” refers to the assets collectively described in the preceding 11 bullet points.

Liabilities to be Assumed

Pursuant to the asset purchase agreement and upon the closing of the transaction, NutraCea also has agreed to assume, pay, and discharge certain of our liabilities, including the following:

•	distribution agreement between us and Wellness Watchers Global, LLC;

•	agreement between us and David Stenmoe;

•	agreement between us and Michael Schielle;

•	our lease obligation for six months;

•	agreement to pay the respective salaries of two non-executive employees for a maximum of six months;

•	all rights relating to direct response, marketing, products, agreements, or arrangements relating to our business or the Acquired Assets as NutraCea specifically elects to assume; and

•	agreement between us and Full Spectrum Media, Inc.

Transaction Consideration

Pursuant to the asset purchase agreement, at the closing of the transaction, NutraCea will

•	pay us a sum of $1,500,000;

•
cancel indebtedness of our company and our subsidiaries and affiliates held by NutraCea, including, without limitation, an aggregate principal amount of approximately $4,226,000 representing all of our Senior Secured Convertible Notes, and

•	cancel, by delivery to us for redemption for no additional consideration, 1,000,000 shares of our Series D Preferred Stock held by NutraCea.

No Solicitation of Other Offers

The asset purchase agreement provides that from the date of the asset purchase agreement until the closing of the transaction, we may not, and may not allow any of our officers, directors, or representatives, directly or indirectly to do any of the following:

•	solicit, initiate, or encourage the submission of an “Alternative Transaction” (as defined below);

•	engage in any discussions with or furnish any information to any third party with respect to an Alternative Transaction;

•	furnish any non-public information to any third party that has made any proposal with respect to any such Alternative Transaction; or

•	continue to engage in any contacts or negotiations with third parties with respect to any such Alternative Transaction.

In addition, we must immediately notify NutraCea of all inquiries made related to an Alternative Transaction, including information as to the identity of the party making the proposal and the specific terms of such proposal. We must also, as promptly as practicable, advise NutraCea orally and in writing of any acquisition proposal or any request received by us for non-public information that we believe could lead to an acquisition proposal, the material terms of such proposal, and the identity of the party making such request or proposal. We must keep NutraCea informed in all material respects of the status and details of any such request or proposal.

However, our Board of Directors may, prior to obtaining the approval of our stockholders regarding the transaction, withhold, withdraw, amend, or modify its recommendation in favor of the adoption and approval of the asset purchase agreement and transaction contemplated thereby if

•	we receive a “Superior Offer” (as defined below);

•	neither we nor any of our representatives have materially violated the provisions of the asset purchase agreement; and

•
our Board of Directors concludes in good faith, after consultation with outside legal counsel, that, in light of the Superior Offer, the withholding, withdrawal, amendment, or modification of its recommendation in favor of the adoption and approval of the asset purchase agreement with NutraCea and the transaction contemplated thereby is required in order for the Board of Directors to comply with its fiduciary duties to our stockholders.

For purposes of the asset purchase agreement and this proxy statement, the term “Alternative Transaction” means any offer or proposal by a third party related to any of the following:

•	any acquisition or purchase from us or any of our affiliates by any person or group of ten percent or more of the total outstanding voting securities of our company;

•	any tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning ten percent or more of the total outstanding voting securities of our company;

•
any merger, consolidation, business combination, or similar transaction of our company or any of our affiliates with or into another entity pursuant to which our stockholders of our company immediately preceding such transaction hold less than fifty percent of the equity interests in the surviving or resulting entity of such transaction;

•	any sale, lease, exchange, transfer, license, acquisition, or disposition of five percent or more of the Acquired Assets, other than in the ordinary course of business;

•	the acquisition, purchase, or option to purchase any of the business, any portion of the assets, or debt or equity securities of our company;

•	any merger, consolidation, recapitalization, or other business combination of any kind involving our company; or

•	any other transaction that is incompatible with the transaction contemplated by the asset purchase agreement with NutraCea.

For purposes of the asset purchase agreement and this proxy statement, the term “Superior Offer” means an unsolicited, bona fide written offer made by an unrelated third party to consummate any of the following transactions: (1) a merger, consolidation, business combination, recapitalization, or similar transaction involving our company pursuant to which our stockholders preceding such transaction hold less than fifty percent of the equity interest in the surviving, resulting, or acquiring entity of such transaction; (2) a sale or other disposition by us of all or substantially all of the Acquired Assets; or (3) the acquisition by any entity, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing over fifty percent of the voting power of the outstanding shares of our capital stock; in each case, on terms that our Board of Directors determines, in its reasonable judgment after written advice from its financial advisors, to be more favorable to our company from a financial point of view than the terms of the transaction contemplated by the asset purchase agreement with NutraCea. Any such offer will not be considered favorable if any financing required to consummate the transaction by such offer is not committed and is not likely to be obtained on a timely basis, in the judgment of our Board of Directors.

Representations and Warranties

The asset purchase agreement contains representations and warranties made by Vital Living and its subsidiaries, including DFN, to NutraCea, including representations and warranties relating to the following:

•	the organization, standing, power, authority, and other corporate matters of our company;

•	the authorization, execution, delivery, approval, consummation, and enforceability of the asset purchase agreement;

•	our qualification to do business and to sell assets;

•	governmental filings necessary to protect our rights in the intellectual property to be acquired by NutraCea pursuant to the asset purchase agreement;

•
the absence of conflicts or violations under our organizational documents or agreements and any judgment, order, decree, law, statute, regulation or judicial or governmental restriction, and required consents and approvals;

•	the title and condition of our assets;

•	our contracts to be assumed by NutraCea;

•	litigation;

•	tax matters;

•	our financial statements;

•	the documents filed with the SEC and the accuracy of the information contained in those filings;

•	customer deposits;

•	insurance;

•	licenses, permits, and compliance with applicable laws;

•	environmental matters;

•	product liability;

•	product warranty;

•	intellectual property;

•	the absence of certain charges;

•	aggregate value of all our assets and properties;

•	solvency;

•	purchase price of the Acquired Assets;

•	brokers’ and finders’ fees; and

•	disclosures made by us in connection with the asset purchase agreement.

The asset purchase agreement also contains representations and warranties made by NutraCea, including representations and warranties relating to the following:

•	the organization, standing, power, authority, and other corporate matters of NutraCea;

•	the authorization, execution, delivery, approval, consummation, and enforceability of the asset purchase agreement; and

•
the absence of conflicts or violations under NutraCea’s organizational documents, any mortgage, deed of trust, lease, note, shareholders’ agreement, board, indenture, license, permit, trust, custodianship, or other instrument, agreement, or restriction, or any judgment, order, writ, injunction, decree of a governmental authority, and required consents and approvals

Conduct of Vital Living’s Business Prior to the Completion of the Transaction

Until the consummation of the transaction or the termination of asset purchase agreement, we have agreed in the asset purchase agreement that, except as specifically permitted or contemplated by the asset purchase agreement or as requested by NutraCea, we will conduct our business in the normal, usual manner and will use our best efforts to preserve the Acquired Assets and our goodwill with customers and others that may have relationships with us.

In addition, we have agreed that, except as specifically permitted or contemplated by the asset purchase agreement, until the transaction is consummated or the asset purchase agreement is terminated, we will

•
use our best efforts to protect the Acquired Assets, cooperate with NutraCea concerning protection of the intellectual property rights and customer relationships relating to such assets, and take such actions as NutraCea may reasonably request relating to the protection of such assets;

•	effect no transfer, sale, assignment, lease, license, or encumbrance of or on any of the Acquired Assets, other than in the ordinary course of business;

•	engage in no transactions materially inconsistent with our representations and warranties in the asset purchase agreement;

•
use its best efforts to obtain the consent of all third parties necessary for us to consummate the transaction and transfer and assign the Acquired Assets to Nutracea prior to the closing date of the asset purchase agreement;

•	obtain all consents, approvals, and authorizations that are required under any applicable law, rule, or regulation;

•	notify NutraCea promptly upon receipt of any communication or legal process, which commences or threatens litigation against us, our business, or any of the Acquired Assets;

•	provide NutraCea, before or after closing, with any further documents that NutraCea reasonably requests relating to the Acquired Assets, our business, or to carry into effect the transaction;

•	pay any sales, use, or other taxes as a result of the transaction;

•	upon the closing of the transaction, cease use of the intellectual property included in or relating to the Acquired Assets without NutraCea’s prior written consent; and

•
preserve and operate our business in the ordinary course, not enter into any transaction or agreement or take any action out of the ordinary course, or enter into any transaction or commitment involving an expense or capital expenditure by us relating to the Acquired Assets, in excess of $10,000, without NutraCea’s prior written consent, which consent shall not unreasonably be withheld.

Covenants of NutraCea

NutraCea has agreed that, except as specifically permitted or contemplated by the asset purchase agreement, until the transaction is consummated or the asset purchase agreement is terminated, it will

•	use all reasonable efforts to conduct its business in such a manner so as to not be in material breach of the representations and warranties made to us in the asset purchase agreement;

•
notify us upon the receipt of any communication or legal process that commences or threatens litigation relating to the Acquired Assets or the transaction contemplated by the asset purchase agreement; and

•	retain certain identified employees on specified terms for a specified time period.

Other Covenants

Publicity. After the initial public announcement of the execution and delivery of the asset purchase agreement, we and NutraCea will make such public announcements as they individually determine, including any required by law or applicable stock exchange requirements, and will attempt to cooperate and keep each informed concerning the content of any material public announcements concerning the asset purchase agreement and the transaction contemplated thereby. Where reasonably practicable, each party must permit the other party to review such public announcements prior to their distribution.

Access to Information. We will (1) afford NutraCea and its accountants, counsel, and other representatives reasonable access during normal business hours to our personnel as well as to the Acquired Assets and our properties, books, and records for inspection and copying, (2) obtain all information concerning Vital Living’s business and the Acquired Assets as NutraCea may reasonably request, and (3) make available its management employees to consult with NutraCea in matters relating to our business. However, no information or knowledge obtained in any such investigation shall affect or be deemed to modify any representation or warranty contained in the asset purchase agreement or the conditions to our and NutraCea’s obligations to consummate the transaction contemplated by the asset purchase agreement.

Further Assurances. We and NutraCea will from time to time after the closing of the transaction contemplated by the asset purchase agreement, without additional consideration, execute and deliver such further instruments and take such other action as may be reasonably requested by the other party to make effective the transaction, including without limitation the registration or recordation of the transfer of our intellectual property into the name of NutraCea. With respect to all documents, information, and other materials included in the Acquired Assets, in addition to paper and other tangible copies, we shall, upon NutraCea’s request, also provide to NutraCea electronic copies of such documents, information, and other materials to the extent such copies are in our possession and can be obtained through commercially reasonable efforts.

Proxy Statement. As promptly as practicable following the date of the asset purchase agreement, we must prepare a proxy statement at our expense and file it with the SEC. We must also prepare and make any other such filings with the SEC as may be required by federal law. NutraCea must use all commercially reasonable efforts to cooperate and provide information to us in connection with the preparation of such filings, and we must use all commercially reasonable efforts to respond promptly to any comments of the SEC and cause the proxy statement to be mailed to our stockholders at the earliest practicable time. We must also notify NutraCea of any comments or requests for revisions to the proxy statement received from the SEC or any other governmental authority, and each party must provide the other with any such related correspondence. All out of pocket expenses associated with the preparation of the proxy statement shall be borne solely by us. The asset purchase agreement further provides that the proxy statement must include the recommendation of our Board of Directors in favor of the adoption and approval of the asset purchase agreement and the transaction contemplated thereby.

Stockholders Meeting. We have agreed that as soon as reasonably practicable after the date of the asset purchase agreement, we will call and hold a special meeting of stockholders for the purpose of voting upon the asset purchase agreement and the transaction contemplated thereby. The asset purchase agreement further provides that, except as described above in “The Asset Purchase Agreement - No Solicitation of Other Offers,” our Board of Directors must recommend approval and adoption of the asset purchase agreement and transaction contemplated thereby our stockholders and use all commercially reasonable efforts to solicit from our stockholders proxies in favor of the approval and adoption of the asset purchase agreement and the transaction contemplated thereby.

Legal Requirements. Subject to the terms and conditions of the asset purchase agreement, both we and NutraCea have agreed to take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed upon them with respect to the transaction contemplated by the asset purchase agreement, including furnishing all information required in connection with the approvals of or filings with any governmental authority and prompt resolution of any litigation prompted by the asset purchase agreement. Both we and NutraCea agree to promptly cooperate with and furnish information to each other as may become necessary in connection with any requirements imposed upon any of them in connection with the consummation of the transaction.

Third-Party Consents. We must cooperate with NutraCea and use all commercially reasonable efforts to obtain the consents, waivers, and approvals required under any of our agreements, contracts, licensees, or leases included in the Acquired Assets. We must continue such cooperation for at least 90 days after the closing of the transaction.

Covenants. Both we and NutraCea have agreed to cooperate and use their good faith efforts to satisfy the conditions to closing described in the asset purchase agreement, and upon satisfaction of such conditions, to consummate the transaction.

Assignment of Contracts. We must use our best efforts to procure third-party consents to any assignments of contracts included in the Acquired Assets prior to the closing of the transaction contemplated by the asset purchase agreement. If any such consent is not obtained, we must cooperate with NutraCea in any reasonable arrangement designed by NutraCea to provide it with the benefit of any such contract, agreement, commitment, or other asset, including enforcement of any and all rights of our company against the other party arising out of breach or cancellation of such contract.

Conditions to the Consummation of the Transaction

The completion of the transaction is subject to certain customary closing conditions, as described more fully below.

Mutual Closing Conditions

Under the asset purchase agreement, each of the party’s obligations to consummate the transaction are subject to the satisfaction or waiver, at or prior to the closing date of the transaction, of each of the following conditions:

•
the asset purchase agreement and the transaction contemplated thereby must be approved by the holders of a majority of the outstanding shares of our common stock entitled to vote as of the record date fixed for the special meeting;

•	no proceeding relating to the proxy statement or the transaction contemplated by the asset purchase agreement shall have been initiated or threatened in writing by the SEC;

•
no governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order that has the affect of making the transaction contemplated by the asset purchase agreement illegal or otherwise prohibiting the consummation of the transaction; and

•
there must not be any current or pending temporary restraining order, proceeding, injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition that would prevent the consummation of the transaction on the terms in the asset purchase agreement.

Additional Closing Conditions for Vital Living

Under the asset purchase agreement, our obligation to consummate the transaction contemplated by the asset purchase agreement is further subject to the satisfaction or waiver, at or prior to the closing date of the transaction, of the following conditions:

•
NutraCea’s representations and warranties in the asset purchase agreement must be true and correct in all material respects as of the date of the asset purchase agreement and as of the closing date of the transaction contemplated thereby with the same force and effect as if made on and as of the closing date of the transaction;

•
NutraCea must have performed or complied with, in all materials respects, all of its agreements and covenants required to be performed or complied with under the asset purchase agreement on or before the closing date of the transaction;

•
NutraCea must have delivered to us a certificate signed on behalf of NutraCea by a duly authorized officer of NutraCea certifying that, as of the closing date, NutraCea has satisfied the conditions described in the two prior bullet points above; and

•	NutraCea shall have delivered to us the closing payment of $1,500,000 and the 1,000,000 shares of our Series D Preferred Stock held by NutraCea for cancellation.

Additional Closing Conditions for NutraCea

Under the asset purchase agreement, the obligation of NutraCea to consummate the transaction is further subject to the satisfaction or waiver, at or prior to the closing date of the transaction, of the following conditions:

•
our representations and warranties in the asset purchase agreement must be true and correct in all material respects as of the date of the asset purchase agreement as if made on and as of the closing date of the transaction;

•
we must have performed or complied with, in all materials respects, all of its agreements and covenants required to be performed or complied with under the asset purchase agreement on or before the closing date of the transaction;

•
we must have delivered to NutraCea a certificate signed on our behalf by a duly authorized officer certifying that as of the closing date, we have satisfied the conditions described in the two prior bullet points above;

•
we must have executed and delivered all required collateral agreements requested by NutraCea in customary form and substance satisfactory to NutraCea, including (1) a bill of sale; (2) instruments of assignment and assumption; (3) instruments of assignments of patents; (4) instruments of assignments of copyrights; (5) instruments of assignments of trademarks; and (6) such other instruments, certificates, and agreements as NutraCea may reasonably request in order to effectively transfer the Acquired Assets;

•	no material adverse effect, as defined in the asset purchase agreement, relating to our business or the Acquired Assets shall have occurred and be continuing;

•
on the closing date of the transaction, all actions, proceedings, instruments, and documents required by us to effect the transaction and all other related matters contemplated by the asset purchase agreement shall have been completed to the reasonable satisfaction of NutraCea; and

•
if requested by NutraCea, we and our president and chief executive officer, Stuart A. Benson, shall have entered into a customary noncompetition agreement in such form and substance as is reasonably satisfactory to NutraCea.

Termination of the Asset Purchase Agreement

The asset purchase agreement and the transaction contemplated thereby may be terminated at any time prior to completing the transaction, whether before or after adoption and approval of the asset purchase agreement and the transaction by our stockholders, in the following situations:

•	by mutual written agreement of our company and NutraCea;

•	by either Vital Living or NutraCea, if

o
the transaction has not been consummated on or before (1) January 1, 2008 in the event the SEC does not review the preliminary proxy statement or (2) March 31, 2008 in the event the SEC does review the preliminary proxy statement, provided, however, that this right to terminate the asset purchase agreement will not be available to any party whose action or failure to act has been a principal cause or resulted in the failure of the transaction to be consummated by such date and such action or failure to act constitutes a material breach of the asset purchase agreement;

o
there is any order, decree, ruling, or any other action by a governmental authority having the effect of permanently restraining, enjoining, or otherwise prohibiting the transaction, provided that such order, decree or ruling is final and non-appealable; or

o
the requisite vote of our stockholders to approve the asset purchase agreement and transaction is not obtained at the special meeting, provided, however, that we will not have the right to terminate the asset purchase agreement where the failure to obtain approval of its stockholders shall have been caused by an action or failure to act by us that constitutes a material breach of the asset purchase agreement;

•	by Vital Living, if

o
NutraCea has materially breached any of its representations, warranties, covenants, or other agreements in the asset purchase agreement that would give rise to a failure of a condition described in any of the first two bullet points under “The Asset Purchase Agreement - Conditions to the Consummation of the Transaction - Additional Closing Conditions for Vital Living” or if any such representation or warranty becomes untrue; provided however, that we may not terminate the asset purchase agreement for a period of 30 calendar days after delivery of written notice of such breach or failure from us to NutraCea if such breach or failure is curable by NutraCea through commercially reasonable best efforts, so long as NutraCea continues to use its best efforts to cure such breach, and therefore, we may not terminate the asset purchase agreement if the breach or failure is cured during this 30 calendar day period;

•	by NutraCea, if

o
we have materially breached any of our representations, warranties, covenants, or other agreements in the asset purchase agreement that would give rise to a failure of a condition described in any of the first two bullet points under “The Asset Purchase Agreement - Conditions to the Consummation of the Transaction - Additional Closing Conditions for NutraCea” or if any such representation or warranty becomes untrue; provided, however, that NutraCea may not terminate the asset purchase agreement for a period of 30 calendar days after delivery of written notice of such breach or failure from NutraCea to us if such breach or failure is curable by us through commercially reasonable best efforts, so long as we continue to use our best efforts to cure such breach, and therefore, NutraCea may not terminate the asset purchase agreement if the breach or failure is cured during this 30 calendar day period;

o
for any reason, our Board of Directors withdraws, amends, or modifies in a manner adverse to NutraCea its recommendation in favor of the adoption and approval of the asset purchase agreement and transaction contemplated thereby;

o	we fail to include in this proxy statement the recommendation of our Board of Directors in favor of the adoption and approval of the asset purchase agreement and transaction contemplated thereby;

o	our Board of Directors approves or recommends an Alternative Transaction, as defined above under “The Asset Purchase Agreement - No Solicitation of Other Offers”;

o	we enter into any letter of intent or similar document or any agreement, contract, or commitment accepting a proposal for an Alternative Transaction;

o
a tender or exchange offer relating to our securities commences by a person unaffiliated with NutraCea, and we do not send a statement to our stockholders recommending rejection of the offer within ten days after it receives the offer;

o	we breach the asset purchase agreement by failing to provide NutraCea with notice of an Alternative Transaction; or

o	our stockholders do not approve the asset purchase agreement.

For purposes of the asset purchase agreement and this proxy statement, these final seven bullet points are collectively referred to as a “Buyer Triggering Event.”

Effect of Termination

In the event that the asset purchase agreement is terminated, the asset purchase agreement becomes void and of no effect without liability or obligation on the part of any party (including any director, officer, employee, agent, legal or financial advisor, or other representative of such party) to the other party, except that the termination of the asset purchase agreement will not relieve any party from liability for damages resulting from a willful or intentional breach of the agreement. Further, the provisions in the agreement relating to the effect of termination, fees and expenses, governing law, jurisdiction, and waiver of jury trial will survive the termination of the asset purchase agreement.

We and NutraCea have agreed that, subject to the terms of the asset purchase agreement, in the event of the termination of the agreement for any reason, including a termination resulting from a willful or intentional breach of the agreement, we will pay NutraCea a termination fee of $250,000. This termination fee must be paid no later than two business days following the earlier of an Alternative Transaction, as defined above under “The Asset Purchase Agreement - No Solicitation of Other Offers” or a Buyer Triggering Event, as defined in the preceding section of this proxy statement.

Fees and Expenses

Except as otherwise indicated, all costs and expenses incurred in connection with the asset purchase agreement will be paid by the party incurring such cost or expense, whether or not the transaction contemplated by the asset purchase agreement is consummated.

Waiver

Any failure or delay by us or NutraCea to exercise or enforce their rights conferred under the asset purchase agreement shall not be construed or operate as a waiver of such rights, nor shall any single or partial exercise of such right, power, privilege, or further exercise thereof operate to bar the exercise or enforcement of such right.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

As described further in this proxy statement, on September 28, 2007, we entered into an asset purchase agreement with NutraCea, under which NutraCea will purchase substantially all of our assets and assume certain of our liabilities for $1,500,000 in cash, the cancellation of approximately $4,226,000 of indebtedness owed by Vital Living and certain of our affiliates to NutraCea, and the cancellation of our Series D Preferred Stock held by NutraCea.

The unaudited pro forma consolidated balance sheet as of September 30, 2007 gives effect to the asset sale as if it occurred as of that date. The unaudited pro forma consolidated statements of operations give effect to the asset sale as if it occurred at the beginning of the period presented. The unaudited pro forma consolidated financial statements have been derived from, and should be read in conjunction with the company’s historical consolidated financial statements, including the notes thereto, in our Annual Report filed on Form 10-KSB for the year ended December 31, 2006 and Quarterly Report filed on Form 10-QSB for the quarter ended September 30, 2007, attached hereto in Appendix C. The unaudited pro forma consolidated financial statements are not necessarily indicative of the financial position or results of operations that would have been achieved had the transaction described above occurred on the dates indicated or that may be expected to occur in the future as a result of such transaction.

VITAL LIVING, INC. AND SUBSIDIARIES
Pro Forma Consolidated Balance Sheets
As of September 30, 2007

	As Reported	Adjustments		Pro Forma As Adjusted

Assets:
Current assets:
Cash and cash equivalents	$32,000	1,500,000	A	$1,532,000
Accounts receivable, trade; net of allowance for doubtful				0
accounts of $3,000	837,000			837,000
Inventory	53,000			53,000
Prepaid expenses and other current assets	7,000			7,000
Total current assets	929,000	1,500,000		2,429,000

Other assets:
Deferred debt issuance costs, net of accumulated
amortization of $726,000	216,000	(216,000	)B	-
Property and equipment, net	-			-
Goodwill	3,296,000	(3,296,000	)C	-
License agreement, net of accumulated amortization of $112,000	638,000	(638,000	)D	-
Other intangibles, net	11,000	(11,000	)E	-
Total other assets	4,161,000	(4,161,000)		-
Total assets	$5,090,000	(2,661,000)		$2,429,000

Libilities:
Current liabilities:
Accounts payable, trade	$455,000			$455,000
Accrued and other currrent liabilities	574,000			574,000
Due to officer	407,000			407,000
Notes payable	401,000			401,000
Long-term notes payable - current portion	116,000	(116,000	)D	0
Total current liabilities	1,953,000	(116,000)		1,837,000

Long-term debt, net of unamortized debt discount of $577,000	3,649,000	(3,649,000	)B	-
Long-term notes payable, net of current portion	543,000	(543,000	)D	-
Total liabilities	$6,145,000	(4,308,000)		$1,837,000

Stockholders' equity:
Preferred Stock, $0.001 par value, 50,000,000 shares authorized:
Preferred stock, Series D, $0.001 par value, 1,000,000 shares authorized:				-
1,000,000 shares issued and outstanding	1,000	(1,000	)E	-
Common stock, $0.001 par value, 500,000,000 shares authorized:				-
164,983,000 shares issued and 164,559,000 shares outstanding	165,000			165,000
Additional paid-in capital	88,619,000	(999,000	)E	87,620,000
Stock, options, and warrants - unamortized	(609,000)			(609,000)
Treasury stock, 424,000 shares at cost	(72,000)			(72,000)
Accumulated other comprehensive loss	(49,000)			(49,000)
Accumulated deficit	(89,110,000)	2,647,000	F	(86,463,000)
Total stockholders' equity (deficit)	(1,055,000)	1,647,000		592,000
Total liabilities and stockholders' equity	$5,090,000	(2,661,000)		$2,429,000

VITAL LIVING, INC. AND SUBSIDIARIES
Pro Forma Consolidated Statements of Operations
For The Nine Months Ended Septermber 30, 2007

	As reported	Adjustments		Pro Forma as Adjusted

Revenue, net	$2,202,000			$2,202,000
Cost of goods sold	1,099,000			1,099,000
Gross profit	1,103,000			1,103,000

Administrative expenses
Salaries and benefits	598,000			598,000
Professional and consulting fees	187,000			187,000
Selling, general, and administrative	524,000			524,000
Research and development	-			0
Depreciation and amortization	116,000			116,000
Total administrative expenses	1,425,000			1,425,000
Net income (loss) from continuing operations	$(322,000)			$(322,000)

Other income (expense)
Gain on sale of assets	$-	2,647,000	F	$2,647,000
Interest expense, net	(914,000)			(914,000)
Loss on disposal of assets	(14,000)			(14,000)
Net other income (expense)	(928,000)	2,647,000		1,719,000

Net (loss) income available to common stockholders	$(1,250,000)	2,647,000		$1,397,000

Basic (loss) income per share	$(0.01)	0.02		$0.01
Fully diluted (loss) income per share	$(0.01)	0.02		$0.01

Weighted average basic common stock outstanding	164,559,000	164,559,000		164,559,000
Weighted average fully diluted common stock outstanding	164,559,000	164,559,000		164,559,000

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

A.	Represents the net cash received on the sale of our assets to NutraCea of $1,500,000.

B.	Represents the cancellation of long-term debt comprised of our Senior Secured Convertible Notes and the related deferred debt issuance costs.

C.	Represents the elimination of goodwill associated with the assets sold to NutraCea.

D.	Represents the cancellation of notes payable to NutraCea.

E.	Represents the cancellation of the Series D Preferrred Stock held by NutraCea.

F.	Represents the estimated net gain from the asset sale to NutraCea.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock as of October 31, 2007 by (i) each director; (ii) each executive officer; (iii) all of our directors and executive officers as a group; and (iv) each other person who is known by us to beneficially own or to exercise voting or dispositive control over more than 5% of our common stock.

Name and Address of Beneficial Owner (1)	Number of Shares (2)		Percent (2)

Directors and Executive Officers:
Stuart Benson	26,145,792	(3)	15.3%
Michael Cardamone	265,000	(4)	*

All directors and officers as a group (two persons)	26,410,792		15.5%

*	Less than 1%

(1)
Each person named in the table has sole voting and investment power with respect to all common stock beneficially owned by him, subject to applicable community property law, except as otherwise indicated. Each person may be reached at 1289 Clint Moore Road, Boca Raton, Florida 33487.

(2)
The percentages shown are calculated based upon 164,559,000 shares of our common stock outstanding on October 31, 2007. The percentages shown include the shares of common stock that each named stockholder has the right to acquire within 60 days of October 31, 2007. In calculating ownership percentage, all shares of common stock that the named stockholder has the right to acquire upon exercise of stock options within 60 days of October 31, 2007 are deemed to be outstanding for the purpose of computing the percentage of common stock owned by such stockholder, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other stockholder. Percentages may be rounded. Includes, when applicable, shares owned of record by such person's children and spouse and by other related individuals and entities over whose shares of common stock such person has sole or shared voting control or power of disposition.

(3)	Includes 6,000,000 shares of common stock issuable upon exercise of stock options.

(4)	Includes 100,000 shares of common stock issuable upon exercise of stock options.

OTHER MATTERS

As of the date of this proxy statement, our Board of Directors does not know of any matters that will be presented for consideration at the special meeting other than as described in this proxy statement. However, the enclosed proxies will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies as to any other matters that come before the special meeting and are voted upon. The individuals named as proxies intend to vote the proxies in their own discretion as to any other such matters.

WHERE STOCKHOLDERS CAN OBTAIN ADDITIONAL INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other documents with the SEC under the Securities Exchange Act of 1934, as amended. These reports, proxy statements, and other documents contain additional information about our company and will be made available for inspection and copying at our executive offices during regular business hours by any stockholder or a representative of a stockholder as so designated in writing.

Stockholders may read and copy any report, statements, or other information filed by Vital Living at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Vital Living’s SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website located at http://www.sec.gov.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Vital Living since the date of this proxy statement or that the information herein is correct as of any later date.

Stockholders should not rely on information other than that contained or referred to in this proxy statement. We have not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated ________ ___, 2007. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, we will, where relevant and if required by applicable law, update such information through a supplement to this proxy statement to the extent necessary.

Attached to this proxy statement are the following documents concerning the transaction and our company:

A. Asset Purchase Agreement, dated as of September 28, 2007
B. Opinion of Atlas Capital Services, LLC, dated as of October 31, 2007
C. Information about Vital Living, Inc.

We will make available to each stockholder the opportunity to ask questions and receive answers concerning the terms and conditions of the asset purchase agreement and to obtain any additional information in the our possession or which we can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information contained herein.

Copies of other documents relevant to the asset purchase agreement are available for inspection at our offices upon request. Certain of those documents will be supplied to the stockholders upon request and at the stockholder's expense.

Vital Living, Inc.
1289 Clint Moore Road
Boca Raton, Florida 33487
(561) 300-9023

APPENDIX A

ASSET PURCHASE AGREEMENT

The asset purchase agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Vital Living, DFN, or NutraCea. Such information can be found elsewhere in this proxy statement and in the public filings Vital Living and NutraCea make with the SEC, which are available without charge at www.sec.gov.

The asset purchase agreement contains representations and warranties Vital Living, DFN, and NutraCea made to each other. The assertions, embodied in those representations and warranties, are qualified by information in confidential disclosure schedules that Vital Living, DFN, and NutraCea have exchanged in connection with signing the asset purchase agreement. While none of Vital Living, DFN, nor NutraCea believe that the disclosure schedules contain information that the securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies, and creates exceptions to the representations and warranties as characterizations of the actual state of facts, since they are modified by the underlying disclosure schedules. These disclosure schedules contain information that has been included in Vital Living’s prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the asset purchase agreement, which subsequent information may or may not be fully reflected in Vital Living’s public disclosures.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is dated as of September 28, 2007 (the “Agreement Date”), and is entered into by and between NutraCea, Inc., a California corporation having its principal place of business at 5090 N. 40th Street, Suite 400, Phoenix, AZ, 85018 (“Buyer”), Vital Living, Inc., a Nevada corporation with its principal place of business at 1289 Clint Moore Road, Boca Raton, Florida 33487, and those subsidiaries of Vital Living, Inc. whose names are subscribed on the signature page of this Agreement (Vital Living, Inc. and such subsidiaries referred to collectively as “Seller”). Capitalized terms not otherwise defined herein shall have the meanings set forth in Exhibit A attached hereto.

BACKGROUND

A.  Seller develops and markets nutritional supplements and nutraceutical products for distribution, including through healthcare practitioners. Buyer is a health science company that has proprietary intellectual property that processes and converts rice bran into ingredients that have various applications in food products.

B.  Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the assets used by Seller in its business.

C.  As an inducement to Buyer to enter into this Agreement, concurrently herewith certain stockholders of Seller have entered into an agreement with Buyer, in the form separately provided to Seller (a “Voting Agreement”), pursuant to which each such person has agreed, among other things, to vote the shares of capital stock of Seller owned by such person to approve this Agreement and the transactions contemplated hereby.

AGREEMENT

Accordingly, the parties hereby agree as follows:

ARTICLE I.

SALE AND PURCHASE OF ASSETS

SECTION 1.01  Purchase and Sale of Acquired Assets.

(a)  On the terms and subject to the conditions of this Agreement, at the Closing Date Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller all the right, title and interest of Seller in, to and under the Acquired Assets in consideration of the payment by Buyer of the Purchase Price (the “Acquisition”) Seller shall deliver the Acquired Assets free and clear of all Liabilities, and Encumbrances, except as Seller and Buyer may mutually agree in writing.

(b)  Buyer shall not acquire any Excluded Assets and shall not assume or become obligated with respect to any Retained Liabilities, Liabilities related to any Excluded Assets, or any Liabilities of Seller arising out of the conduct of the Business, Seller’s other business or the Acquired Assets before the Closing Date. Buyer shall set forth the Assumed Liabilities on the Schedule 1.01(b) hereto. Effective as of the Closing, Buyer shall assume, pay and discharge when due the Assumed Liabilities.

(c)  Buyer will not assume any liability, responsibility or obligations to any employee of Seller, including without limitation, in connection with compensation or compensation plans, benefit plans, options or equity plans, severance or termination pay, insurance or other employment related costs relating to Seller or its employees or any other Retained Liabilities, and Seller shall indemnify and hold harmless Buyer and its representatives against any and all such Retained Liabilities. Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller:

SECTION 1.02  Closing; Purchase Price.

(a)  Closing. The completion of this Agreement (the “Closing”) shall take place at the offices of Buyer. The Closing shall be scheduled to occur two (2) business days following the satisfaction or written waiver of the last of the closing conditions set forth in Article V, or on such other date as the parties may determine. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b)  Delivery. At the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer the Acquired Assets, Buyer shall pay the Purchase Price to Seller, and the parties shall deliver the agreements, certificates, opinions and other documents required to be delivered pursuant to Article V of this Agreement (the “Collateral Agreements”). If at the Closing Date Buyer does not obtain all rights to one or more items of the Acquired Assets, then the Acquired Assets in question and all income (if any) and other benefits and rights arising therefrom shall be held by Seller in trust for Buyer absolutely until such time as Buyer shall have obtained all rights therein and thereto. Seller hereby grants to Buyer and undertakes as of the Closing to hold upon trust for Buyer the entire interest of Seller in and to any part of the Acquired Assets which cannot be assigned by Seller hereunder together with the entire benefits of such rights including, without limitation, all proceeds, money and other rights and benefits to which the Seller is beneficially or legally entitled in respect of the use of such Acquired Assets; and from and after the Closing, Seller shall promptly pay to Buyer when received all monies received by Seller with respect to any Acquired Asset or any claim or right or any benefit arising thereunder.

(c)  Purchase Price. At the Closing, NutraCea will deliver the purchase price for the Acquired Assets. The purchase price will consist of (i) One Million Five Hundred Thousand Dollars ($1,500,000) (the “Closing Payment”) payable by check or by electronic funds transfer to the bank account in the United States of America designated by Seller in writing, (ii) the cancellation by Buyer of indebtedness of Seller, its Subsidiaries and VTLV LLC and VTLV II LLC (and cancellation of any rights such LLC entities may have relating to Buyer) to Buyer as of the Closing Date, including without limitation all of Seller’s Senior Secured Convertible Notes held by Buyer (the “Notes”), in an aggregate principal amount of approximately $4,226,000, and any right to receive any accrued but unpaid interest under the Notes though the Closing Date, and (iii) the cancellation (by delivery to Seller for redemption for no additional consideration) of 1,000,000 shares of Series D Preferred Stock of Seller held by Buyer (the Notes and such shares referred to collectively as the “Senior Securities” or the “VL Securities”) (collectively, the “Purchase Price”).

(d)  Allocation of Purchase Price. The Purchase Price shall be allocated among the Acquired Assets as reasonably determined by Buyer, in accordance with applicable Treasury Regulations. Except in the event of a subsequent adjustment to the Purchase Price which adjustment shall be reflected in the allocation hereunder in a manner consistent with the Treasury Regulations, neither Seller nor Buyer shall file any return or take a position with any taxing authority that is inconsistent with any allocation pursuant hereto.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF VITAL LIVING

For purposes of the representations and warranties in this Article II, the term “Seller” will mean, as applicable, VL and any Subsidiary that holds any of the Acquired Assets. Seller hereby represents and warrants to Buyer that except as set forth in a disclosure letter separately delivered by Seller to Buyer contemporaneously with the execution and delivery of this Agreement, which identifies the particular Sections of this Agreement to which such disclosure relates (the “Disclosure Letter”), and except as disclosed in Seller’s last filed reports on Form 10-KSB or Form 10-QSB before the date of this Agreement:

SECTION 2.01  Organization. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, with full power and authority to own and operate the Business and to enter into this Agreement, the Collateral Agreements and the other agreements and instruments contemplated hereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller, subject to approval by Seller’s stockholders as contemplated by this Agreement. This Agreement has been duly executed and delivered by Seller and constitutes the valid, binding and enforceable obligation of Seller, except as limited by applicable bankruptcy, insolvency, reorganization,

SECTION 2.02  Power and Authority. Seller is qualified to do business in each jurisdiction where such qualification is required in order to conduct the Business and to sell and transfer the Acquired Assets to Buyer. Seller has the power to enter into and perform its obligations pursuant to this Agreement. Seller’s execution, delivery and performance of this Agreement and all other agreements and instruments executed or to be executed by Seller in connection with or pursuant to this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all requisite action on the part of Seller’s board of directors.

SECTION 2.03  Binding Agreement. This Agreement has been approved by the board of directors of Seller and by all necessary corporate action on the part of Seller, other than approval of the Agreement by the shareholders of Seller. This Agreement and all other agreements and instruments executed or to be executed by Seller in connection with or pursuant to this Agreement and the consummation of the transactions contemplated by this Agreement constitute, or will constitute when executed and delivered, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting creditors’ rights and to general equitable principles.

SECTION 2.04  Government Filings. Seller has made all filings with applicable Governmental Authorities and obtained all assignments (including invention assignments from its employees) necessary to claim and protect its rights in all Intellectual Property included in the Acquired Assets. There is no requirement applicable to Seller or to make any filing with, or to obtain any Permit of, any Governmental Authority as a condition to the lawful performance by Seller of its obligations hereunder.

SECTION 2.05  Absence of Conflicts and Consent Requirements.The execution and delivery of this Agreement by Seller and performance of Seller’s obligations hereunder do not: (a) conflict with or violate Seller’s Articles of Incorporation or Bylaws; (b) violate or, alone or with notice or the passage of time, result in the breach or the termination of, or otherwise give any contracting party the right to terminate or declare a default under, the terms of any written agreement relating to the Business or the Acquired Assets to which Seller is a party or by which any of the Acquired Assets may be bound (other than the requirement to obtain the consent of third parties under those certain Assigned Contracts that are identified in the Disclosure Letter as requiring such consent), or (c) violate any judgment, order, decree, or any law, statute, regulation or other judicial or governmental restriction to which Seller is subject. There is no requirement applicable to Seller or to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Authority as a condition to the lawful performance by Seller and of its obligations hereunder, except for the filing of the definitive Proxy Statement with the SEC.

SECTION 2.06  Title to Assets. The Asset Schedule delivered by Seller to Buyer before the Agreement Date sets forth each item that is included, or required to be included, in the Acquired Assets. Seller has exclusive good and marketable title to the Acquired Assets, in each case free and clear of all Encumbrances, and Seller is not obligated to make payments (in any form, including royalties, milestones and other contingent payments) to third parties for use of any intellectual property rights with respect to the development, manufacture, use, sale, import or commercialization of any of the Products in the ordinary course of the Business as presently conducted or as contemplated to be conducted. There are no Encumbrances on, related to, secured by or outstanding against, or third party interests in, the Acquired Assets, except Encumbrances pursuant to the Notes.

SECTION 2.07  Condition of Assets. The Acquired Assets are all of the assets required for or useful in the operation of Seller’s Business as it is presently conducted by Seller. No Acquired Assets have been disposed of other than sales or use in the ordinary course of business. All tangible assets included in the Acquired Assets are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of Seller), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the Business of Seller.

SECTION 2.08  Assumed Contracts. The contracts or other agreements constituting the Assumed Contracts were entered into in the ordinary course of business and are in full force and effect in accordance with their terms. Seller has provided to Buyer true and complete copies of all Assumed Contracts. Seller is not in default of any Assumed Contract and, to Seller’s Knowledge, each other party to any Assumed Contract is not in default thereof, and no event has occurred which with notice or lapse of time would constitute a breach or default. Subject to obtaining necessary consents or approvals, Seller has all requisite power and authority to assign to Buyer the rights of Seller under all Assumed Contracts. Section 2.08 of the Disclosure Letter lists all agreements pursuant to which the Company has granted any license or other right or interest to any third party with respect to the Acquired Assets or received a license or other right or interest in respect of the Acquired Assets. Except as disclosed on the Disclosure Letter there are no options, rights, licenses or interests of any kind relating to the Acquired Assets.

SECTION 2.09  Litigation. There are no Actions filed or commenced by or before any court, arbitrator or any governmental or administrative agency with respect to the Business or any of the Acquired Assets, and there are no orders, injunctions, awards, judgments or decrees outstanding against, affecting or relating to the Business or any of the Acquired Assets.

SECTION 2.10  No Violation; Consents. Seller is not subject to and is not a party to any mortgage, lien, lease, agreement, contract, instrument, Law, or any other restriction of any kind or character, which (i) materially and adversely affects the Business or financial condition of the Acquired Assets, or (ii) would prevent consummation of the transactions contemplated by this Agreement or would be violated or breached in any material respect by consummation of such transactions, or (iii) would prevent Seller from complying in any material respect with the terms, conditions and provisions of the Agreement, or (iv) would materially and adversely affect the ability of Buyer to operate the Business and Acquired Assets after the Closing on substantially the same basis as theretofore operated by Seller, or (v) except as expressly set forth in the Disclosure Letter, would require the consent of any third party to the transactions contemplated herein.

SECTION 2.11  Taxes. Seller has paid all taxes due or assessed and owed by it with respect to the Business and Acquired Assets being sold hereunder which are due and payable as of the date hereof or which will be due for all periods before the Closing Date, and will duly file all federal, state, local and other returns and pay any taxes which are required to be filed or paid and which are applicable to the period prior to the Closing. Seller shall bear and pay any and all sales, use, personal property, ad valorum and transfer Taxes arising out of the transfer of the Acquired Asset to Buyer hereunder. Buyer is not assuming any tax liabilities arising with respect to the Business and Acquired Assets for any period before the Closing Date.

SECTION 2.12  Financial Statements. The Financial Statements included in the Disclosure Materials and all other financial information provided to Buyer by Seller fairly and accurately represent in all material respects the financial condition and operation of the Business as of the dates stated therein in accordance with generally accepted accounting principles consistently applied. Other than as disclosed on Seller’s Financial Statements, Seller does not have any liabilities or obligations relating to the Business and Acquired Assets of any nature other than commercial liabilities and obligations incurred in the ordinary course of business and consistent with past practice and none of which has or will have a Material Adverse Effect on the Business or the Acquired Assets. The Inventory is merchantable and fit for the purpose for which it was procured or manufactured. No portion of the Inventory is slow-moving, damaged, defective unusable, unsaleable or obsolete.

SECTION 2.13  SEC Reports. Seller has filed all reports required to be filed by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, for the three years preceding the date hereof (or such shorter period as Seller was required by law to file such material) (the foregoing materials, together with the Seller’s Annual Report on Form 10-KSB for the year ended December 31, 2006, and the Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007 and the Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007, and Seller’s definitive Proxy Statement, when filed with the SEC, being collectively referred to herein as the "SEC Reports" and, together with the documents filed as exhibits to Seller's Registration Statement on Form SB-2, as amended, the "Disclosure Materials") on a timely basis or has received a valid extension pursuant to Rule 12b-25 under the Exchange Act of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All material agreements to which Seller is a party or to which the properties or assets of Seller are subject as of the date of the applicable SEC Report have been filed as exhibits to the SEC Reports. The financial statements of Seller included in the SEC Reports (the “Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of Seller and its consolidated subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. Except as disclosed in the Disclosure Materials, since June 30, 2007, (a) there has been no event, occurrence or development that has had or that could reasonably be expected to have or result in a material adverse effect on the assets, business, operations, financial condition, liquidity or prospects of Seller and its Subsidiaries taken as a whole or on the Business or the Acquired Assets ("Material Adverse Effect"), (b) Seller has not incurred any liabilities (contingent or otherwise) other than (x) liabilities incurred in the ordinary course of business consistent with past practice and (y) liabilities not required to be disclosed in filings made with the SEC, (c) Seller has not altered its method of accounting or the identity of its auditors and (d) Seller has not declared or made any payment or distribution of cash or other property to its stockholders or officers or directors (other than in compliance with existing Seller stock option plans) with respect to its capital stock, or purchased, redeemed (or made any agreements to purchase or redeem) any shares of its capital stock.

SECTION 2.14  Customer Deposits. The Disclosure letter contains a true, correct and complete list of all customer deposits and advance payments received by Seller or to be received by Seller before the Closing for products and services to be sold or rendered after the Closing.

SECTION 2.15  Insurance. Seller has maintained and will continue to maintain in force insurance coverage that it reasonably believes is adequate to protect the Business and Acquired Assets through the Closing Date. The Disclosure Letter set forth each policy of insurance applicable to the Business or the Acquired Assets.

SECTION 2.16  Licenses, Permits and Compliance with Law. Seller holds all governmental or regulatory licenses, certificates, permits, franchises, approvals, authorizations, exemptions, registrations and rights (“Permits”) that are necessary to operate the Business as presently operated, and before the Closing Seller will have taken all actions and obtained all consents that are required in order to transfer to Buyer at the Closing all such Permits. There are no violations of any zoning, building, fire or health code or any other statute, ordinance, rule or regulation applicable to the Business or all or any part of the Acquired Assets, and Seller has no Knowledge of any such claim or assertion by a Governmental Authority.

SECTION 2.17  Environmental Matters.

(a)  As used herein, “Environmental Law” means any federal, state or local statutes, laws, regulations, ordinances, guidelines and similar provisions whether or not having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations to a Governmental Authority and all applicable common law or other Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation or otherwise relating to emissions, discharges, releases or threatened releases of any Hazardous Material or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Material.

(b)  No underground storage tanks and no amount of any substance that has been designated by any Governmental Authority or by applicable Law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a “Hazardous Material”), are present, as a result of the actions of Seller or any Affiliate of Seller, or, to Seller’s Knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that Seller at any time owned, operated, occupied or leased. Except as disclosed in the Disclosure Letter, none of the following exists at any property or facility owned or operated by Seller and used in the Business: (a) underground storage tanks; (b) asbestos-containing material in any form or condition; (c) materials or equipment containing polychlorinated biphenyls; or (d) landfills, surface impoundments or other disposal areas.

(c)  (i) Seller has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any Law in effect on or before the Closing, and (ii) Seller has not disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Authority in effect before or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity.

(d)  There are no environmental approvals, permits, licenses, clearances or consents material to and necessary for the conduct of the Business as such activities and businesses are currently being conducted by Seller.

(e)  No material action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to Seller’s Knowledge, no material action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Authority against Seller in a writing delivered to Seller concerning any Hazardous Material or any Hazardous Materials Activity. Seller is not aware of any fact or circumstance which reasonably could be expected to involve Seller or any of the Acquired Assets in any environmental litigation or impose upon Seller any environmental liability. To Seller’s Knowledge, no current or prior owner of any property leased, used, occupied or possessed by Seller has received any notice or other communication (in writing or otherwise), whether from a governmental body, citizens group, employee or otherwise, that alleges that such current or prior owner of any property leased, used, occupied or possessed by Seller and relating to the Business or Acquired Assets has not complied with, or is not in compliance with, any Environmental Law.

(f)  Seller has not received any notice, report or other information regarding any Liability, including any investigatory, remedial or corrective obligations, relating to the Business or relating to the facilities used in the Business which are owned or leased by Seller and arising under Environmental Laws.

(g)  Except as disclosed in the Disclosure Letter, with respect to the Business or at facilities used in the Business, Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including any hazardous substance, owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or could give rise to liabilities of Seller, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to CERCLA or the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental Law. To the Knowledge of Seller, no facts, events or conditions relating to the past or present facilities, properties or operations of Seller will prevent, hinder or limit continued compliance with Environmental Laws, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental Laws, or give rise to any other liabilities pursuant to Environmental Laws, including any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

(h)  To the Knowledge of Seller, neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of any Governmental Authority or third party.

(i)  With regard to the Business, Seller has not, either expressly or by operation of law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other person or entity relating to Environmental Law.

SECTION 2.18  Product Liability. Except as disclosed in the Disclosure Letter, there are no actions, suits, inquiries, proceedings or investigations by or before any Governmental Authority pending or, to the knowledge of Seller, threatened, against or involving Seller relating to any product alleged to have been sold by or through Seller and alleged to have been defective or improperly designed, manufactured or labeled.

SECTION 2.19  Product Warranty. Each product included in the Acquired Assets sold, leased, or delivered by Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, and Seller has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) for replacement or repair thereof or other damages in connection therewith. No product included in the Acquired Assets sold, leased, or delivered by Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. The Disclosure Letter includes copies of the standard terms and conditions of sale by Seller (containing applicable guaranty, warranty, and indemnity provisions).

SECTION 2.20  Intellectual Property.

(a)  The Disclosure Letter contains a complete and accurate list of all Seller registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Seller registered Intellectual Property has been issued or registered and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Seller registered Intellectual Property.

(b)  Except as set forth in of the Disclosure Letter, no Seller Intellectual Property or Product is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Seller, or which may affect the validity, use or enforceability of such Seller Intellectual Property or Products.

(c)  Except as set forth in of the Disclosure Letter, each item of Seller registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Seller registered Intellectual Property have been made and all necessary documents, records and certificates in connection with such Seller registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Seller registered Intellectual Property. There are no actions that must be taken by Seller within sixty (60) days of the Closing Date, including, without limitation, the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Seller Registered Intellectual Property.

(d)  The Seller Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the Business, including, without limitation, the development, manufacture, use, import and sale of Products. Seller is the exclusive owner of all Intellectual Property used in connection with the operation or conduct of the Business, including, without limitation, the sale, distribution or provision of any Products, free and clear of all Encumbrances and has the right to use all such assets without payment to a third party.

(e)  Except as set forth in the Disclosure Letter, (i) no Products or any Intellectual Property incorporated into any Products were developed by or with the assistance of any third party. To the extent that any Intellectual Property has been developed or created independently or jointly by a third party for Seller or is incorporated into any of the Products, Seller has a written agreement with such third party with respect thereto and Seller thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a perpetual, non-terminable license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent necessary to permit Seller’s use, licensing, disposition, distribution and ownership of the Products without limit or restriction in any manner.

(f)  Seller has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was Seller Intellectual Property, to any third party, or permitted Seller’s rights in such Seller Intellectual Property to lapse or enter the public domain.

(g)  The Disclosure Letter contains a complete and accurate list of all contracts, licenses and agreements to which Seller is a party: (i) with respect to Seller Intellectual Property licensed or transferred to any third party; or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to Seller.

(h)  All contracts, licenses and agreements relating to either (i) Seller Intellectual Property or (ii) Intellectual Property of a third party licensed to Seller, are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements or cause the forfeiture, modification or termination or give right of forfeiture, modification or termination of any Seller Intellectual Property or in any way impair the right of Seller to use, sell, license or dispose of or to bring any action for the infringement of any Seller Intellectual Property or portion thereof. Seller is in compliance in all material respects with, and has not materially breached any term of any such contracts, licenses and agreements and, to the Knowledge of Seller, all other parties to such contracts, licenses and agreements are in compliance in all material respects with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, Buyer will be permitted to exercise all of Seller’s rights under such contracts, licenses and agreements to the same extent Seller would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Seller would otherwise be required to pay. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Buyer of any contracts or agreements to which the Seller is a party, will result in (i) Buyer granting to any third party any right to or with respect to any Intellectual Property right owned by, or licensed to, Buyer, (ii) Buyer being bound by, or subject to, any non-compete or other restriction on the operation or scope of Buyer’s business, or (iii) Buyer being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Seller prior to the Closing other than ongoing fees, royalties or payments Seller would otherwise be required to pay prior to the Closing.

(i)  The operation of the Business of Seller as such business currently is conducted or is reasonably contemplated to be conducted, including (i) Seller’s, development, manufacture, distribution, marketing or sale of the Products, and (ii) the Seller’s use of any product, ingredient, device or process, has not, does not and will not infringe or misappropriate the Intellectual Property of any third party, constitute unfair competition or trade practices under the laws of any jurisdiction or violate any license or agreement between Seller and any third party.

(j)  Seller has not received notice from any third party that the operation of the Business of Seller or any act, product or service of Seller, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(k)  Neither the development, manufacture, marketing, license, sale nor use of any product, technology or service included in the Acquired Assets violates or will violate any license or agreement with any third party or infringes or will infringe any intellectual property of any third party. Except as set forth in the Disclosure Letter, there is no pending or, to the Knowledge of Seller threatened (either orally or in writing), claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Seller Intellectual Property nor, to the Knowledge of Seller, is there any valid basis for any such claim, nor has Seller received any notice asserting that any Seller Intellectual Property or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other person, nor is there any basis for any such assertion.

(l)  To the Knowledge of Seller, no person has infringed or is infringing or misappropriating any Seller Intellectual Property.

SECTION 2.21  Assumed Contracts. All Assumed Contracts are in written form. Seller has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not in default in respect of, any of the Assumed Contracts. Each Assumed contract is in full force and effect, unamended except as disclosed to Buyer, and there exists no material default or material event of default or event, occurrence, condition or act, with respect to Seller or to Seller’s knowledge with respect to the other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would become a material default or material event of default under an Assumed Contract. True, correct and complete copies of all Assumed Contracts have been delivered to Buyer.

SECTION 2.22  Absence of Certain Changes. Seller has conducted the Business only in the usual and ordinary course consistent with past practice and there has not been: (i) any damage, destruction, loss or other change in the condition of the Acquired Assets, except for normal wear and tear; (ii) any sale or transfer of any of the Acquired Assets other than in the ordinary course of business; and (iii) any liability incurred by Seller with regard to the Acquired Assets, contingent or otherwise, other than trade accounts, operating expenses, obligations under executory contracts incurred for fair consideration, or taxes accrued with respect to operations during such period, all incurred in the ordinary course of business.

SECTION 2.23  Preferences. The following statements will be, after giving effect to the transactions contemplated hereby, upon each distribution, if any, of any assets or property of Seller to the stockholders of Seller after the Closing, true and correct:

(a) The aggregate value of all assets and properties of Seller, at their respective then present fair saleable values, exceeds the amount of all the debts and Liabilities (including, without limitation, contingent, subordinated, unmatured and unliquidated liabilities) of Seller. In determining the present fair saleable value of Seller’s contingent liabilities (such as litigation, guarantees and pension plan liabilities), Seller has considered such liabilities that could possibly become actual or matured liabilities.

(b) Seller is not insolvent as such term is used in Section 548 of the Bankruptcy Code and any applicable fraudulent transfer or fraudulent conveyance laws, statutes, rules or regulations applicable to Seller.

(c) The Purchase Price received by Seller in connection with the transactions contemplated hereby constitutes reasonably equivalent consideration for the Purchased Assets.

SECTION 2.24  Brokers, Finders, Etc. Seller has not employed any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

Disclosures. No representation or warranty by Seller in this Agreement, nor any statement, certificate, document, schedule or exhibit hereto furnished or to be furnished by or on behalf of Seller pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, document, schedule, or exhibit delivered by or on behalf of Seller shall be deemed representations and warranties by Seller.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF NUTRACEA

Buyer represents and warrants to Seller, as of the date hereof, as follows:

SECTION 3.01  Organization, Authority, Execution, Delivery and Enforceability. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of California with its principal place of business in Arizona with the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the valid, binding and enforceable obligation of Buyer, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. Buyer is not subject to, or bound by, any provision of: (i) its bylaws and articles of incorporation or similar organizational documents, each as amended through the date of this Agreement, (ii) any mortgage, deed of trust, lease, note, shareholders’ agreement, bond, indenture, license, permit, trust, custodianship, or other instrument, agreement or restriction, or (iii) any judgment, order, writ, injunction or decree of any Governmental Authority that would prevent, or be violated by, or under which there would be a default as a result of, nor is the consent of any person required for, the execution, delivery and performance by Buyer of this Agreement and the obligations contained herein, including without limitation, the purchase of the Acquired Assets. No filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the consummation by Buyer of the transaction contemplated by this Agreement.

SECTION 3.02  No Other Buyer Representations or Warranties. Except for the representations and warranties contained in this Article, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer. Buyer expressly make any representation or warranty concerning the tax consequences of the transaction contemplated by this Letter to Seller or its shareholders.

ARTICLE IV.

COVENANTS

SECTION 4.01  Publicity. Buyer and Seller shall consult with each other and agree before issuing any initial press release or otherwise making any initial public statement with respect to the Acquisition and this Agreement and shall not issue any such press release or make any such public statement prior to such agreement, except as may be required by applicable law, in which case reasonable efforts to consult with the other party hereto shall be made prior to such release or public statement. The parties shall coordinate the timing of the initial public announcement of the execution and delivery of this Agreement. After the initial announcement of the execution of this Agreement, the parties shall make such public announcements as they individually determine including any required by law or applicable stock exchange requirements, and shall attempt to cooperate and keep each informed concerning the content of any material public announcements concerning this Agreement and the Acquisition and, where reasonably practicable, permit the other party to review such public announcements prior to their distribution.

SECTION 4.02  Access to Information; Confidentiality. Seller shall afford the Buyer and its accountants, counsel and other representatives reasonable access during normal business hours to the Acquired Assets and the properties, books, records and personnel of Seller for inspection and copying, to obtain all information concerning the Business and the Acquired Assets, as Buyer may reasonably request, and to consult with management employees of Seller relating to the Business. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby.

SECTION 4.03  Further Assurances. Each of Seller and Buyer shall from time to time after the Closing, without additional consideration, execute and deliver such further instruments and take such other action as may be reasonably requested by the other party to make effective the transactions contemplated by this Agreement including without limitation the registration or recordation of the transfer of the Intellectual Property into the name of Buyer. With respect to all documents, information and other materials included in the Acquired Assets, in addition to paper and other tangible copies, Seller shall, upon Buyer’s request, also provide to Buyer electronic copies of such documents, information and other materials to the extent such copies are in Seller’s possession or can be obtained through commercially reasonable efforts.

SECTION 4.04  Proxy Statement; Other Filings.

(a)  As promptly as practicable after the execution of this Agreement, (i) Seller shall prepare and file with the SEC at its expense a proxy statement (the “Proxy Statement”) to be sent to the stockholders of Seller in connection with the meeting of the stockholders of Seller to consider the approval and adoption of this Agreement and the Acquisition (the “Seller Stockholders’ Meeting”), and shall also prepare and make with the SEC such other filings as may be required under applicable federal law. Buyer shall use all commercially reasonable efforts to cooperate in such preparation and filing and shall provide such information as Seller may reasonably request for inclusion in the Proxy Statement. Seller shall use all commercially reasonable efforts to respond to any comments of the SEC promptly and to resolve any unresolved comments, and to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time. Seller shall notify Buyer promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other Governmental Authority for revisions to the Proxy Statement, and shall supply the other party or parties hereto with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other Governmental Authority, on the other hand, with respect to the Proxy Statement. All out of pocket expenses associated with the preparation of the Proxy Statement incurred by Seller, or by Buyer when acting pursuant to a request made by Seller, including without limitation, any costs associated with a fairness opinion, a proxy solicitation or other professional services provided to Seller, shall be borne solely by Seller. If any such expenses are borne by Buyer, Seller shall reimburse Buyer, in full on demand, as the case may be.

(b)  The Proxy Statement shall also include the recommendation of the Board of Directors of Seller in favor of adoption and approval of this Agreement and the Acquisition.

SECTION 4.05  Meetings of Stockholders. Seller shall take all action necessary in accordance with Nevada Law and its Certificate of Incorporation and Bylaws to convene the Seller Stockholders’ Meeting to be held as promptly as reasonably practicable, for the purpose of voting upon this Agreement and the Acquisition. Seller shall use all commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the Acquisition. The Board of Directors of Seller shall recommend that the stockholders of Seller vote in favor of the adoption and approval of this Agreement and the Acquisition at the Seller Stockholders’ Meeting. In addition, the Proxy Statement shall include a statement to the effect that the Board of Directors of Seller has recommended that the stockholders of Seller vote in favor of approval and adoption of this Agreement and the Acquisition.

SECTION 4.06  No Other Discussions. Buyer will devote substantial time and effort and incur substantial expenses conducting due diligence and preparing the Agreement and other documentation in connection with the Acquisition. Accordingly, to induce Buyer to commit its resources to this effort, from the Agreement Date until the Closing Date (or if earlier) termination of the Agreement (the “Exclusive Period”), Seller will not, directly or indirectly, through any representative or otherwise, and will not allow any officer or director of Seller or any other person on its behalf, to (i) solicit, initiate, or encourage submission of any Alternative Transaction, or (ii) engage in any discussions with or furnish any information with respect to the foregoing to any person or any entity, or furnish any non-public information to any person or entity that has made any proposal with respect to any such Alternative Transaction. In addition, Seller agrees to immediately cease and cause to be terminated any such contacts or negotiations with third parties. Seller shall immediately notify Buyer of all inquiries related to an Alternative Transaction, including information as to the identity of the party making the proposal and the specific terms of such proposal.

SECTION 4.07  Notice of Buyer of Any Seller Acquisition Proposal. During the Exclusive Period, as promptly as practicable and in any event within twenty-four (24) hours, Seller shall advise Buyer orally and in writing of any request received by Seller for non-public information which Seller reasonably believes could lead to a Seller Acquisition Proposal or of any Seller Acquisition Proposal, the material terms and conditions of such request or Seller Acquisition Proposal, and the identity of the person or group making any such request or Seller Acquisition Proposal. Seller shall keep Buyer informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request or Seller Acquisition Proposal.

SECTION 4.08  Superior Offer. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prevent the Board of Directors of Seller, before the stockholders of Seller have approved this Agreement and the Acquisition, from withholding, withdrawing, amending or modifying its recommendation in favor of the adoption and approval of this Agreement and the Acquisition by the stockholders of Seller if (i) a Superior Offer is made to Seller and is not withdrawn, (ii) neither Seller nor any of its representatives shall have violated in any material respect the provisions of this Agreement, and (iii) the Board of Directors of Seller concludes in good faith, after consultation with its outside legal counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Seller comply with its fiduciary obligations to the stockholders of Seller under applicable Law.

SECTION 4.09  Legal Requirements. Each of Buyer and Seller shall take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals of or filings with any Governmental Authority, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon any of them in connection with the consummation of the transactions contemplated by this Agreement.

SECTION 4.10  Third Party Consents. Seller shall cooperate with Buyer and shall use all commercially reasonable efforts to obtain the consents, waivers and approvals required under any of Seller’s agreements, contracts, licenses or leases included in the Acquired Assets. in connection with the consummation of the transactions contemplated by this Agreement and shall continue such cooperation until at least 90 days after the Closing Date.

SECTION 4.11  Covenants. Buyer and Seller will cooperate and use their good faith efforts to satisfy the conditions to closing described below and, upon satisfaction of such conditions, to consummate the transactions contemplated hereby.

SECTION 4.12  Seller Covenants. From the Agreement Date until the Closing, Seller will:

(a)  use its best efforts to protect the Acquired Assets, cooperate with Buyer concerning protection of intellectual property rights and customer relationships relating to the Acquired Assets and take such actions as Buyer may reasonably request relating to protection of such assets, and effect no transfer, sale, assignment, lease, license or Encumbrance of or on any of the Acquired Assets (other than product sales in the ordinary course of Seller’s business);

(b)  engage in no transactions materially inconsistent with its representations and warranties in this Agreement;

(c)  use its best efforts to obtain, before the Closing, the written consent of all third parties necessary for Seller to consummate the Acquisition and to transfer and assign the Acquired Assets to Buyer;

(d)  to obtain all consents, approvals, and authorizations that are required under any applicable law, rule or regulation;

(e)  notify Buyer promptly upon receipt of any communication or legal process which commences or threatens litigation against Seller, its business, or any of the Acquired Assets;

(f)  provide Buyer, whether before or after the Closing, with any further documents that Buyer reasonably requests relating to the Acquired Assets or the Business or to carry into effect the Acquisition;

(g)  pay any sales, use or other taxes as a result of the Acquisition;

(h)  upon the Closing, cease use of the intellectual property included in or relating to the Acquired Assets without Buyer's prior written consent; and

(i)  from the date hereof until the Closing, preserve and operate its business in the ordinary course and will not enter into any transaction or agreement or take any action out of the ordinary course or enter into any transaction or make any commitment involving an expense or capital expenditure by Seller relating to the Acquired Assets, in excess of $10,000, without Buyer’s prior written consent, which consent shall not be unreasonably withheld.

SECTION 4.13  Buyer Covenants. Buyer agrees that from the Agreement Date until the Closing, subject to its rights described herein not to consummate the Agreement, it will:

(a)  use all reasonable efforts to conduct its business in such a manner so as to not be in material breach of the representations and warranties made to Seller herein;

(b)  notify Seller promptly upon receipt of any communication or legal process which commences or threatens litigation relating to the Acquired Assets or the transactions contemplated hereby; and

(c) retain those employees who are identified in Section 4.13 of the Disclosure Letter on the terms set forth therein, for up to the periods of time set forth therein.

SECTION 4.14  Assignment of Contracts. Seller has set forth in the Disclosure Letter all third party consents that are required in order to transfer and assign any of the Assumed Contracts or any other Acquired Asset. To the extent the assignment of any contract, commitment, or other asset to be assigned to Buyer pursuant to the provisions hereof shall require the consent of any other person, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach thereof or give rise to any right of acceleration or termination. Seller shall use best efforts to procure consents to any such assignment prior to Closing. If any such consent is not obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed by Buyer to provide Buyer the benefit of any such contract, agreement, commitment, or other asset, including enforcement of any and all rights of Seller against the other party thereto arising out of breach or cancellation thereof by such party or otherwise.

SECTION 4.15  Business and Goodwill Preservation. Except as otherwise requested by Buyer, and without making any commitments on Buyer’s behalf, Seller shall use its best efforts in the normal course of business to preserve for Buyer the goodwill of the customers of Seller and others having business relations with it. Seller will conduct its business in the normal, usual manner, and will use its best efforts to preserve the Acquired Assets intact. Seller will, at all times from the date hereof until Closing, maintain and keep its property in good repair, working order, and condition; maintain proper business and accounting records; and maintain existing insurance on its properties. Seller and Shareholders shall notify Buyer of any event or transaction of which they become aware prior to Closing that could materially Buyer, Seller or the Acquired Assets in an adverse manner. In addition, Seller shall provide Buyer with a copy of its monthly financial statements covering the Business and Acquired Assets promptly after the close of each month prior to Closing. Seller and Buyer also agree to use commercially reasonable good faith efforts to develop mutually agreeable marketing arrangements to support and enhance product development and sales.

ARTICLE V.

CLOSING CONDITIONS

SECTION 5.01  Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of each party to this Agreement to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or fulfillment, at or before the Closing, of the following conditions:

(a)  Stockholder Approval. This Agreement and the Acquisition shall have been approved by the requisite vote under applicable law by the stockholders of Seller.

(b)  Proxy Statement. No proceeding relating to the Proxy Statement or the transactions contemplated by this Agreement shall have been initiated or threatened in writing by the SEC.

(c)  No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

(d)  No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any proceeding brought by a Governmental Authority seeking any of the foregoing be pending.

SECTION 5.02  Additional Conditions to Obligations of Seller. The obligation of Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or fulfillment, at or before the Closing, of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

(a)  Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

(b)  Agreements and Covenants. Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Buyer on or before to the Closing Date.

(c)  Certificate of Buyer. Seller shall have received a certificate executed by a duly authorized officer of Buyer to the effect that, as of the Closing Date, each of the conditions specified in Sections 5.02(a) and (b) have been satisfied.

(d)  Delivery of Purchase Price. Buyer shall have delivered the Closing Payment and the VL Securities for cancellation.

SECTION 5.03  Additional Conditions to the Obligations of Buyer. The obligations of Buyer to consummate and effect the transactions contemplated by this Agreement shall be subject to the satisfaction or fulfillment, at or before the Closing Date, of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

(a)  Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement, with the same force and effect as if made on and as of the Closing Date.

(b)  Agreements and Covenants. Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Seller on or before to the Closing Date.

(c)  Certificate of Seller. Buyer shall have received a certificate executed by a duly authorized officer of Seller to the effect that, as of the Closing Date, each of the conditions specified in Sections 5.03(a) and (b) have been satisfied.

(d)  Collateral Agreements. Seller shall have executed and delivered the Collateral Agreements, including without limitation, the following documents requested by Buyer, in each case in customary form and substance reasonably satisfactory to Buyer: (i) a bill of sale, in customary form and substance reasonably satisfactory to Buyer; (ii) instruments of assignment and assumption; (iii) instruments of assignment of patents; (iv) instruments of assignment of copyrights; (v) instruments of assignments of trademarks; and (vi) such other instruments, certificates and agreements as Buyer may reasonably request in order to effectively transfer to Buyer all of the Acquired Assets.

(e)  Material Adverse Effect. No Material Adverse Effect relating to the Business or relating to the Acquired Assets shall have occurred and be continuing.

(f)  Proceedings Satisfactory. On the Closing Date, all actions, proceedings, instruments and documents required by Seller to effect the Acquisition and all other related matters shall have been completed to the reasonable satisfaction of Buyer.

(g)  Noncompetition Agreement. If requested by Buyer, Seller and Stuart A. Benson shall have entered into a customary Noncompetition Agreement in such form and substance as is reasonably satisfactory to Buyer.

ARTICLE VI.

TERMINATION, AMENDMENT AND WAIVER, TERMINATION FEE

SECTION 6.01  Termination. This Agreement may be terminated at any time before the Closing Date, whether before or after adoption and approval of this Agreement and approval of the Agreement by the stockholders of Seller:

(a)  by mutual written consent duly authorized by the Boards of Directors of Buyer and Seller;

(b)  by either Seller or Buyer if the Acquisition shall not have been consummated by (i) if the SEC does not review the preliminary Proxy Statement, January 31, 2008, and (ii) if the SEC does review the preliminary Proxy Statement, March 31, 2008, provided, however, that the right to terminate this Agreement pursuant to this Section 6.01(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Acquisition to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

(c)  by either Seller or Buyer if a Governmental Authority shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, which order, decree or ruling is final and nonappealable;

(d)  by either Seller or Buyer if the required approvals of the stockholders of Seller contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement pursuant to this Section 6.01(d) shall not be available to Seller where the failure to obtain approval of Seller’s stockholders shall have been caused by the action or failure to act of Seller and such action or failure to act constitutes a material breach of this Agreement;

(e)  by Seller, upon a material breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue in any material respect, in either case such that the conditions set forth in Section 5.02(a) or 5.02(b) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, however, that if such inaccuracy in the representations and warranties of Buyer or breach by Buyer is curable by Buyer through the exercise of its commercially reasonable best efforts, then Seller may not terminate this Agreement pursuant to this Section 6.01(e) for thirty (30) calendar days after delivery of written notice from Seller to Buyer of such breach, provided that Buyer continues to exercise its best efforts to cure such breach (it being understood that Seller may not terminate this Agreement pursuant to this Section 6.01(e) if such breach by Buyer is cured during such thirty (30) calendar day period);

(f)  by Buyer, upon a material breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue in any material respect, in either case such that the conditions set forth in Section 5.03(a) or 5.03(b) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, however, that if such inaccuracy in Seller’s representations and warranties or breach by Seller is curable by Seller through the exercise of its commercially reasonable best efforts, then Buyer may not terminate this Agreement pursuant to this Section 6.01(f) for thirty (30) days after delivery of written notice from Buyer to Seller of such breach, provided Seller continues to exercise its best efforts to cure such breach (it being understood that Buyer may not terminate this Agreement pursuant to this Section 6.01(f) if such breach by Seller is cured during such thirty (30) calendar day period);

(g)  by Buyer if a Buyer Triggering Event shall have occurred.

SECTION 6.02  Fees and Expenses; Termination Payment.

(a)  General. Except as set forth in this Section 6.02, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Acquisition is consummated.

(b)  Termination Payment. If this Agreement is terminated, this Agreement (other than as set forth below in this Section 6.02(b) and in Article VIII) shall become void and of no effect with no liability or obligation on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisers or other representatives); provided however except as otherwise provided herein, no such termination shall relieve any party hereto of any liability for damages resulting from any willful or intentional breach of this Agreement and for the following payments:

(i)
Notwithstanding any limitation on payments due from Seller to Buyer contained in this Agreement, Seller hereby agrees to and shall, pay to Buyer or its order in the circumstances set forth in Section 6.02(b)(ii) below a termination fee, which will be fully earned, of $250,000 (“Termination Fee”), payable by wire transfer of same day funds.

(ii)
The Termination Fee shall be paid by Seller to Buyer or its order no later than two (2) business days after the first to occur of (x) a Seller Acquisition Transaction and (y) the occurrence of a Buyer Triggering Event.

(iii)	All other amounts payable under clause (i) of this paragraph shall be paid by Seller to Buyer or its order within two (2) business days after demand.

ARTICLE VII.

SURVIVAL

SECTION 7.01  Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of Buyer and Seller shall expire upon the Closing and shall be of no further force or effect.

ARTICLE VIII.

MISCELLANEOUS

SECTION 8.01  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally, three (3) business after deposit in the mails if sent if mailed by registered or certified mail (return receipt requested), or one (1) business day after deposit with a reputable overnight express courier (charges prepaid) or transmitted by facsimile (with confirmation of transmittal), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Seller, to:

Vital Living, Inc.
1289 Clint Moore Rd.
Boca Raton, FL 33487
Attention: Chief Executive Officer
Telephone: (602) 952-9909
Facsimile: (602) 952-6907

with a copy to:

Greenberg Traurig
2375 East Camelback Road, Suite 700
Phoenix, AZ 85016
Telephone: (602) 445-8000
Facsimile: (602) 445-8100
Attention: Robert S. Kant, Esq.

if to Buyer:

NutraCea
5090 N. 40th Street, Suite 400
Phoenix, AZ 85018
Telephone: (602) 522-3000
Facsimile: (602) 522-3001

with a copy to:

Weintraub Genshlea Chediak
400 Capitol Mall, 11th Floor,
Sacramento, CA 95814
Telephone: (916) 558-6000
Facsimile: (916) 446-1611
Attention: Christopher V. Chediak, Esq.

SECTION 8.02  Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 8.03  Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

SECTION 8.04  Entire Agreement. This Agreement along with the Exhibits contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

SECTION 8.05  Fees and Expenses. Unless otherwise specifically provided herein regardless of whether or not the transactions contemplated by this Agreement are consummated, each party shall bear its own fees and expenses incurred in connection with the transactions contemplated by this Agreement.

SECTION 8.06  Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, exclusive of its choice-of-law rules. In any action between the parties arising out of or relating to this Agreement, any Collateral Agreement or any of the transactions contemplated hereby or thereby: (a) each of the parties consents to the non-exclusive jurisdiction and venue of Arizona state courts and the United States District Court for the judicial district in which Phoenix, Arizona is located; (b) if any such action is commenced in any state court, then, subject to applicable law and rules of civil procedure, no party shall object to the removal of such action to any federal court located in the relevant Federal District; (c) each party irrevocably waives the right to trial by jury.

SECTION 8.07  Dispute Resolution. The parties agree that the exclusive means for resolving any dispute arising out of or relating to this Letter shall be binding arbitration to be held in Phoenix, Arizona, pursuant to the Commercial Arbitration Rules of the American Arbitration Association. If the parties cannot agree on a single arbitrator, then each party shall select one arbitrator, and the two arbitrators so selected shall appoint the third arbitrator. The parties shall each pay one-half of the costs of the arbitrators. The arbitration shall be resolved as soon as reasonably possible.

SECTION 8.08  Successors and Assigns; Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, their successors and permitted assigns (for the avoidance of doubt Buyer shall be free to assign this agreement to any of its Affiliates without the need for consent but this Agreement shall not be assigned by Seller without Buyer’s prior written consent), and notwithstanding any provision of this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons who is not a party to this Agreement any right, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 8.09  Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefore of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

SECTION 8.10  No Waiver. No failure or delay by either party to exercise or enforce any rights conferred on it by this Agreement shall be construed or operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege or further exercise thereof operate so as to bar the exercise or enforcement thereof at any time or times.

SECTION 8.11 Bulk Transfer Laws. Seller shall indemnify and hold Buyer harmless from and against any and all Losses incurred by Buyer in respect of Seller’s compliance or noncompliance with any bulk transfer or similar laws applicable to the transactions contemplated by this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.

NUTRACEA, INC.

By:	/s/ Bradley Edson
Name: Bradley Edson Title: CEO

VITAL LIVING, INC.

By:	/s/ Stuart Benson
Name: Stuart Benson Title: President and Chief Executive Officer

SUBSIDIARY

Subsidiary Name:	Doctors for Nutrition, Inc.

By:	/s/ Stuart Benson
Name: Stuart Benson Title: President and Chief Executive Officer

EXHIBIT A

DEFINITIONS

“Action” or “Actions” means any claim, suit, proceeding, arbitration, inquiry or investigation pending or brought by any Governmental Authority.

“Acquired Assets” means all of the assets owned or licensed by Seller (including subsidiaries) that are useful or that may be used in conducting the Business, including without limitation:

(i)  Equipment. Such items of tangible operating assets relating to the Business or the other Acquired Assets, including equipment, fixtures, furniture, equipment, computers, software, tools, supplier, vehicles and leasehold improvements, machinery, tools, computer hardware and software, computer programming, vehicles, furniture, fixtures and similar tangible personal property employed by Seller in the conduct of the Business as the same may exist at the Closing, as are described in the Schedule of Acquired Assets separately delivered by Seller to Buyer before the Agreement Date (the “Asset Schedule”), and any other assets of like character used in the operation of the Business added or substituted prior to the Closing with Buyer’s written consent (all of such property being hereinafter sometimes referred to as the "Equipment");

(ii)  Inventory. Such items, if any, of merchandise, supplies, raw materials, work in process, packaging, finished goods and other inventories of the Business as of the close of business immediately before the Closing Date, as are set forth on the Asset Schedule (all of such properties being hereinafter sometimes referred to as the "Inventory");

(iii)  Assumed Contracts. Any Contracts (whether or not in writing) of Seller or by which Seller or any of the Acquired Assets are bound, that are related to, or are necessary to or useful in the operation of the Business, including without limitation distribution or similar agreements relating to any of the Products, and non-disclosure, confidentiality and inventions assignment agreements or contracts (or portions of agreements that contain such provisions) with all former and current employees and consultants of Seller, to the extent related to the Acquired Assets, all as set forth on the Asset Schedule (collectively “Assumed Contracts”), any claims, rights and causes of action of Seller against third parties related to the Business, and all rights and interest of Seller in, to and under the Assumed Contracts;

(iv)  Permits. All easements, franchises, permits, licenses, consents, marketing approvals, authorizations, and certificates of all regulatory, administrative, and other governmental agencies and bodies issued to or held by Seller and which relate to the operation of the Business or products sold as part of the Business, including without limitation those listed on the Asset Schedule (“Permits”); provided, that any Permits that are not transferable shall be so identified on the Asset Schedule and shall not be included in the Assets transferred to Buyer;

(v)  Goodwill. The goodwill associated with the Business and books, records, general files, papers, documents and information of the Business or relating to the Business, including without limitation all customer lists, customer information, supplier and distributor information, and data used in connection with the Business; the exclusive right of Buyer to represent itself as carrying on the Business previously conducted by Seller, and all rights in and title to the trade names of the Business (and any related web sites) (including without limitation and ) and any and all trade or service marks, patents, copyrights and other Intellectual Property, regardless of whether protected with formal patents, trademarks or the like, customer and supplier lists, telephone numbers, plans (including engineering plans and drawings), processes, technical know-how, research and development data and the like used in the Business, manuals, documents, all computer hardware and software relating to the Business, including systems supporting documentation and program code, all books and records of every kind or nature whatsoever regarding the Business, and all other assets, rights and properties, operations and business of Seller, of every kind, nature, character, description, tangible and intangible, real, personal and mixed, that are owned by Seller and used in the Business;

(vi)  Products, Intellectual Property. All proprietary and intellectual property rights of Seller embodied in or associated with the products listed on the Asset Schedule (the “Products”) or the Business and including all right, title and interest and to any and all additional formulations, including without limitation:

A) All intellectual property of Seller used in the Business, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof and rights to protection of interests therein; and all intellectual property rights embodied or disclosed in all inventions, patents, patent applications and rights to file patent applications owned or controlled, directly or indirectly, by Seller relating to the Business, together with all ancillary rights thereto, including the right to sue for damages by reason of past infringement of any such rights including (i) the patents and patent applications listed on the Asset Schedule, (ii) any patent application(s) filed as a continuation, division, or continuation-in-part of the patent application(s) described in clause (i), patents issuing therefrom and reissues, reexaminations and extensions of such patents, (iii) any patent application(s) filed in respect of the inventions that are the subject of the invention disclosures described in clause (C) and (iv) any foreign counterpart to the patent(s) and patent application(s) described in clauses (i)-(iii) (including divisions, continuations, confirmations, additions, renewals or continuations-in-part of such patent applications), patents issuing therefrom and extensions thereof) (collectively, the “Patents”); and all Internet domain names, Internet and World Wide Web URLs or addresses, and related rights, related to the Acquired Assets or otherwise used in the Business;

B) all know-how, information, techniques, methodologies, modifications, improvements, works of authorship, procedures, processes, designs and data (whether or not protectable under patent, copyright, trade secrecy or similar laws) that: (i) are conceived, discovered, developed, created or reduced to practice or tangible medium of expression by Seller or any of Seller’s employees or consultants or are developed or acquired (by ownership or by license) for use in the Business at any time prior to the Closing Date and (ii) relate to or are used or useful in the design, formulation, development, delivery, manufacture, testing or use of any of the Products or relating to the Business, together with all ancillary rights thereto, including the right to sue for damages by reason of past infringement or misappropriation of any such rights (collectively, the “Information”);

C) all notebooks, records and other media embodying the Information, including, without limitation, those relating to each Product, any and all additional formulations for each Product, therapeutic and medicinal uses for each Product and all regulatory files (including correspondence with regulatory authorities) for each Product, assays, test methods, batch records, analytical methods any master files and studies in relation thereto for each Product, all prior versions of the Information and all other data, information and know-how, that has been developed by or for Seller and is necessary or useful to manufacture Products;

(vii)  Copyrights. All copyrights relating to the Products or the Business (including without limitation relating to the book The 7 Habits of Healthy Living);

(viii)  Trademarks. The GreensFIRST, Red Alert, Red Fiber Plus, Herbal Cleanse, Alka Fizz, Dream Protein, Complete Essentials, ReliefFIRST, ReliefFIRST Cream, Healthy Living Kit, Meal Replacement Kit, Wellness Watchers International, Healthy Living Program, Doctors For Living, and any other mark relating to any product or service that Buyer may designate and that is included in the Business, and all trademark and service mark registrations for such marks, together with the goodwill of the business associated with such marks and all other rights appurtenant to such marks including, without limitation the registrations and applications listed on the Asset Schedule (collectively, the “Trademarks”);

(ix)  Marketing Authorizations. all authorizations, registrations, filings, permits, licenses, franchises, orders, approvals, concessions, consents and other regulatory approvals issued by any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority, including, without limitation, the U.S. Food and Drug Administration, to Seller or otherwise controlled by Seller (or any Affiliates) as required for (a) the importation, marketing, promotion, pricing and sale of products relating to the Business or (b) a purchaser of such products relating to the Business to seek reimbursement from private or public health insurance organizations, as well as all related regulatory filings (including all related correspondence)(collectively, the “Marketing Authorizations”);

(x)  Data Relating to Product Testing. all data, information, publications and other materials of Seller embodying or relating to the clinical and non-clinical (including but not limited to in vitro and animal) testing of products relating to the Business performed by or on behalf of Seller and field experience with products relating to the Business that is necessary or useful for making regulatory filings for, or marketing of, such products;

(xi)  Causes of Action. all of Seller’s right, title and interest to claims and causes of action relating to the Acquired Assets;

(xii)  Other Assets. All other assets of Seller employed in the conduct of the Business, whether real, personal, tangible, intangible or mixed and whether or not reflected in the Financial Statements or in the books or records of Seller, as may be set forth on the Asset Schedule, including all books, records and files (including, to the extent permitted by law or if authorized by the effected employees, all personnel files), rights under executory contracts and purchase and sale orders to be assumed by Buyer hereunder (including all written contracts, orders and arrangements between Seller and third parties existing at the Closing Date for the supply of goods and services for use in the Business), any prepaid expenses to the extent properly assignable to Buyer and relating to periods subsequent to the Closing Date, permits and licenses to the extent transferable under law and all agreements for the lease of equipment, vehicles and office furniture listed in the Asset Schedule.

(xiii)  Other Mutually Agreed-Upon Assets. Such other assets or categories of assets as Buyer and Seller shall mutually agree in writing.

“Affiliate” means, with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person. For purposes of this definition, the term “control” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person, whether through ownership of voting securities or otherwise.

“Alternative Transaction” means proposals or offers from any corporation, partnership, persons or group relating to any Seller Acquisition Proposal or any acquisition, purchase or option to purchase any of the business, any portion of the assets, or debt or equity securities of Seller, or any merger, consolidation, recapitalization or other business combination of any kind involving Seller, or any other transaction that is incompatible with the Acquisition.

“Assumed Liabilities” means those Liabilities of Seller that Buyer expressly agrees to assume as part of the Acquisition, including (i) direct obligations arising after the Closing Date (and not related to actions or omissions of Seller before the Closing Date) pursuant to the Assumed Contracts, and (ii), such other Liabilities as Buyer may set forth on Schedule 1.01(b) hereto.

“Business” means the business of Seller (including both Vital Living, Inc. and the Subsidiaries) concerning the development, marketing distribution and sale of food and nutritional products and nutritional supplements and nutraceuticals products.

“Buyer Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of Seller shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Buyer its recommendation in favor of the adoption and approval of this Agreement and the Acquisition; (ii) Seller shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of Seller in favor of the adoption and approval of this Agreement and the Acquisition; (iii) the Board of Directors of Seller shall have approved or recommended any Seller Acquisition Proposal; (iv) Seller shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Seller Acquisition Proposal; (v) a tender or exchange offer relating to securities of Seller shall have been commenced by a person unaffiliated with Buyer, and Seller shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement that Seller recommends rejection of such tender or exchange offer; or (vi) Seller shall have breached in any material respect the terms of Section 4.07 hereof, or (vii) the stockholders of Seller shall have failed to approve the Agreement.

“Code”  means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, agreements, leases, licenses, commitments, sales and purchase orders, and other arrangements or instruments relating to the Business or any other Acquired Asset, whether written or oral.

“Encumbrance” means any lien (statutory or otherwise), claim, charge, option, security interest, pledge, mortgage, restriction, easement, financing statement or similar encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall mean all assets of Seller other than the Acquired Assets, including any (i) cash and accounts receivable of Seller relating to the Business, (ii) qualifications to transact business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, and other documents relating to the organization, maintenance, and existence of Seller as a corporation, (iii) all directors’ and officers’ insurance policies, and refunds paid or payable in connection with the cancellation or discontinuance of any such insurance policies, (iv) cash and cash equivalents of Seller, (v) raw materials unless specifically listed in the Asset Schedule, and (vi) any other asset relating to the Business that Buyer designates as Excluded Assets before the Closing Date. Excluded Assets also includes all leases of real property, if there are any such leases, to which Seller is a party or is otherwise bound, unless Buyer expressly includes such leases in the Acquired Assets.

“Governmental Authority” means any national, state, or local, legislature, governmental agency, governmental body, administrative agency, court or commission or other governmental authority or instrumentality.

"Governmental Liabilities" shall include all claims, demands, losses, fees, fines, penalties, taxes, interest and other Liabilities owed to any Governmental Authority.

“Indemnifiable Event” means (A) any breach of a covenant or inaccuracy or untruth of a representation or warranty of Seller in this Agreement, (B) taxes, assessments or other governmental charges arising from Seller's business through the Closing Date, (C) any claim alleging liability against Seller or Buyer for any act or omission of Seller or its directors, officers or employees or circumstance relating to Seller's business arising before the Closing Date or the transactions contemplated by the Agreement, (D)  any claim of infringement or violation of the intellectual property rights of a third party or failure of Seller to be the owner of the Acquired Assets without any liens or other Encumbrances or otherwise to have good title to the Acquired Assets, (E) any claim or cause of action alleging liability related to any past agreement with any of Seller's employees or independent contractors or, any agreement between Seller and any third party relating to the Acquired Assets, (F) any claim or cause of action by or on behalf of a creditor of Seller asserting liability against Buyer, as purchaser of the Acquired Assets, or seeking to impose any lien or any other Encumbrance upon any of the Acquired Assets, for obligations of Seller, (G) any noncompliance with any applicable bulk sales or similar laws, (H) any expenses in excess of $5,000 that are incurred by Buyer to obtain consents of third parties to assignment or transfer of the Acquired Assets, (I) any fees, expenses or other payments incurred or owed by Seller to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement, or (J) any Retained Liability.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith, relating to the Business or any Acquired Asset: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world and all Internet domain names, Internet and World Wide Web URLs or addresses, associated with the Business, the Products or other Acquired Assets; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Knowledge” means (i) with respect to Seller, the actual knowledge of any officer of Seller after due inquiry, and (ii) with respect to Buyer, the actual knowledge of any officer of Buyer after due inquiry.

“Law” or “Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, judgment, decree or other requirement of law.

“Liability” or “Liabilities” means any and all debts, liabilities and obligations of any type or nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, including, without limitation, those arising under any Law, Action or governmental order and those arising under any contract, agreement, arrangement, commitment or undertaking.

"Loss" shall mean any liability, injury, damage, expense, cost, fine or penalty resulting from any action, proceeding, demand, assessment, judgment or award (including without limitation costs of investigation, prosecution, defense or settlement), including attorneys fees, costs and expenses related thereto.

“Material Adverse Effect” when used with reference to an entity, the Acquired Assets or the Business means (i) any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity, assets or business and its Subsidiaries, taken as a whole, (ii) the commencement of any voluntary insolvency proceedings involving Seller, or any involuntary insolvency proceeding filed against Seller that is not discharged, dismissed or terminated within sixty (60) days after commencement, (iii) the commencement or initiation of any plan of arrangement with, assignment for the benefit of, or similar agreement with Seller’s creditors whether or not involving any judicial proceedings, or (iv) circumstance, change or event that materially impairs Buyer’s ability to utilize the Acquired Assets in substantially the same manner as Seller before the date of this Agreement (excluding any effect on Buyer’s ability to do so by virtue of facts and circumstances unique to Buyer); provided, however, that in no event shall (i) a decrease in such entity’s stock price by itself constitute a Material Adverse Effect, or (ii) any change, event, violation, inaccuracy, circumstance or effect that results from (A) the public announcement or pendency of the Acquisition and the other transactions contemplated hereby, (B) changes generally affecting the industry in which such entity currently operates or conducts business, or (C) changes generally affecting the United States economy, constitute a Material Adverse Effect.

“Person” means any individual, group, corporation, partnership or other organization or entity (including any Governmental Authority).

“Retained Liabilities” means the following Liabilities of Seller: (a) all Liabilities for any actions or omissions by Seller or any of Seller’s directors, officers or employees, either before or after the Closing Date; (b) all Liabilities relating to any Assumed Contract or any other agreement to which Seller is a party relating to periods before the Closing Date; (c) all Liabilities which are unrelated to the Acquired Assets or the Business to be acquired by Buyer pursuant hereto, including, without limitation, all Liabilities to shareholders of Seller; (d) any trade payable, debt to, or loan or line of credit from, any Person; (e) except as may be separately agreed to in writing by Buyer and Seller, any accrued and unpaid salaries and wages, vacation pay, sick pay, and/or paid time off of any employee, officer, partner, and/or director of Seller, and/or any employee benefit plan accruals of any kind; (f) any Governmental Liability; (g) except as may be separately agreed to in writing by Buyer and Seller, any of Seller's employee plans and agreements and/or any Liability of any kind related thereto; (h) all Liabilities of Seller under this Agreement or any other certificate, instrument or other agreement entered into in connection with the transactions contemplated hereby; (i) all Liabilities of Seller or any successor thereto for any breach of this Agreement by Seller, or any representation or warranty of Seller contained herein; (j) any liability for any and all Taxes relating to the periods before the Closing Date; (k) any liability under any currently pending or past Proceedings; (l) any Liability for personal injury or property damage that relates to the Business occurring on or prior to the Closing Date; (m) any Liability under products liability, strict liability, or express or implied warranty claims relating to services or products sold by Seller; (n) any risk of loss to any of the Acquired Assets on or before the Closing Date; (o) any Liability of Seller for any expenses relating to this Agreement or the transactions contemplated hereby; (p) except as may be separately agreed to in writing by Buyer and Seller, any Liability, responsibility or obligations to any employee of Seller, including without limitation, in connection with employment agreements or employment arrangements, compensation or compensation plans, benefit plans, options or equity plans, severance or termination pay, insurance or other employment related costs relating to Seller or its employees; or (q) any other Liability of Seller arising out of the conduct of Seller's business or the Acquired Assets before the Closing Date.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Subsidiaries” means any corporation, limited liability company, general or limited partnership, joint venture, business trust, unincorporated association or other business enterprise or entity controlled by Seller, directly or indirectly through one or more intermediaries, including without limitation Doctors For Nutrition, Inc.; MAF Bionutritionals, LLC; Nature’s System, Inc.; E-Nutraceuticals, Inc; N-Fat, Inc.; and Wellness Watchers Systems LLC.

“Seller Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Buyer) relating to any Seller Acquisition Transaction.

“Seller Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (A) any acquisition or purchase from Seller or any of its affiliates by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of ten percent (10%) or more in interest of the total outstanding voting securities of Seller, or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) beneficially owning ten percent (10%) or more in interest of the total outstanding voting securities of Seller, or any merger, consolidation, business combination or similar transaction of Seller or any of Seller’s affiliates with or into another entity pursuant to which the stockholders of Seller immediately preceding such transaction hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction; or (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of five percent (5%) or more of the Acquired Assets.

“Superior Offer ” shall mean an unsolicited, bona fide written offer made by an unrelated third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, or similar transaction involving Seller, pursuant to which the stockholders of Seller immediately preceding such transaction hold less than fifty percent (50%) of the equity interest in the surviving, resulting or acquiring entity of such transaction; (ii) a sale or other disposition by Seller of all or substantially all of the Acquired Assets, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Seller), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of Seller, in each of the above cases on terms that the Board of Directors of Seller determines, in its reasonable judgment after written advice from its financial advisors, to be more favorable to the Seller stockholders from a financial point of view than the terms of the transactions contemplated by this Agreement; provided, however, that any such offer shall not be deemed to be a “Superior Offer ” if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the judgment of the Board of Directors of Seller to be obtained by such third party on a timely basis.

“Tax” or “Taxes” means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

“Third Party” means a Person who or which is neither a party nor an Affiliate of a party.

“Treasury Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

(b)  The following terms have the meanings set forth in the Sections set forth below:

Term	Section
Acquired Assets	1.01(a)
Acquisition	1.01
Agreement	Preamble
Agreement Date	Preamble
Asset Schedule	1.01(a)
Assumed Contracts	1.02(a)
Buyer	Preamble
Buyer Triggering Event	6.01(h)
Closing	1.02(a)
Closing Date Closing Payment	1.02(a) 1.2(c)
Collateral Agreements	1.02(b)
Confidentiality Agreement	4.06
Excluded Assets	1.01(b)
Information	1.01(a)
Losses	7.02(a)
Notes	1.02(b)
Proxy Statement	4.04(a)
Purchase Price	1.03(d)
Seller	Preamble
Seller Acquisition Proposal	4.07(b)
Seller Acquisition Transaction	4.07(b)
Seller Stockholders’ Meeting	4.04(a)
Seller Triggering Event	6.01(g)
Senior Securities	1.02(b)

(c)  In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(d)  The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (A) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (B) any reference herein to any Person shall be construed to include the Person’s successors and assigns; (C) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; and (D) all references herein to Articles, Sections, Exhibits or Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement.

APPENDIX B

OPINION OF ATLAS CAPITAL SERVICES, LLC

October 31, 2007

Board of Directors
Vital Living, Inc.
1289 Clint Moore Road
Boca Raton, FL 33487

Gentlemen:

You have requested we render our opinion as to the fairness, from a financial point of view, to the shareholders of Vital Living, Inc. (the “Company” or “Vital Living”) of the consideration (as defined below) to be received by such holders pursuant to the Asset Purchase Agreement (the “Agreement”, the “Transaction”), dated as of September 28, 2007, between NutraCea, and Vital Living. The Agreement provides that Vital Living will sell, convey, assign, transfer and deliver to NutraCea substantially all of the assets and assume certain of the liabilities of the Company for $5,726,000. The terms and conditions of the above-described transaction are more fully detailed in the Agreement.

Atlas Capital Services, LLC (“Atlas”) is a full service investment bank which provides merger and acquisition advisory services. In this capacity we are engaged in the valuation of businesses and their securities. We are familiar with the Company having provided certain investment banking services and having acted as its financial advisor in connection with the Transaction. We have received a fee from Vital Living for rendering this opinion and Vital Living has agreed to indemnify us in connection with potential liabilities that may arise from rendering this opinion.

In connection with our opinion, we have, among other things:

i)	reviewed the terms of the Agreement dated September 28, 2007, furnished to us by Vital Living;

ii)	reviewed Annual Reports to stockholders and Annual Reports on 10-K of the Company and certain interim reports to stockholders and Quarterly Reports on 10-Q for the Company;

iii)	examined certain internal financial and operating information concerning Vital Living, prepared and furnished to us by Vital Living management;

iv)
analyzed the schedule of transferred assets and the revenue and cash flows generated by such assets, as well as the projected revenue and cash flows, which was prepared and provided to us by Vital Living management;

v)
held discussions with certain members of the management of Vital Living concerning among other things, the information provided to us, the current business operations, financial condition and future prospects of the combined company;

v)	discussed with Vital Living management its assessment of the strategic rationale and the potential benefits for the Transaction;

vii)	compared certain aspects of the financial performance of Vital Living to comparable public companies; and

viii)	performed other analyses as we deemed appropriate for the purposes of this opinion.

In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial, accounting and other information that was publicly available or furnished to us by Vital Living, or their respective affiliates. We have assumed that there has been no significant change in the assets, financial condition or prospects of the Company since the date of the most recent financial statements made available to us. We have assumed that the financial projections provided by Vital Living management were prepared in a reasonable manner and reflect the best available estimates and good faith judgments as to the future performance of the Company. In addition, we have not made nor obtained an independent evaluation or appraisal of the assets and liabilities, including pending litigations, of the Company or any of its subsidiaries. Moreover, we have not made a physical inspection of any of the properties or assets of the Company. We are not experts in regulatory matters and our analysis did not include the governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction.

Our opinion is based upon the analyses of the foregoing factors and other matters we deemed relevant such as the general economic, financial and market conditions as they exist today and any change in such conditions would necessitate a reevaluation of this opinion. The opinion expressed herein is solely for the benefit and use of the Board of Directors of Vital Living in connection with its consideration of the Transaction and such opinion should not be construed as a recommendation as to how any holder of Vital Living common stock should vote with respect to the Agreement. This opinion addresses the fairness of the Transaction from a financial perspective but does not address the relative merits of the Transaction or any alternatives to the Transaction.

Based upon and subject to the foregoing and subject to the limitations and assumptions set forth above, we are of the opinion that, as of the date hereof, the Transaction is fair, from a financial point of view to the holders of Vital Living common stock.

Sincerely,

/s/ Atlas Capital Services LLC

ATLAS CAPITAL SERVICES LLC

Analysis
Set forth below is a summary of the material financial analyses performed by Atlas in connection with rendering the opinion that the Transaction described above was fair to the stockholders of Vital Living, from a financial perspective. The following summary should not be considered a complete description of all of the analyses performed by Atlas. Atlas did not explicitly assign any relative weights to the various factors of analyses considered nor does the order of analyses described represent the relative importance or weight given to those analyses by Atlas.

Equity Valuation

In order to determine whether the Transaction was fair, from a financial point of view, we first determined the value shareholders of Vital Living would receive in the form of Vital Living stock under a pure Equity Valuation scenario:

Period	Share Price	Mrkt. Cap
Latest Close	$0.0030	$543,040.00
30 Day Average	$0.0038	$625,318.79
365 Day Average	$0.0064	$1,053,167.48

If the shares of Vital Living were to remain at current levels, the current equity valuation of the Company is at approximately $1,543,040.00, including one million of preferred shares with a one dollar par value. Further, if the stock were to appreciate to the 365-day average, the equity valuation will have valued Vital Living at $2,053,167.48.

Public Company Comparables Analysis

Atlas analyzed, among other things, certain ratios of market capitalization, adjusted for cash and debt, to select historical and forecasted operating results in order to derive valuation multiples appropriate for the Company. The following publicly traded companies were deemed comparable to Vital Living:

•	GeoPharma Inc.
•	Natural Alternatives International Inc.
•	Nutraceutical International Corp.
•	Natrol, Inc.
•	Reliv International, Inc.

For this analysis, Atlas examined publicly available information from SEC filings as well as readily available and retrievable financial information available through one of several financial databases. With respect to available financial data, Atlas calculated:

•
Enterprise value, which is a measure of a company's value and is often used as an alternative to market capitalization. Enterprise Value is calculated as market capitalization, plus debt, plus preferred shares, minus total cash and cash equivalents.

•	Enterprise value as a multiple of the last four reported quarters revenues;

•	Enterprise value as a multiple of last four reported quarters EBITDA;

•	Enterprise value as a multiple of last four reported quarters gross profit.

The results of these analyses are summarized in the following table:

Company	Ticker	Prev. Close	Mkt.	Cap Revenue	Debt	Cash	EBITDA	EPS	PE	Ent. Value
GeoPharma Inc.	GORX	3.820	41.810	52.220	16.770	4.828	1.010	0.087	44.830	45.670
Natural Alternatives International Inc.	NAII	7.710	53.790	97.130	4.580	2.834	5.900	-0.770	N/A	53.150
Nutraceutical International Corp.	NUTR	13.410	149.220	152.340	25.500	5.524	27.240	1.190	11.220	169.650
Natrol, Inc.	NTOL	2.900	41.480	70.310	0.043	8.640	3.280	0.320	9.130	32.180
Reliv International, Inc.	RELV	8.080	126.350	119.710	0.000	5.483	11.800	0.436	18.140	113.930
Vital Living, Inc.	VTLV	0.003	0.543	4.210	5.090	0.057	0.140	-0.005	N/A	6.576

Enterprise Value as a ratio of:	Median Multiple	Range of Multiples	VTLV
Last four quarters Revenue	0.880	0.46- 1.11	1.562
Last four quarters EBITDA	9.655	6.215 - 45.568	46.971
Last four quarters Gross Profit	2.142	1.132- 2.707	2.445

No company used in the foregoing analysis is identical to Vital Living. In evaluating these comparables, Atlas made numerous assumptions with respect to company growth rates and general economic conditions, many of which are beyond the control of Atlas. As indicated in the table, the acquisition price for Vital Living (as a product of cash paid and debt assumed) is within or above the range of valuations as a product of Enterprise Value and above the median multiples at which the sector trades. However, mathematical analysis, such as determining the median or average, is not in and of itself a meaningful method of using comparable company information.

Discounted Cash Flow Analysis

The Discounted Cash Flow ("DCF") methodology attempts to analyze the earning power of a company and the ability of the company to convert this earnings power into cash flow. The premise behind the model is that the intrinsic economic value of an enterprise is derived from the amount and timing of future free cash flows, defined as, internally generated cash flow not required for operations or for reinvestment. While the DCF methodology is widely used, the drawback to the model is its sensitivity to certain assumptions, such as assets and earnings growth rates, terminal values and discount rates. We received projections for fiscal years 2007 through 2009 from Vital Living’s management team. We calculated the present value of Vital Living’s unlevered cash flows for 2007 through 2009 using a discount rate of 15%. We calculated an implied terminal value in the year 2009 based upon a multiple of 3.7x projected cash EBITDA in fiscal year 2009. These implied terminal values were discounted to an implied present value at November 1, 2007, using discount rates ranging from 15% to 20%. We felt that the discount rates used best reflected the risk inherent in Vital Living’s business and management’s projections and the terminal multiples were appropriate given the Company’s anticipated growth rate. Therefore, we calculated a net enterprise value for the Company of $1,897,866. After subtracting out net debt, we arrived at an implied equity value of approximately ($2.33) million.

Special Consideration: Current Debt Obligation

 In addition to the above evaluations considering the three methods of determining a meaningful valuation of Vital Living (Equity Valuation, Public Company Comparables and Discounted Cash Flow Analysis), special consideration must be given to the outstanding long term debt obligation being assumed by NutraCea. NutraCea is the note holder on $4,226,000 of a long term debt obligation. Vital Living’s current cash flow level and accounts receivable balance does not currently provide sufficient outstanding capital to cover existing debt payment obligations. Without a significant increase in existing cash, either through an increase in existing or new sales channels or an infusion of investment capital, Vital Living faces the possibility of a foreclosure on its assets to cover the outstanding debt obligations. If this eventuality were to pass, Vital Living could face bankruptcy proceedings to pay existing debt obligations and Vital Living shareholders would not receive any value for their equity stake in the company. However, under the proposed acquisition, Vital Living will have a substantial amount of its existing debt assumed and canceled and would receive sufficient capital to cover other debt obligations. Additionally, the shareholders would remain equity holders in the publicly reporting and listed corporate shell. This equity position would retain the possibility of value growth in the event the publicly reporting and listed corporate shell merges with an additional private company seeking entry into the public markets. Were this scenario to unfold, current shareholders gain the possible upside of achieving greater value for their equity positions with a new company.

The preparation of a fairness opinion is complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of such methods to the particular circumstances. A fairness opinion should be considered as a whole and is not necessarily susceptible to partial analysis or summary description. Selectively reading portions of the analyses or of the summary set forth above, without considering all analyses and factors, could create an incomplete view of the process underlying the Atlas opinion. Atlas made its determination as to the fairness of the Transaction on the basis of its professional judgment after considering the results of all such analyses. The conclusions reached were based upon quantitative methods, as well as subjective judgment and qualitative analyses. Atlas therefore gives no opinion as to the value or merit of any one or more parts of the analyses on a standalone basis. Taken together, the quantitative and qualitative analyses employed by Atlas have led Atlas to the opinion that the Transaction consideration to be received by shareholders of Vital Living is fair, from a financial point of view.

APPENDIX C

INFORMATION ABOUT VITAL LIVING, INC.

Description of Business

Overview

Our Company

We develop and market nutritional fruit and vegetable supplements, protein supplements, and nutraceutical whole-food products. Our principal products currently are Greensfirst®, Red Alert™, Dream Protein™, Complete Essentials™, and Relief FIRST™. We distribute our products primarily through regional nutritional distributors that market our proprietary products and patient selling system directly to healthcare practitioners who utilize our proprietary selling system to market our products directly to consumers.

Nutritional supplements represent a convenient and cost-effective way for an individual to obtain the nutritional benefits of whole foods. Nutritional supplements are formulated from whole foods and are intended to provide for improved health, reduced risk of diseases, and the delayed onset of age related indicators while resulting in little added caloric and fat intake. Nutritional supplements come in powder, capsule, cracker, and other forms.

Nutraceuticals, consisting of vitamins, minerals, herbs, and supplements, are products that are isolated or purified from foods and generally sold in medicinal forms not usually associated with foods, including tablets, capsules, and drops. Nutraceuticals are intended to have physiological benefits or have the ability to reduce the risk of chronic disease beyond basic nutritional products. We develop and test our nutraceuticals in collaboration with leading medical experts in the nutraceuticals field.

We have designed our products to be incorporated by healthcare practitioners into standard patient routines in which healthcare practitioners recommend and sell our nutritional supplements and nutraceuticals products to their patients. Use of whole-food vitamins, minerals, herbs, and nutritional supplements continues to rise as consumers seek nutritional products to improve general health, increase longevity, and enhance the overall quality of life.

We were incorporated in the state of Nevada on January 22, 2001 under the name Nutritional Systems, Inc. We acquired substantially all of the assets of Vital Living, Inc. effective as of May 7, 2001 and changed our name to Vital Living, Inc. on May 20, 2001. On August 16, 2001, we merged with VCM Technology Limited, a company reporting under the Securities Exchange Act of 1934. Following the merger, we continued as the surviving corporation and commenced reporting under the Exchange Act.

Our executive offices are located at 1289 Clint Moore Road, Boca Raton, Florida 33487, and our telephone number is (561) 300-9023. Our website is located at www.vitalliving.com.

Products

Our current principal products are GreensFIRST®, Red Alert™, Dream Protein™, and Complete Essentials™, and ReliefFIRST®. These products represented nearly all of our revenue during fiscal 2006.

GreensFIRST® is a highly concentrated formulation of fruits and vegetables with natural, organic, whole foods and extracts, produced in a powder for mixing with a variety of liquids. GreensFIRST® supplies natural vitamins, minerals, plant enzymes, antioxidants, phytonutrients, and symbiotic intestinal flora designed to provide for more optimal energy metabolism, fat burning, digestion, detoxification, immunity, repair, recovery, rejuvenation, and vital longevity. GreensFIRST® is currently distributed through more than 8,000 healthcare practitioners throughout the United States.

Red Alert™ is a highly concentrated formulation of fruits and vegetables made with organic and all natural products. Red Alert is a phytonutrient-antioxident energy drink formulated to boost energy with no added stimulants. Red Alert, a gluten-free product,  may also help improve immune function, help support weight management, alkalize and balance pH, and aid in healthy digestion.

Dream Protein™ is a whey protein highly concentrated formula, consisting of proprietary hormone free, ultra-lowtemp™ whey protein isolate. We start with hormone free whey from cows that are "meadow fed" and not given any rBGH or BST hormones. Dream Protein is also made with an Ultra-Low Temp™ process in which the protein is not denatured (damaged) from an extensive heat treatment.

Complete Essentials™ is a ultra pure omega 3-6-9 dietary supplement that contains essential fatty acids derived from organic flaxseed oil, borage seed oil, and deep sea cold water fish oil. Because the human body cannot manufacture essential fatty acids on its own, our unique dietary supplement is a blend of healthy oils designed to satisfy an individual's need for essential fatty acids.

ReliefFIRST™ is a patented dietary supplement for joint health comprised of a proprietary stabilized rice bran derivative, fortified with glucosomines, MSM, and additional herbs which may support joint flexibility and promote healthy joints.

Sales and Marketing

We market our products through the following distribution channels:

•	healthcare practitioners, which includes physicians, condition specialists, chiropractors, nutritionists, trainers, accupuncturists, and naturopathics who promote or prescribe our products; and

•
regional nutritional distributors that market our proprietary products and patient selling system directly to healthcare practitioners who utilize our proprietary selling system to market directly to consumers. We distribute a majority of our products, including GreensFIRST®, Red Alert™, Dream Protein™, and Complete Essentials™, primarily through healthcare practitioners. During both 2005 and 2004, our GreensFIRST® product was primarily responsible for a significant portion of our revenue.

During the third quarter of 2004, we entered a joint venture with Wellness Watchers Systems providing for the development and marketing of the Healthy Living Kit. The Healthy Living Kit creates a Wellness Program, which is a meal replacement designed for all types of metabolisms and blood types. It consists of one scoop of GreensFIRST® and one scoop of Dream Protein™ in eight ounces of water along with one of our Complete Essentials™ Ultra Pure Omega 3-6-9 capsules. Each Healthy Living Kit Wellness Smoothie meal replacement is a balanced, low-calorie, low-glycemic, hypoallergenic, high-antioxidant, nutrient-dense food source. It is created from a combination of potent organic, hormone and pesticide free all-natural foods. The Health Living Kit along with the lifestyle program was created to assist healthcare practitioners in dealing with the proper nutritional balance.

We continue to explore other possibilities to distribute our products nationally and internationally. We may evaluate the regulatory and distribution structures in Europe, Asia, and other international markets to determine the best way to distribute our products in those markets.

Research and Development

Our research and development efforts focus on developing, testing, and substantiating the efficacy of new products in response to what we perceive is a need in the healthcare practitioner distribution channel to complement existing product lines currently available to our customers. Additionally, we continually reformulate existing products in response to literature and market demand.

We believe that flexibility and innovation with respect to new products are crucial factors in remaining competitive in the nutritional supplements and nutraceuticals markets and being able to produce the most effective products, which healthcare practitioners will be willing to prescribe for their patients for specific conditions. By monitoring market trends and avoiding short-lived "fad" products, we attempt to anticipate healthcare practitioners demand for certain product categories. Maintaining flexibility is a key to enabling us to capitalize on emerging sciences relative to nutritional products as well as shifts in consumer needs.

Research and development costs amounted to $151,000 and $72,000 for 2006 and 2005, respectively. Research and development costs incurred from our formation until December 31, 2006 were $2.44 million.

Manufacturing

We utilize independent contract manufacturers to produce all of our products. During the first quarter of 2005, we entered into a one-year contractual arrangement with one of our primary manufacturers. The potential loss of our relationships with our manufacturers or their inability to conduct their manufacturing services for us as anticipated in terms of cost, quality and product delivery could adversely affect our ability to provide cost-effective, high-quality, and timely product delivery to our customers. We depend to a great extent on our manufacturers for the safety, purity, and potency of our products.

Raw Materials and Quality Control

The principal raw materials used in the manufacture of our nutritional supplements and nutraceuticals are natural ingredients purchased from manufacturers and other suppliers in the United States, with certain materials imported from other countries. We purchase a portion of these raw materials directly or through our manufactures and other suppliers. Therefore, with our suppliers and manufacturers, we maintain the responsibility for documenting all certificates of analysis for the materials in accordance with good manufacturing practices ("GMP") and guidelines. All raw materials are sent directly to our manufacturers for milling and other fabrication. We do not have contracts with any of the suppliers of raw materials used in the production of our products.

Historically, we have not experienced difficulties obtaining raw ingredients for our products on customary terms. We believe that the materials used in our products are readily available from numerous sources and that the loss of any of our current suppliers would not adversely affect our operations. There is no assurance, however, that suppliers will continue to provide the raw materials needed by us in the quantities required or on favorable terms. Because we do not control the source of these raw materials, we also are subject to delays caused by interruptions in production of materials based on conditions outside our control. Any significant delay in, or disruption of, the supply of raw materials could harm our business. If supply shortages were to occur and we were unable to meet the demands of our customers, even if for only a short time, the result could be a long-term decrease in the sales of our products. We cannot assure you that, on a long-term basis, an adequate supply of ingredients will be available to us on commercially reasonable terms in order for us to meet the supply obligations to our customers.

Finished products are produced by our manufacturers, which maintain quality control laboratories and testing facilities. Our manufactured products are packaged by and protected by a tamper-resistant outer safety seal. All of this is done by our manufacturers according to current GMP guidelines.

Acquisitions and Strategic Initiatives

We have completed four acquisitions. We discontinued the operations of two of the acquired businesses because the acquisitions did not meet our expectations.

On August 17, 2004, we consummated a joint venture with Wellness Watchers International, Inc., or WWI, and together formed Wellness Watchers Systems, LLC, or WWS. We paid WWI $805,000 for its 50% interest in WWS. The purchase price consisted of 3.0 million shares of our common stock along with a $25,000 cash payment. We and WWI originally owned 50% of WWS. The operating agreement gave us overall operating responsibility. WWS manufactures a proprietary brand of dietary protein powder called Dream Protein™, which is directly marketed to the health practitioners together with our GreensFIRST® product. WWS plans to introduce complementary products that will be marketed as part of WWS' Healthy Living Program®. Part of WWI's contribution to WWS was the exclusive licensing of certain products, client lists and marketing strategies, which included Dream Protein™. WWS has developed a unique marketing strategy that channels products directly to health practitioners. Prior to forming WWS, WWI had no prior operating history. During 2004, WWS had total revenue of $400,000. During February 2005, we acquired 100% interest in WWS by issuing an additional 1.0 million shares of our stock. In conjunction with our acquisition of the remainder of WWS and certain other marketing and operation strategic productivity decisions, during the first quarter of 2005, we have consolidated the operations of WWS into DFN.

Trademarks and Patents

We own numerous trademarks registered with the U.S. Patent and Trademark Office and with agencies in certain other major jurisdictions of the world. Our trademarks include Vital Living®, Vital Living - The Physician Nutraceutical Company® (plus a logo), GreensFIRST®, Dream Protein™, and Complete Essentials™.

Federally registered trademarks have a perpetual life as long as they are renewed on a timely basis and used properly as trademarks, subject to the rights of third parties to seek cancellation of the marks. We believe that our registered and unregistered trademarks, patents, and other proprietary rights are valuable assets and that they have significant value in the marketing of our products. Accordingly, we intend to vigorously protect our intellectual property against infringement.

Competition

Our competitors vary by the nature of the distribution channel. In the healthcare practitioner and regional nutritional distributor channels, we compete with a number of companies selling whole foods and nutritional supplements, including Douglas Labs, Integration Therapeutics, Phyto Pharmacia, Metagenics Standard Process, Allergy Research, and Enzymatic Therapy.

Some of our competitors are substantially larger than we are and have significantly greater financial, technical, marketing, and other resources. We compete primarily based on our ability to be first to market and the desire of healthcare practitioners to have a nutritional line of products to supplement their practices.

Governmental Regulation

The formulation, manufacturing, packaging, labeling, advertising, distribution, and sale of dietary and nutritional supplements, such as those sold by us, are subject to regulation by one or more federal agencies, principally the Food and Drug Administration, or FDA, the Federal Trade Commission, or FTC, and to a lesser extent, the Consumer Product Safety Commission and the U.S. Department of Agriculture. Our activities are also regulated by various governmental agencies for the states and localities in which our products are sold, as well as by governmental agencies in certain countries outside the United States. Among other matters, regulation by the FDA and FTC covers product safety and claims made with respect to a product's ability to provide health-related benefits.

Federal agencies, primarily the FDA and FTC, have a variety of procedures and enforcement remedies available to them, including the following:

•	initiating investigations,

•	issuing warning letters and cease and desist orders,

•	requiring corrective labeling or advertising,

•	requiring consumer redress, such as requiring that a company offer to repurchase products previously sold to consumers,

•	seeking injunctive relief or product seizures,

•	imposing civil penalties, or

•	commencing civil procedures or criminal prosecution.

In addition, certain state agencies have similar authority. These federal and state agencies have in the past used these remedies in regulating participants in the dietary supplements industry, including the imposition by federal agencies of civil penalties in the millions of dollars against industry participants. We cannot assure you that the regulatory environment in which we operate will not change or that such regulatory environment, or any specific action taken against us, will not result in a material adverse effect on our operations. In addition, increased sales of, and publicity about, dietary supplements may result in increased regulatory scrutiny of the dietary supplements industry.

The Dietary Supplement Health and Education Act, or DSHEA, was enacted in 1994, amending the Federal Food, Drug, and Cosmetic Act, or FFD&CA. We believe the DSHEA is generally favorable to consumers and to the dietary supplement industry. DSHEA establishes a statutory class of "dietary supplements," which includes vitamins, minerals, herbs, amino acids, and other dietary ingredients for human use to supplement the diet. Dietary ingredients on the market as of October 15, 1994 do not require the submission by the manufacturer or distributor to the FDA of evidence of a history of use or other evidence of safety establishing that the ingredient will reasonably be expected to be safe, but a dietary ingredient that was not on the market as of October 15, 1994 may need to be the subject of such a submission to FDA at least 75 days before marketing. Among other things, the DSHEA prevents the FDA from regulating dietary ingredients in dietary supplements as "food additives" and allows the use of statements of nutritional support on product labels. The FDA has issued proposed and final regulations in this area and indicates that further guidance and regulations are forthcoming. We cannot assure you that the FDA will accept the evidence of safety for any new dietary ingredient that we may decide to use and the FDA's refusal to accept such evidence could result in regulation of such dietary ingredients as food additives, requiring FDA pre-approval based on newly conducted, costly safety testing. In addition, while the DSHEA authorizes the use of statements of nutritional support or "structure/function claims in the labels and labeling of dietary supplements, the FDA is required to be notified of such statements. We cannot assure you that the FDA will not consider particular labeling statements used by us to be drug claims rather than acceptable statements of nutritional support, thereby necessitating approval of a costly new drug application, or re-labeling to delete such statements. We do believe, however, that we substantially comply with the regulations promulgated under DSHEA with regard to labels and labeling of our dietary supplements.

In November 1998, the FTC announced new advertising guidelines specifically for the dietary supplement industry, entitled "Dietary Supplements: An Advertising Guide for Industry." These guidelines reiterate many of the policies the FTC has previously announced over the years, including requirements for substantiation of claims made in advertising about dietary supplements. We make every effort to ensure we are in compliance with FTC advertising standards.

The FFD&CA also authorizes the FDA to promulgate good manufacturing practices, or GMP, standards for dietary supplements, which require special quality controls for the manufacture, packaging, storage, and distribution of supplements. The final version of FDA's GMP regulation has not been published. We believe however, that we will be in substantial compliance with the regulations once they are issued. We contractually require that any independent third party manufacturers doing business with us comply with all existing, or to be promulgated, regulations. The FFD&CA further authorizes the FDA to promulgate regulations governing the labeling of dietary supplements, including claims for supplements pursuant to recommendations made by the Presidential Commission on Dietary Supplement Labels. These rules, which were issued on or after September 23, 1997, entail specific requirements relative to the labeling of our dietary supplements. The rules also require additional record keeping and claim substantiation, reformulation, or discontinuance of certain products, which would be a material expense to us.

The sale of our products in countries outside the United States is regulated by the governments of those countries. We are not currently marketing our products outside of the United States, except in Canada and Mexico. Our plans to commence or sales in those countries may be prevented or delayed by such regulation. While compliance with such regulation will generally be undertaken by international distributors, we may assist with such compliance and in certain cases may be liable if a distributor fails to comply.

We cannot predict the nature of any future laws, regulations, interpretations, or applications, nor can we determine what effect such additional regulation, when and if it occurs, would have on our business in the future. Such additional regulation could require, however, any of the following:

•	the reformulation of certain products to meet new standards,

•	the recall or discontinuance of certain products,

•	additional record keeping,

•	expanded documentation of the properties of certain products,

•	revised, expanded or different labeling, or

•	additional scientific substantiation.

Employees

As of November 30, 2007, we had three full-time employees, all of whom are engaged in finance, administration, or management functions. None of our employees is subject to any collective bargaining agreements with us, and we believe our relationship with our employees is satisfactory.

Description of Property

We lease our corporate offices under a month to month arrangement in Boca Raton, Florida.

Legal Proceedings

From time to time, we and our subsidiaries are parties to a variety of legal proceedings arising out of the normal course of business, including cases in which damages may be sought. We believe we have valid defenses and are vigorously defending any pending litigation. While the results of litigation cannot be predicted with certainty, we do not believe that the outcome of these proceedings will have a material adverse effect on our consolidated financial position, results of operations, or cash flows.

We are in legal proceedings with the previous owners of COF over the re-purchase by them of the COF operations. On May 6th, 2005 Christophers’ Original Formulas, SFMB, Inc., Robert C Scott, Norman Bacala, and Ruth Christopher filed a complaint against Vital Living, Inc., Natures Systems, Inc., James R. Jeppson, Stuart Benson, and Donald Hannah in the Third Judicial District Court for Salt Lake county, State of Utah. The Complaint alleges damages in excess of $400,000 relating to alleged breaches of a Settlement and a Release Agreement dated July 9th, 2004. Vital Living and the other defendants have filed a Motion to Dismiss the action based on a variety of legal theories. The Company and related defendants also intend to vigorously defend against the claims of the plaintiffs. No evaluation presently can be made as to the final outcome of this case or the likelihood or range of potential recover loss, if any, to the Company.

In October 2006, Timekeeping Systems, Inc. (“TKI”) filed suit against us alleging that we conspired with Mitch Feinglass, our former COO, to hide certain assets for the purpose of frustrating TKI’s efforts to collect on TKI’s judgment against Mr. Feinglass in Ohio. Specifically TKI alleges that we paid certain consulting fees to two companies allegedly controlled, which TKI claims were offshore operations. TKI alleges that these funds should have been paid to Mr. Feinglass directly, and the paying them to the purported offshore entities amount to a “conspiracy to commit a fraudulent conveyance.” TKE seeks damages against the company in an amount equal to TKI’s Ohio judgment of $105,000 plus interest for 6 years at 10%, attorneys’ fees, and costs. This suit is still in the initial pleading stage. We have filed an answer that denies all material allegations of the complaint, and intend to vigorously defend this suit.

Market for Common Equity, Related Stockholder Matters, and Small Business Issuer Purchases of Equity Securities

Our common stock has been traded in the OTC Bulletin Board under the symbol VTLV. OB since March 28, 2002. The following table sets forth the high and low sales prices of our common stock for each calendar quarter indicated.

	High		Low
Year ended December 31, 2005:
First quarter		$0.17		$0.06
Second quarter		$0.12		$0.05
Third quarter		$0.09		$0.03
Fourth quarter		$0.06		$0.03
Year ended December 31, 2006:
First quarter		$0.05		$0.03
Second quarter		$0.05		$0.05
Third quarter	$	*	$	*
Fourth quarter	$	*	$	*
Year ended December 31, 2007:
First quarter	$	*	$	*
Second quarter	$	*	$	*
Third quarter	$	*	$	*
Fourth quarter (through December 20, 2007)	$	*	$	*

* - Less than $0.01.

On December 20, 2007, the closing price of our stock was $0.0015 and we had 460 record holders of our common stock.

Management's Discussion and Analysis

Overview

We develop and market nutritional fruit and vegetable supplements, protein supplements, and nutraceuticals products. Through a licensing agreement, our principal products currently are GreensFIRST®, Red Alert™, Dream Protein™, ReliefFIRST™, and Complete Essentials™. We distribute our products primarily in the following two distribution channels:

s    healthcare practitioners, including physicians, condition specialists, chiropractors, nutritionists, and trainers who promote or prescribe our products;

s    regional nutritional distributors that market our proprietary products and patient selling system directly to healthcare practitioners who utilize our proprietary selling system to market our products directly to consumers.

Results of Operations

Nine Months Ended September 30, 2007 Compared with the Nine Months Ended September 30, 2006

The following sets forth selected financial data and its percentage of revenue for the comparative nine months ended:

	September 30, 2007		September 30, 2006		Increase
	Amount	%	Amount	%	(Decrease)%

Revenue, net	$2,202,000	100.0%	$4,281,000	100.0%	(2,079,000)	-49.0%
Cost of goods sold	1,099,000	50.0%	1,952,000	46.0%	(853,000)	-44.0%
Gross profit	1,103,000	50.0%	2,329,000	54.0%	(1,226,000)	-53.0%
Administrative expenses
Salaries and benefits	598,000	27.0%	487,000	11.0%	111,000	23.0%
Professional and consulting fees	187,000	8.0%	379,000	9.0%	(192,000)	-51.0%
Selling, general and administrative	524,000	24.0%	777,000	18.0%	(253,000)	-33.0%
Research and development	-	0.0%	131,000	3.0%	(131,000)	-100.0%
Depreciation and amortization	116,000	5.0%	8,000	0.0%	108,000	1350.0%
Total	1,425,000	64.0%	1,782,000	41.0%	(357,000)	-20.0%
Net income from operations	(322,000)	-14.0%	547,000	13.0%	(869,000)	-159.0%
Other expense, net
Interest expense (net)	(914,000)	-42.0%	(891,000)	-21.0%	(23,000)	3.0%
Gain on exchange of stock for accrued
liability	-	0.0%	500,000	12.0%	(500,000)	-100.0%
Gain on settlement of accounts payable	-	0.0%	149,000	3.0%	(149,000)	-100.0%
Loss on disposal of assets	(14,000)	-1.0%	-	0.0%	(14,000)	0.0%
Net loss	$(1,250,000)	-57.0%	$305,000	7.0%	(1,555,000)	-510.0%

Revenue, net:

Revenue for the nine months ended September 30, 2007 was $2,202,000 compared with $4,281,000 for the nine months ended September 30, 2006, a decrease of $2,079,000. This decrease is attributable to our agreement with one of our suppliers, in which we allowed them to sell some of our products to our major customer and a $125,000 credit for damaged goods granted to our distributor Wellness Watchers Global for defective goods returned by them.

Cost of Goods Sold and Gross Profit:

Cost of goods sold for the nine months ended September 30, 2007 was $1,099,000 compared with $1,952,000 for the nine months ended September 30, 2006, a decrease of $853,000. This decrease is the result of the above referenced decrease in sales. Our gross margin in the nine months ended September 30, 2007 and 2006 was 50% and 54%, respectively. The decrease in gross profit reflects the purchase during the third quarter by Vital Living of approximately $179,000 of inventory at wholesale cost from Wellness Watchers Global, our major customer, which was in turn sold by us to other customers at a gross margin of $0. In return for the inventory Vital Living issued a credit memo to WWG which was applied to the outstanding accounts receivable of WWG.

Administrative Expenses:

Salaries and benefits for the nine months ended September 30, 2007 was $598,000 compared with $487,000 for the six months ended September 30, 2006. This increase of $111,000 is the result of a pay increases to our employees, including our CEO and CFO/COO who received contractual pay increase beginning January 1, 2007 and a severance payment of $100,000 to Gregg Linn our former COO/CFO who resigned his positions in April 2007.

Professional and consulting fees were $187,000 for the nine months ended September 30, 2007 compared with $379,000 for the nine months ended September 30, 2006, a decrease of $192,000. This decrease reflects the on-going effort to reduce the use of outside consultants.

Selling, general and administrative expenses for the nine months ended September 30, 2007 were $524,000 compared with $7,000 for the nine months ended September 30, 2006, a decrease of $253,000. This decrease is the result of our continuing efforts to reduce costs.

Research and development costs are expensed as incurred and totaled $0 for the nine months ended September 30, 2007 compared with $131,000 for the nine months ended September 30, 2006, a decrease of $131,000. The decrease was due to the winding down of certain consulting agreements and managing the research and development effort in-house.

Depreciation and amortization expense for the nine months ended September 30, 2007 was $116,000 compared with $8,000 for the nine months ended September 30, 2006, an increase of $108,000. The increase is the result of the amortization of the license agreements entered into in September and December of 2006.

Other Income (Expense):

Interest expenses (net) for the quarter ended September 30, 2007 increased $23,000 compared to the same period in 2006 due to the accrual of interest expense on notes payable issued in September and December 2006 in exchange for the License agreements entered into on those dates.

Net Loss :

Our net loss for the nine months ended September 30, 2007 was $1,259,000 compared with a net profit of $305,000 for the nine months ended September 30, 2006, a decrease of $1,555,000. The decline resulted from the combination of a $1,226,000, or 53% decrease in our gross margins during the nine months ended September 30, 2007, a $111,000 increase in salaries, a $108,000 increase in depreciation and amortization, the decline of $500,000 on the gain on issuance of common stock in exchange for a liability and the decline of $149,000 for savings on the settlement of accounts payable in the nine months ended June 30, 2006, offset by a $192,000 reduction of professional and consulting fees, a $253,000 decrease in selling, general and administrative expenses, and $131,000 reduction in research and development costs.

Years Ended December 31, 2006 compared with Years Ended December 31, 2005

The following sets forth selected financial data and its percentage of net sales for the years ended December 31, 2006 and 2005:

	2006		2005		Increase
	Amount	%	Amount	%	(Decrease)
Revenue	$4,941,000	100.0%	$4,858,000	100.0%	$83,000
Cost of goods sold	2,255,000	45.6%	2,301,000	47.4%	(46,000)
Gross profit	2,686,000	54.4%	2,557,000	52.6%	129,000
Administrative expenses
Salaries and benefits	816,000	16.5%	201,000	4.1%	615,000
Professional and consulting fees	492,000	10.0%	723,000	14.9%	(231,000)
Selling, general and administrative	1,014,000	20.5%	880,000	18.1%	134,000
Research and development	151,000	3.2%	72,000	1.5%	79,000
Depreciation and amortization	11,000.1%		2,455,000	50.5%	(2,444,000)
Impairment of intangibles	-	-%	18,356,000	377.9%	(18,356,000)
Total	2,484,000	50.3%	22,687,000	467.0%	(20,203,000)
Net income (loss) from operations	202,000	4.1%	(20,130,000)	-414.4%	20,332,000

Other income (expense)
Interest expense, net	(1,192,000)	-24.1%	(1,034,000)	-21.3%	158,000
Gain on issuance of common stock for accrued research and development	500,000	10.1%	-	-%	500,000
Gain on the resolution of accounts payable, trade	-	-%	445,000	9.2%	(445,000)
Gain on settlement of accounts payable, trade	402,000	8.1%	142,000	2.9%	260,000
Loss on sale and disposal of marketable securities	-	-%	(1,006,000)	-20.7%	1,006,000
Other income (expense), net	6,000	0.1-%	46,000	0.9%	(40,000)
Net loss from continuing operations	$(82,000)	(1.9)%	$(21,537,000)	-443.4%	$(21,455,000)

Revenue, net:

Total revenue for the year ended December 31, 2006 was $4.94 million compared with $4.86 million for the year ended December 31, 2005, an increase of $83,000. This increase was primarily attributable to the growth in our ReliefFIRST® which was introduced in June 2006, along with increases in the sales of Dream Protein™ and Red Alert™, which was introduced during June 2005. Our 2006 revenue included the impact of our productivity and cost-savings enhancements in our marketing and distribution systems which were introduced during the first quarter of 2005.

Cost of Goods Sold and Gross Profit:

Cost of goods sold for the year ended December 31, 2006 was $2.26 million compared with $2.30 million for the year ended December 31, 2005, a decrease of $46,000. This decrease resulted from the continuing results of cost-cutting measures implemented in 2005. The gross profit percentage for the year ended December 31, 2006 was 54.4%, compared with 52.6% for the year ended December 31, 2005, The 1.8% decrease in cost of goods sold in our DFN subsidiary was the result of comparative improvements in manufacturing and management’s ability to cost effectively source raw materials.

Administrative expenses:

Salaries and benefits for the year ended December 31, 2006 were $816,000 compared with $201,000 for the year ended December 31, 2005, an increase of $615,000. This increase was substantially the result of a non-cash re-pricing adjustments $647,000 required in accordance with FIN No. 44 related to warrants issued to one of our officers during 2003. In accordance with Financial Interpretation No. ("FIN") 44, "Accounting for Certain Transactions Involving Stock Compensation," a non-cash charge to compensation expense is required if the price of our common stock on the last trading day of a reporting period is greater than the exercise price of certain stock options and warrants issued to officers or employees. The requirements of FIN 44 may also result in a credit to compensation expense to the extent that the trading price declines from the trading price as of the end of previous reporting period, except that a credit is not recorded to the extent our common stock trades below the exercise price of the options or warrants. In accordance with FIN 44, we adjust compensation expense upward or downward on a monthly basis based on the trading price at the end of each period. Additionally, during 2005, a $144,000 savings was achieved from reduced head count resulting from enhancing our marketing and distribution systems.

Professional and consulting fees were $492,000 during the year ended December 31, 2006 compared with $723,000 for the year ended December 31, 2005, a decrease of $231,000. This decrease reflects our focus on cost containment and expense management.

Selling, general, and administrative expenses for the year ended December 31, 2006 were $1,014,000 compared with $880,000 for the year ended December 31, 2005, an increase of $134,000. The increase resulted from increased costs of providing promotional materials to our distributors.

Research and development is expensed as incurred and totaled $151,000 for the year ended December 31, 2006 compared with $72,000 for the year ended December 31, 2005, an increase of $79,000. This increase was related to research and development during 2006 for new products introduced in December 2006 and the first quarter of 2007.

Depreciation and amortization for the year ended December 31, 2006 was $11,000 compared with $2.5 million for the year ended December 31, 2005, a decrease of $2.4 million. The decrease was primarily attributable to the complete amortization of the intangible balances related to certain marketing agreements acquired or recorded as part of previous acquisitions.

Impairment of Intangibles:

We test goodwill and other intangibles created by our acquisitions for impairment at least annually, or upon occurrence of such events that may indicate impairment exists, in accordance with SFAS No. 142. As a result of lower than expected operating results, we revised our expectations and, as a result, recorded an intangibles impairment loss of $18.4 million during 2005. The change in fair value of each component of goodwill and other intangibles was estimated using certain operational results and assumptions, as described below.

Doctors For Nutrition, Inc. (“DFN”) The gross value of goodwill related to the DFN acquisition was $2,113,000. During 2006 and 2005, we generated operating income of approximately $2,109,000 and $2,081,000 respectively, before depreciation, amortization, and interest charges. We expect increasing net cash flows from operations, as we increase the national distribution of GreensFIRST® and Red Alert™ along with our Dream Protein™ and Complete Essentials™ product lines by cross-selling into distribution channels currently and expanding sales of GreensFIRST® into new markets. We introduced ReliefFIRST® in June 2006, and anticipate launching additional products currently under development. Based on our analysis, we do not believe the goodwill amount at December 31, 2006 is impaired and have not recorded an adjustment to the carrying value.

Wellness Watchers Systems LLC (“WWS”). The gross value of goodwill related to the WWS acquisition was $875,000. WWS was acquired during the second quarter of 2004 and, to date, its products have been well received by our existing distribution channels and has played a major role in increasing the number of health practitioners to which we market our products. During 2005, we consolidated the operations of WWS into our DFN subsidiary. Accordingly, we do not believe the goodwill amount at December 31, 2006 is impaired and have not received an adjustment to the carrying value.

E-Nutraceuticals, Inc. (“ENI”) During 2005, we determined that the intangible assets were fully impaired, and according the remaining assets were completely expensed. Our primary intangibles, outside of goodwill discussed above, were obtained in the ENI acquisition and consist of several licensing and marketing agreements. The GEOMATRIX® system, with an associated net intangible value of $0 and $20.8 million at December 31, 2005 and 2004, respectively, is our licensed technology. We are in dispute with SkyePharma over the terms of the Development and Licensing Agreement and failed to make payments of $750,000 called for under the licensing agreement during 2004. On April 6, 2004, we received a demand letter from SkyePharma related to the past due payments under the Development and License Agreement, which triggered the 30-day negotiation period under the agreement. This 30-day period is required before initiating formal collection proceedings. We are currently in discussions to modify both the terms and payment schedules under the licensing agreement. Although we believe we will reach a settlement of the terms and conditions of the agreement with SkyePharma, we cannot assure you that these negotiations will be successful or that we will reach a satisfactory resolution of this matter. In the event a satisfactory resolution can not be reached and SkyePharma exercises its rights of termination under the agreement, we may lose substantial and possibly all rights gained under this and related contracts with SkyePharma. Accordingly, amounts recorded as intangible assets associated with this agreement, which represent substantially all of our intangible assets, would be impaired. During 2005 and 2004, certain events occurred that caused us to modify the business model underlying the original valuation of these intangibles, including the anticipated timing of future cash flows and the sources from which revenue will be derived. As a result, we determined during 2005 that the net book value of the intangible assets associated with the GEOMATRIX® license and marketing agreements was impaired by $18.36 million. During 2004, $11.27 million was recorded as impairment expense, $9.55 million relating to GEOMATRIX® and $1.72 million relating to an associated marketing agreement.

Other Income (Expense):

Interest expense, net for the year ended December 31, 2006 was $1.20 million compared with $1.03 million for the year ended December 31, 2005, an increase of $158,000. The increase resulted primarily from a $262,000 decrease in 2006 in amortization of deferred debt issue costs due to the conversion in 2004 and 2005 of certain Senior Secured Notes offset by a $415,000 credit during 2005 that eliminated interest accrued for penalties on the timely issuance of common stock.

The gain on the exchange of common stock for accrued research and development was $500,000 for 2006. This gain resulted from the issuance of 12,500,000 shares of our common stock valued at $250,000 as payment of the $750,000 obligation to SkyePharma for research and development.

Gain on resolution of accounts payable of $445,000 for the years ended December 31, 2005. This resulted from the resolution of certain liabilities recorded as part of the ENI acquisition.

Gain on the settlement of accounts payable, trade was $402,000 and $142,000 for the years ended December 31, 2005 and 2005, respectively. This gain is the result of settling certain accounts payable for less than the original amount due. The 2005 amount was the result of the issuance of 318,750 shares of our common stock valued at $35,000 in payment of an account payable of $176,000.

Other income (expense) was $6,000 and $46,000 for the years ended December 31, 2006 and 2005 respectively. This decrease resulted from the settlement in 2005 of certain liabilities recorded as a result of the DFN acquisition offset by a charge for $16,000 relating to the loss on the disposal of fixed assets.

Net Loss from Continuing Operations:

Our net loss for the year ended December 31, 2006 was $82,000 compared with $21.54 million for the year ended December 31, 2005, a decrease of $21.46 million. This decrease resulted from the combination of a $129,000 increase in gross profit from our DFN subsidiary; a gain of $500,000 from the exchange of common stock for the research and development liability; a decrease of $18,356,000 for the impairment of intangibles; the decrease in depreciation and amortization of $2,444,000; a net decrease of $32,000 in salaries and benefits; a $231,000 decrease in professional and consulting fees; the reduction of the loss on disposal of marketable securities of $1,006,000; offset by a net $158,000 increase in interest expense; a net $185,000 reduction in the resolution and settlement of certain accounts payable; and a $79,000 increase in research and development costs.

Liquidity and Capital Resources

At September 30, 2007, we had cash of $32,000.

Cash flows provided by operating activities was $95,000 compared to cash used of $47,000 during the nine months ended September 30, 2007 and 2006, respectively, the $138,000 increase in the nine months ended September 30, 2007 resulted primarily from the $237,000 decline in accounts receivable. Also, during the period, Stuart Benson our CEO, or entities controlled by him have granted the company short-term non-interest bearing advances totaling $407,000.

Cash flows used in investing activities were $0 during the nine months ended September 30, 2007 and 2006.

Cash flows used in financing activities were $91,000 during the nine months ended September 30, 2007 and $0 in 2006. The $91,000 use of cash in financing activities represents the principal portion of a $100,000 advance payment by the company against the $300,000 note payable to NutraCea, Inc. due on September 30, 2007.

Our working capital position at September 30, 2007 was ($1,024,000) compared to ($301,000) at December 31, 2006.

In June 2007 due to business considerations, we made an agreement with one of our suppliers to allow them to sell some of our branded products directly to one of our major distributors. This agreement was necessary as the company did not have the capacity to service the sales needs of this customer.

On September 28, 2007, NutraCea entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Vital Living. The Purchase Agreement provides that NutraCea will purchase substantially all of Vital Living’s intellectual property and other assets used by Vital Living and certain subsidiaries in its business, including rights to nutritional supplements and nutraceutical products that are marketed for distribution to healthcare practitioners. As part of the transaction, Vital Living will assign to NutraCea its rights under various distribution and other agreements relating to the products being acquired. NutraCea will not acquire inventory, raw materials, cash or accounts receivable of Vital Living.

The purchase price consists of (i) $1,500,000 to be paid by NutraCea at the closing, (ii) cancellation of outstanding indebtednesses of Vital Living, its subsidiaries and certain related entities to NutraCea, including all of the Notes, and (iii) cancellation of all shares of Series D Preferred Stock of Vital Living held by NutraCea.

At December 31, 2006, we had $28,000 in cash.

Cash flows used in continuing operating activities amounted to $164,000 and $360,000 in 2006 and 2005, respectively. This $196,000 decrease is a result of consolidating of our entire operations in Phoenix as well as certain expense containment and efficiency initiatives implemented during 2005 and 2006. Cash flows from financing activities was $20,000 in 2005.

To date, we have funded our operations and acquisition activity primarily from cash generated from private placements and with funds from borrowings under various debt instruments, as summarized in the table below, generating an aggregate in net cash proceeds of $8.0 million during the period 2003 through 2004.

The following summarizes private placement offerings completed during 2004 and 2003:

Date	Description	Shares or Principal	Price Per Share	Net Cash Proceeds	Options and Warrants	Exercise Price
April, 2003	Series B Preferred	1,000,000	$1.00	$875,000	1,000,000 Series E	$1.60
					500,000 Series D	$1.30
July, 2003	Series C Preferred	500,000	$1.00	$438,000	500,000 Series E	$1.60
August, 2003	Series D Preferred	1,000,000	$1.00	$815,000	N/A	N/A
					3,060,000 No Series	$1.00
Oct. - Dec. 2003	Bridge Notes	1,530,000	$1.00	$1,316,000	1,530,000 No Series	$1.50
December, 2003	Senior Secured Notes	4,587,738	$1.00	$2,502,000	4,587,738 No Series	$1.00
March-April, 2004	Common Stock	510,000	$1.00	$469,000	N/A	N/A
June-July, 2004	Common Stock	3,900,000	$0.25	$897,000	11,700,000 Series G	$0.25
					3,900,000 Series H	$0.25
Nov 2004-Dec 2004	Warrant Offering	7,056,706	$0.10	$631,000	6,560,000 No Series	$0.10
				$7,943,000

Going concern

The accompanying consolidated financial statements have been prepared assuming we will continue on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have suffered recurring losses from operations, have a working capital deficit, and depend on funding from sources other than operations. Since inception, we have been required to raise additional capital by the issuance of both equity and debt instruments. There are no commitments from any funding sources should cash flows be insufficient to fund ongoing operations and other cash commitments as they come due. These factors raise substantial doubt about our ability to continue as a going concern. We will be required to raise additional capital in the near term through offerings of securities to fund operations and will attempt to continue raising capital resources if we do not begin to generate revenue sufficient to maintain our company as a viable entity. No assurance can be given that such financing will be available or, if available, that it will be on commercially favorable terms. Moreover, available financing may be dilutive to current investors.

We are in the process of improving, acquiring, or developing products for sale to generate revenue to sustain our operations, as well as consolidating our operations in order to gain cost synergies and efficiencies. If successful, these actions will serve to mitigate the factors that have raised doubt about our ability to continue as a going concern and increase the availability of resources for funding of our current operations and future market development. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or liabilities that might be necessary should we be unable to continue as a going concern.

Critical Accounting Policies

Acquisitions

We account for acquisitions in accordance with Statement of Financial Accounting Standards, ("SFAS") No. 141 "Business Combinations" and accordingly apply the purchase method of accounting for all business combinations initiated after September 30, 2001 and separately identify recognized intangible assets that meet the criteria and amortizes these assets over their determinable useful lives.

Goodwill

Goodwill represents the excess of the aggregate price paid by us over the value of the net equity acquired in an acquisition. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” we are no longer required to amortize goodwill, but are required to review goodwill for impairment at least annually or whenever events indicate that the carrying amount of the asset may not be recoverable in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

Intangible assets

Our other intangible assets include trademarks, patents, formulations, customer lists, and various marketing and license agreements. We amortize intangible assets on a straight-line basis over the lesser of the correlating agreements or estimated useful lives ranging from two to 14 years. Other intangible assets arising from various acquisitions are evaluated for impairment at least annually or whenever events occur that would indicate impairment had occurred. During 2005 certain events occurred that indicated that the intangible assets of ENI had been impaired and charges of $18,356,000 were recorded.

Long-lived assets

We review long-lived assets and identifiable other intangible assets to be held and used for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. We evaluate goodwill and other intangible assets arising from various acquisitions for impairment on at least an annual basis or when events occur that would indicate that impairment had occurred. We measure impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from use of the assets and their eventual disposition. As of December 31, 2005, events had occurred that would indicate goodwill or other intangibles had been impaired; accordingly, an impairment loss was recorded.

Stock-based compensation

We account for our stock option plans in accordance with the provisions of SFAS No. 123, “Accounting for Stock Based Compensation,” as amended by SFAS No. 148 “Accounting for Stock-Based Compensation-Transition and Disclosure.” SFAS No. 123 permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to apply the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations and provide pro forma net income or loss and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied.

We are subject to reporting requirements of FASB Financial Interpretation No. (“FIN”) 44, “Accounting for Certain Transactions Involving Stock Compensation,” which requires a non-cash charge to compensation expense if the price of our common stock on the last trading day of each reporting period is greater than the exercise price of certain stock options. After the first such adjustment is made, each subsequent period is adjusted upward or downward to the extent that the trading price exceeds the exercise price of the options.

We adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), effective January 1, 2006. SFAS 123R requires the recognition of the fair value of stock-based compensation in net income. SFAS 123R supersedes Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensations (“SFAS 123”) and Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”). We have adopted SFAS 123R using the modified prospective method. Accordingly, prior period amounts have not been restated. Under the modified prospective method, stock options awards that are granted, modified or settled after December 31, 2005 will be valued at fair value in accordance with provisions of SFAS 123R and recognized on a straight line basis over the service period of the entire award.

We account for our incentive plans under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock issued to Employees,” and related Interpretations. No stock-based employee compensation (except that related to re-priced warrants in accordance with FIN No. 44) is reflected in net loss, as all options and warrants granted had an exercise price equal to or below the market value of the underlying common stock at the date of grant.

Income taxes

We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Under the asset and liability approach specified by SFAS No. 109, a deferred tax asset or liability is determined based on the difference between the financial statement and tax basis of assets and liabilities as measured by the enacted rates that will be in effect when these differences reverse. Deferred tax assets are recorded at their likely realizable amounts.

Net operating loss carry forwards are available to reduce future taxable income. However, a change in ownership, as defined by federal income tax regulations, could significantly limit our ability to utilize our U.S. net operating loss carry forwards. Additionally, because federal tax laws limit the time during which the net operating loss carry forwards may be applied against future taxes, if we fail to generate taxable income prior to the expiration dates, we may not be able to fully utilize the net operating loss carry forwards to reduce future income taxes.

As we have had cumulative losses and there is no assurance of future taxable income, valuation allowances have been recorded to fully offset the deferred tax asset at September 30, 2007 and December 31, 2006.

Revenue recognition

We recognize revenue when products are shipped to customers. Our return policy provides for an unconditional guarantee to our customers for a full refund of any unused product, including product that has exceeded its expiration date. All returns are subject to quality assurance reviews before acceptance. When necessary, we provide an allowance for returned product as a reduction of revenue based on estimates and historical experience with individual customers. We offer, from time to time, volume and promotional discounts on the products we sell. We record these discounts as a reduction of revenue.

Recent accounting pronouncements

FIN 48 In June 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes," ("FIN 48") an interpretation of FASB Statement No. 109, "Accounting for Income Taxes." FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that the Company recognize in its financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 are effective beginning January 1, 2007 with the cumulative effect of the change in accounting principle recorded as an adjustment to the opening balance of retained earnings, goodwill, deferred income taxes and income taxes payable in the Consolidated Balance Sheets. The Company does not expect that the adoption of FIN 48 will have a significant impact on the financial statements of the Company.

The Company has reviewed other current outstanding statements from the Financial Accounting Standards Board and does not believe that any of those statements will have a material adverse affect on the financial statements of the Company when adopted.

 In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets" (SFAS 153). This Statement addresses the measurement of exchanges of nonmonetary assets and is effective for nonmonetary asset exchanges occurring in fiscal years beginning after June 15, 2005. The adoption of SFAS 153 has not had a material effect on the Company's financial position or results of operations.

In March 2006, the FASB issued FASB Statement No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140” (“FASB Statement No. 156”). FASB No. 156 amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. FASB No. 156 is effective for years beginning after September 15, 2006. The Company does not believe FASB No. 156 will have a material effect on the Company’s financial statements.

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“FASB No. 157”). FASB No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. FASB No. 157 applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 provides guidance on consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 is effective for fiscal years ending after November 15, 2006. The adoption of SAB 108 did not have an impact on our consolidated financial statements.

In December 2006, the FASB issued FASB Staff Position EITF 00-19-2, Accounting for Registration Payment Arrangements (“FSP EITF 00-19-2”). FSP EITF 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. A registration payment arrangement is defined in FSP EITF 00-19-2 as an arrangement with both of the following characteristics: (1) the arrangement specifies that the issuer will endeavor (a) to file a registration statement for the resale of specified financial instruments and/or for the resale of equity shares that are issuable upon exercise or conversion of specified financial instruments and for that registration statement to be declared effective by the US SEC within a specified grace period, and/or (b) to maintain the effectiveness of the registration statement for a specified period of time (or in perpetuity); and (2) the arrangement requires the issuer to transfer consideration to the counterparty if the registration statement for the resale of the financial instrument or instruments subject to the arrangement is not declared effective or if effectiveness of the registration statement is not maintained. FSP EITF 00-19-2 is effective for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to December 21, 2006. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of FSP EITF 00-19-2, this guidance is effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. We do not expect the adoption of FSP EITF 00-19-2 to have a material impact on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 will be effective for us on January 1, 2008. We are currently evaluating the impact of adopting SFAS 159 on our financial position, cash flows, and results of operations.

Financial Statements

Audited Financial Statements as of December 31, 2006 and for the Two Years Ended December 31, 2006 and 2005

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of Vital Living, Inc.

We have audited the accompanying consolidated balance sheet of Vital Living, Inc. and subsidiaries as of December 31, 2006 and the consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the two years ended December 31, 2006 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vital Living, Inc. and subsidiaries as of December 31, 2006 and the results of their operations and their cash flows for the two years ended December 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has a working capital deficit, and is dependent on funding sources from other than operations. Since inception, the Company has been required to raise additional capital by the issuance of both equity and debt instruments. There are no commitments from funding sources, debt or equity, in the event that cash flows are not sufficient to fund ongoing operations or other cash commitments when they come due. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As described in Note 2 to the consolidated financial statements, the Company adopted a new principle of accounting for share-based payments in accordance with Financial Accounting Standards Board Statement No. 123R, Share-Based Payment.

/s/ Epstein Weber & Conover, PLC

Scottsdale, Arizona
March 27, 2007

VITAL LIVING, INC. AND SUBSIDIARIES
Consolidated Balance Sheet

December 31,
2006

Assets
Current Assets
Cash and cash equivalents	$28,000
Accounts receivable, trade; net of allowance for doubtful
accounts of $53,000	1,025,000
Inventory, net of reserve of $360,000	32,000
Prepaid expenses and other current assets	13,000
Total Current Assets	1,098,000

Other Assets
Deferred debt issuance costs, net of accumulated
amortization of $588,000	354,000
Property and equipment, net	17,000
Goodwill	3,296,000
License agreement	750,000
Other intangibles, net	12,000
Other non-current assets	24,000
Total other assets	4,453,000
Total assets	$5,551,000

Liabilities and Stockholders Equity
Current liabilities
Accounts payable, trade	$724,000
Accrued and other currrent liabilities	202,000
Notes payable	401,000
Long-term notes payable - less current portion	72,000
Total current liabilities	1,399,000

Long-term debt, net of debt discount of $948,001	3,278,000
Long-term notes payable - current portion	678,000
Total liabilities	5,355,000

Commitments and contingencies
Stockholders' equity
Preferred Stock, $0.001 par value, 50,000,000 shares authorized:
Preferred stock, Series D, $0.001 par value, 1,000,000 shares authorized:
1,000,000 shares issued and outstanding	1,000
Common stock, $0.001 par value, 500,000,000 shares authorized:
164,559,000 shares issued and outstanding	165,000
Additional paid-in capital - common	88,619,000
Stock, options, and warrants - unamortized	(609,000)
Treasury stock, 424,000 shares at cost	(72,000)
Accumulated other comprehensive income	(49,000)
Retained deficit	(87,859,000)
Total stockholders' equity	196,000
Total liabilities and stockholders' equity	$5,551,000

See accompanying consolidated notes to financial statements

VITAL LIVING, INC. AND SUBSIDARIES
Consolidated Statements of Operations

	Year Ended December 31,
	2006	2005

Revenue, net	$4,941,000	$4,858,000
Cost of goods sold	2,255,000	2,301,000
Gross profit	2,686,000	2,557,000

Administrative expenses
Salaries and benefits	816,000	201,000
Professional and consulting fees	492,000	723,000
Selling, general, and administrative	1,014,000	880,000
Research and development	151,000	72,000
Depreciation and amortization	11,000	2,455,000
Impairment of intangibles	-	18,356,000
Total administrative expenses	2,484,000	22,687,000
Net gain (loss) from continuing operations	202,000	(20,130,000)

Other income (expense)
Interest expense, net	(1,192,000)	(1,034,000)
Gain on resolution of accrued research and development	500,000	-
Gain on resolution of accounts payable, trade	-	445,000
Gain on settlement of accounts payable, trade	402,000	142,000
Loss on sale and disposal of marketable securities	-	(1,006,000)
Other income/(expense) net	6,000	46,000
Net other expense	(284,000)	(1,407,000)

Net Loss	(82,000)	(21,537,000)

Preferred stock dividend	-	(125,000)
Net loss available to common stockholders	$(82,000)	$(21,662,000)

Basic and diluted loss per share	($0.00)	($0.21)
Preferred stock dividend	$0.00	($0.00)
Basic and diluted loss per share available to common stockholders	($0.00)	($0.21)

Weighted average basic and diluted common stock outstanding	147,048,000	101,426,000

See accompanying notes to consolidated financial statements.

VITAL LIVING, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	Year Ended December 31,
	2006	2005
Cash flows from operating activities:
Net loss	$(82,000)	$(21,537,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11,000	2,455,000
Impairment of intangible assets	0	18,356,000
Interest and amortization of costs associated with senior convertible notes	679,000	925,000
Gain on issuance of common stock for accrued research and development	(500,000)	-
Gain on settlement of accounts payable, trade	-	(142,000)
Repricing of and modifications to warrants	-	(648,000)
Amortization of restricted common stock, options and warrants issued for services	6,000	155,000
Loss on sale of marketable securities	-	471,000
Loss on disposal of marketable securities	-	535,000
Gain on write off of accounts payable	-	(445,000)
Bad debt expense	-	121,000
Loss on disposal of property and equipment	-	14,000
Change in operating assets and liabilities:
Accounts receivable, trade	(537,000)	(163,000)
Inventory	79,000	30,000
Prepaid expenses and other current assets	62,000	(12,000)
Accounts payable, trade	(379,000)	(233,000)
Accrued liabilities	497,000	(242,000)
Net cash used in operating activities	(164,000)	(360,000)

Cash flows from investing activities:
Proceeds from sale of property and equipment	-	2,000
Proceeds from sale of marketable securities	-	64,000
Cash provided by (used in) investing activities	-	66,000

Cash flows from financing activities:
Proceeds from sale of common stock, options, and warrants, net of offering costs	-	20,000
Cash provided by financing activities	-	20,000

Net decrease in cash	(164,000)	(274,000)
Cash at beginning of period	192,000	466,000
Cash at end of period	$28,000	$192,000

See accompanying notes to consolidated financial statements.

Vital Living, Inc.
Consolidated Statements of Cash Flows
(continued)

	Year Ended December 31,
	2006	2005
Supplemental cash flow information
Interest paid	$3,000	$3,000

Non cash investing activities
Issuance of common stock for interest	$512,000	$515,000
Issuance of common stock for intangibles	$-	$70,000
Conversion of Series C Preferred to common	$-	$500,000
Conversion of senior notes and accrued interest	$-	$60,000

See accompanying notes to consolidated financial statements.

VITAL LIVING, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity (Deficit)

	Preferred Stock			Common Stock
	Shares	Par Value	Discount	Shares	Par Value	Additional Paid-in-Capital, Common and Preferred	Stock, Options and Warrants Unamortized	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders Equity (Deficit)
Balance December 31, 2004	1,500,000	$1,000	$0	99,016,000	$99,000	$87,037,000	($214,000)	($72,000)	($946,000)	($65,990,000)	$19,915,000
Conversion of Series C Preferred stock to common stock	(500,000)	—	—	500,000	—	—	—	—	—	—	—
Common stock issued as dividend on Series C Preferred	—	—	—	250,000	—	250,000	—	—	—	(250,000)	—
Common stock issued for services	—	—	—	150,000	—	6,000	—	—	—	—	6,000
Common stock issued for settlements of accounts payable	—	—	—	528,000	1,000	56,000	—	—	—	—	57,000
Commons stock issued for payment of interest on Senior Secured Notes	—	—	—	8,972,000	9,000	506,000	—	—	—	—	515,000
Common stock issued for acquisitions of intangibles	—	—	—	1,000,000	1,000	69,000	—	—	—	—	70,000
Common stock issued in exchange for Senior Secured Convertible Notes	—	—	—	250,000	1,000	60,000	—	—	—	—	61,000
Sale of common stock	—	—	—	357,000	—	20,000	—	—	—		20,000
Forfeitable stock awards	—			1,102,000	1,000	(105,000)	104,000	—	—	—	—
Amortization of restricted common stock, options, and warrants issued for services	—	—	—	—	—	—	149,000	—	—	—	149,000
Re-pricing of options	—					—	(648,000)	—	—	—	(648,000)
Net loss	—									(21,537,000)	(21,537,000)
Comprehensive loss:	—	—	—		—	—	—	—	—
Sale of marketable securities	—	—	—	—	—	—	—	—	448,000	—
Loss on marketable securities	—	—	—		—	—	—	—	449,000	—
Comprehensive loss	—	—	—		—	—	—	—	897,000	—	897,000

Balance December 31, 2005	1,000,000	$1,000	$0	$112,125,000	$112,000	$87,899,000	($609,000)	($72,000)	($49,000)	($87,777,000)	($495,000)
		—			—	—	—	—	—
Common stock issued for services	—	—	—	95,000	—	3,000	—	—	—	—	3,000
Common stock issued for payment of interest on SR Secured Notes	—	—	—	39,964,000	40,000	476,000	—	—	—	—	516,000
Common stock issued in exchange for research and developemnent liability	—	—	—	12,500,000	13,000	238,000	—	—	—	—	251,000
Common stock issued as payment of penalty due on timely registration of stock in 2004	—	—	—	307,000	—	3,000	—	—	—	—	3,000
Recovery of stock issued in 2004 private placement				(432000)
Net loss	—	—	—	—	—	—	—	—	—	(82,000)	(82,000)

Balance December 31, 2006	1,000,000	$1,000	$0	$164,559,000	$165,000	$88,619,000	($609,000)	($72,000)	($49,000)	($87,859,000)	$196,000

See accompanying notes to consolidated financial statements.

VITAL LIVING, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 1 - Organization and Description of Business

We were incorporated in the state of Nevada on January 22, 2001 under the name Nutritional Systems, Inc. We acquired substantially all of the assets of Vital Living, Inc. effective May 7, 2001 and changed our name to Vital Living, Inc. on May 20, 2001. We then merged with VCM Technology Limited, a company reporting under the Securities Exchange Act of 1934, on August 16, 2001. As set forth in the terms of the merger agreement, we acquired all of the outstanding shares of common stock of VCM from its sole stockholder in exchange for 5,062 shares of restricted common stock. Following the merger, we continued as the surviving corporation and commenced reporting under the Securities Exchange Act of 1934 by assuming the reporting status of VCM, which in turn provided us with the ability to file for quotation on the Over-the- Counter Bulleting Board under the symbol “VTLV”.

Through a series of various acquisition and divestiture activities, as described further below, we develop and market nutritional supplements and nutraceuticals products for distribution primarily through healthcare practitioners. Through a licensing agreement, we also have certain rights for the use of a pharmaceutical delivery system known as “GEOMATRIX®.” Our principal products currently are GreensFIRST®, Dream Protein™, Red Alert™, and Complete Essentials™.

Nutritional supplements represent a convenient and cost-effective way for an individual to obtain the nutritional benefits of whole foods. Nutritional supplements are formulated from whole foods and are intended to provide for improved health, reduced risk of diseases, and the delay onset of age related indicators while resulting in little added caloric and fat intake. Nutritional supplements come in powder, capsule, cracker, and other forms. Nutraceuticals, consisting of vitamins, minerals, herbs, and supplements, are products that are isolated or purified from foods and generally sold in medicinal forms not usually associated with foods, including tablets, capsules, and drops. Nutraceuticals are intended to have physiological benefits or have the ability to reduce the risk of chronic disease beyond basic nutritional products. We develop and test our nutraceuticals in collaboration with leading medical experts in the nutraceuticals field. We have designed our products to be incorporated by healthcare practitioners into standard patient routines in which healthcare practitioners recommend and sell our nutritional supplements and nutraceuticals products to their patients. Use of vitamins, minerals, herbs, and nutritional supplements continues to rise as consumers seek nutritional products to improve general health, increase longevity, and enhance the overall quality of life.

In November 2002, we acquired M.A.F. BioNutritionals, LLC, or “MAF”. MAF formulates, markets, and distributes natural and organic food-based, preventative nutraceuticals and therapeutic and functional food products designed to support proactive human cell maintenance and rehabilitation, essential in the prevention and treatment of disease, as well as overall optimal body performance and metabolic function. As further described in Note 9, we sold the primary assets of MAF and discontinued its operations in September 2004.

In July 2003, we completed the acquisition of the assets and assumption of certain liabilities of Christopher’s Original Formulas, Inc., or “COF”. Through this acquisition, we gained the exclusive licensing and marketing rights to Christopher’s products, a line of over 300 herbal formulas and products, consisting primarily of naturally occurring organic substances, sold to professionals and at retail locations throughout the United States. The COF operations were accounted for under our Natures’ Systems, Inc., or “NSI”, subsidiary. The COF operations comprised NSI’s sole activity. As described in Note 9, we sold certain assets and liabilities of NSI back to the previous owners of COF and discontinued its operations in July 2004.

In August 2003, we completed the acquisition of E-Nutraceuticals, Inc., or “ENI”. In addition, through a collaborative partnership with SkyePharma, PLC, (“Skye”), a UK pharmaceuticals company and a major shareholder of ours, we are exploring opportunities that utilize Skye’s FDA-approved, proprietary delivery systems. Pursuant to an amended Development and License Agreement between the parties, we acquired exclusive rights to Skye’s drug delivery technology, GEOMATRIX® (see note 7), and marketing and royalty rights to pharmaceutical sales using GEOMATRIX® in the Peoples Republic of China, Taiwan, and Hong Kong. During 2005 we recorded a gain from the resolution of $445,000 of accounts payable related to the ENI acquisition as a result of the resolution of those payables.

In October 2003, we completed the acquisition of Doctors For Nutrition, Inc., or “DFN”. DFN’s product line includes GreensFIRST®, a highly concentrated formulation of fruits and vegetables. One serving of the product has the antioxidant power of over 10 servings of fruits and vegetables. We currently distribute GreensFIRST® through health practitioner offices throughout the United States. DFN introduced Red Alert™, a complementary product in June 2005.

In August 2004, we consummated a joint venture with Wellness Watchers International, Inc., or WWI, and together formed Wellness Watchers Systems, LLC, or WWS. We and WWI originally each owned 50% of WWS. The operating agreement gave us overall operating responsibility. WWS manufactures a proprietary brand of dietary protein powder called Dream Protein™, which is directly marketed to the health practitioners together with our GreensFIRST® product. WWS plans to introduce complementary products that will be marketed as part of WWS’ Healthy Living Program®. Part of WWI’s contribution to WWS was the exclusive licensing of certain products, client lists and marketing strategies, which included Dream Protein™. WWS has developed a unique marketing strategy that channels products directly to health practitioners. Prior to forming WWS, WWI had no prior operating history. During February 2005, we purchased WWI’s 50% interest in WWS. In conjunction with our acquisition of the remainder of WWS and certain other marketing and operation strategic productivity decisions, during the first quarter of 2005, we consolidated the operations of WWS into DFN.

VITAL LIVING, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Going concern

The accompanying consolidated financial statements have been prepared assuming we will continue on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have suffered recurring losses from operations, have a working capital deficit, and have depended on funding from sources other than operations. Since inception, we have been required to raise additional capital by the issuance of both equity and debt securities. There are no commitments from funding sources, debt or equity, in the event that cash flows are not sufficient to fund ongoing operations or other cash commitments as they come due. These factors raise substantial doubt about our ability to continue as a going concern. We may be required to raise additional capital in the near term through offerings of securities to fund our operations and will attempt to continue raising capital resources if we do not begin to generate revenue sufficient to maintain ourselves as a viable entity. No assurance can be given that such financing will be available or, if available, that it will be available on commercially favorable terms. Moreover, available financing may be dilutive to current investors.

We are in the process of improving, acquiring, or developing products for sale that would generate revenue to sustain our operations, as well as consolidating our operations in order to gain cost synergies and efficiencies. If successful, these actions will serve to mitigate the factors that have raised doubt about our ability to continue as a going concern and increase the availability of resources for funding of our current operations and future market development. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or liabilities that might be necessary should we be unable to continue as a going concern.

Note 2 - Summary of Significant Accounting Policies

Principles of consolidation

The consolidated financial statements include Vital Living, Inc. and its wholly owned domestic subsidiaries (collectively, “We”,"Vital Living", or the "Company"). Consolidated financial statements are financial statements of a parent company and its subsidiaries presented as if the entities were a single economic unit. Although the assets, liabilities, revenues, and expenses of all entities are combined to provide a single set of financial statements, certain eliminations and adjustments are made. These eliminations are necessary to ensure that only arm's-length transactions between independent parties are reflected in the consolidated statements; transactions between the parent and its’ subsidiaries are eliminated.

Accounts receivable, trade

The company extends unsecured credit to its’ customers under normal trade agreements which generally require payment within 30-90 days. We determine any required allowance by considering numerous factors, including the length of time trade accounts receivable are past due and our loss history. Receivables are considered past due when they are unpaid greater than 30 days from the due date. We record an allowance for accounts when they become uncollectible, and payments subsequently received on such accounts are reflected as a reduction of that allowance. The allowance for doubtful accounts was $53,000 at December 31, 2006. Bad debt expense amounted to $0 and $121,000 in 2006 and 2005, respectively.

Inventory

Inventory is stated at the lower of cost (first-in, first-out method) or market, and consist of products available for sale and raw materials. At December 31, 2006, inventory amounted to $32,000, net of a reserve of $360,000.

Property and equipment

Property and equipment consists of office furniture, fixtures, and equipment, including computer hardware and software and various leasehold improvements. We record Property and equipment at cost. We provide for depreciation and amortization on a straight-line basis over the estimated useful lives ranging from three to ten years.

VITAL LIVING, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Goodwill

Goodwill represents the excess of the aggregate price paid by us over the value of the net equity acquired in an acquisition. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” we are no longer required to amortize goodwill, but are required to review goodwill for impairment at least annually or whenever events indicate that the carrying amount of the asset may not be recoverable in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” As of December 31, 2006, no events had occurred that would indicate goodwill had been impaired. As of December 31, 2005, events had occurred that indicate goodwill had been impaired; accordingly, an impairment loss was recorded (see Note 5).

License agreement and other Intangible assets

These assets include trademarks, patents, formulations, customer lists, and various marketing and license agreements. We amortize intangible assets on a straight-line basis over the lesser of the correlating agreements or estimated useful lives ranging from two to 14 years. As of December 31, 2006, no events had occurred that would indicate any of these assets were impaired.

During 2006, we entered into two licensing agreements for $300,000 and $450,000 with Nutracea, Inc. The agreements give us the right to market two products, Relief First Capsules and Relief First Cream. Payments on these agreements will begin in September 2007 and continue for three (3) and five (5) years. We are in the process of completing a comprehensive marketing plan for the aforementioned products and have not determined the useful life or value of these agreements. Accordingly, we have not began to amortize the cost of these licensing agreements (See Note 6).

Long-lived assets

We review long-lived assets and identifiable other intangible assets to be held and used for impairment at least annually or When ever events or changes in circumstances indicate that the carrying amount may not be recoverable. We evaluate goodwill and other intangible assets arising from various acquisitions for impairment on at least an annual basis or when events occur that would indicate that impairment had occurred. We measure impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from use of the assets and their eventual disposition.

Deferred charges

We capitalize costs associated with the issuance of debt instruments. We amortize these costs on a straight-line basis over the term of the debt instruments. Amortization expense was $679,000 and $925,000 for the years ended for the year ended December 31, 2006 and 2005, respectively. These amounts are recorded as a component of interest expense on the accompanying consolidated statement of operations.

Accounts Payable

During 2006, we recognized a net gain of $402,000 related to the settlement of certain accounts payable. Included in that gain was $253,000 that was derived from estimated settlement amounts for payables deemed under statute as no longer our liability. The balance of the gain represents an original $217,000 payable that we settled for $68,000. We believe that our net accounts payable is adequately stated and that all amounts written off were proper.

Financial instruments

Our financial instruments consist of cash, receivables, payables, and long-term debt. The carrying amount of cash, receivables, and payables approximates fair value because of the short-term nature of these items. The carrying amount of long-term debt as of December 31, 2006 approximates fair value because interest rates and debt discounts are reflective of market rates.

Concentrations of credit risk

Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash. At various times during the year, our cash balances may be in excess of federally insured limits. We maintain our cash, which consists primarily of demand deposits, with high-quality financial institutions, which we believe limits this risk.

VITAL LIVING, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

During 2006 one customer was responsible for 82.6% of our sales and accounted for 90.8% of our trade accounts receivable as of December 31, 2006. In January 2007, Stuart Benson, our CEO acquired a 50% interest in this customer (see Note 12).

During 2006 four vendors supplied all of our products for sale. One of these vendors accounted for 69.7% of our product purchases.

Acquisitions

We account for acquisitions in accordance with Statement of Financial Accounting Standards, (“SFAS”) No. 141 “Business Combinations” and accordingly apply the purchase method of accounting for all business combinations initiated after June 30, 2001 and separately identify recognized intangible assets that meet the criteria and amortize these assets over their determinable useful lives.

Accounting estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Some of the more significant estimates required to be made include the valuation of inventory, intangible assets, and equity based transactions. Actual results could differ from such estimates.

Income taxes

We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Under the asset and liability approach specified by SFAS No. 109, a deferred tax asset or liability is determined based on the difference between the financial statement and tax basis of assets and liabilities as measured by the enacted rates that will be in effect when these differences reverse. Deferred tax assets are recorded at their likely realizable amounts.

Revenue recognition

We recognize revenue when products are shipped to customers. Our return policy provides for an unconditional guarantee to our customers for a full refund of any unused product, including product that has exceeded its expiration date. All returns are subject to quality assurance reviews before acceptance. When necessary, we provide an allowance for returned product as a reduction of revenue based on estimates and historical experience with individual customers. We offer, from time to time, volume and promotional discounts on the products we sell. We record these discounts as a reduction of revenue.

Comprehensive income

SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive income and its components within the financial statements. Other comprehensive income consists of charges to stockholders' equity, other than contributions from or distributions to stockholders, excluded from the determination of net income. Our other comprehensive income consists of unrealized gains and losses on available for sale securities and foreign currency translations. We do not provide for U.S. income taxes on foreign currency translation adjustments since we do not provide for such taxes on undistributed earnings of foreign subsidiaries.

Research and development

We expense research and development costs relating to both present and future products when incurred. Research and development costs amounted to $151,000 and $72,000 for the years ended December 31, 2006 and 2005, respectively.

VITAL LIVING, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Net earnings per share

We account for earnings per share (“EPS”) in accordance with SFAS No. 128, “Earnings Per Share,” which establishes the requirements for presenting EPS. SFAS No. 128 requires the presentation of “basic” and “diluted” EPS on the face of the income statement. Basic earnings per share begins with income (loss) applicable to common stockholders (net income (loss) less preferred stock dividends) and is based on the weighted average number of common shares outstanding during each period presented. Diluted EPS assumes the exercise of all stock options and warrants having exercise prices less than the average market price of the common stock using the treasury stock method. For the purpose of diluted earnings per common share, and only if such calculation results in dilution, preferred stock dividends will not reduce earnings; however, the weighted average common shares outstanding would increase representing the amount of common shares into which such preferred stock is currently convertible. During the years ended December 31, 2006 and 2005, we reported a net loss from operations; thus, the effects of dilutive securities were anti-dilutive, rendering basic and diluted loss per share the same. Convertible preferred stock, warrants, and options to purchase common stock are included as common stock equivalents only when dilutive. Potentially dilutive securities excluded from the loss per share calculation for the years ended December 31, 2006 and 2005 are as follows:
	2006	2005
Convertible preferred stock	1,000,000	1,000,000
Convertible debt	17,610,000	17,610,000
Warrants	31,680,000	30,580,000
Employee options	10,251,000	13,801,000
	60,541,000	62,991,000

Stock based compensation

We account for our stock option plans in accordance with the provisions of SFAS No. 123, “Accounting for Stock Based Compensation,” as amended by SFAS No. 148 “Accounting for Stock-Based Compensation-Transition and Disclosure.” SFAS No. 123 permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to apply the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations and provide pro forma net income or loss and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied.

We are subject to reporting requirements of FASB Financial Interpretation No. (“FIN”) 44, “Accounting for Certain Transactions Involving Stock Compensation,” which requires a non-cash charge to compensation expense if the price of our common stock on the last trading day of each reporting period is greater than the exercise price of certain stock options. After the first such adjustment is made, each subsequent period is adjusted upward or downward to the extent that the trading price exceeds the exercise price of the options.

We adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), effective January 1, 2006. SFAS 123R requires the recognition of the fair value of stock-based compensation in net income. SFAS 123R supersedes Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensations (“SFAS 123”) and Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”). The Company has adopted SFAS 123R using the modified prospective method. Accordingly, prior period amounts have not been restated. Under the modified prospective method, stock options awards that are granted, modified or settled after December 31, 2005 will be valued at fair value in accordance with provisions of SFAS 123R and recognized on a straight line basis over the service period of the entire award.

We account for our incentive plans under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock issued to Employees,” and related Interpretations. No stock-based employee compensation (except that related to re-priced warrants in accordance with FIN No. 44) is reflected in net loss, as all options and warrants granted had an exercise price equal to or below the market value of the underlying common stock at the date of grant.

VITAL LIVING, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The fair value of our stock-based awards to employees was estimated using the Black-Scholes option-pricing model. The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, the Black-Scholes model requires the input of highly subjective assumptions, including the expected stock price volatility. Because our stock-based awards have characteristics significantly different from those of traded options and because changes in the subjective input can materially affect the fair value estimate, in our opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our stock-based awards to employees. The fair value of our stock-based awards (including re-priced warrants discussed above) was estimated assuming no expected dividends and the following weighted average assumptions for the years ended December 31, 2005:

Expected life in years	3.00
Expected stock price volatility	180.00%
Risk-free interest rate	4.00%
Average fair value per option/warrant	$0.05

There were no stock-based awards in 2006.

For pro forma purposes, the estimated fair value of our stock-based awards to employees is amortized over the respective vesting periods.

The following table illustrates the effect on net loss and net loss per share if we had applied the fair value recognition provisions of Statement of Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” to our stock-based employee compensation for the year ended December 31, 2005:

2005
Net Loss as reported	$(21,537,000)

Add:
Stock based compensation included in determination of net loss	-
Re-pricing of warrants	(648,000)
Deduct:
Stock based employee compensation determined under fair value
based method for all awards, net of related tax effects	(689,000)
Net loss - pro forma	(22,874,000)

Net loss available to common shareholders - pro forma	$(22,874,000)

Basic and diluted loss per share
Basic and diluted loss per share available to common shareholders - as reported	$(0.21)
Basic and diluted loss per share - pro forma	$(0.23)
Basic and diluted loss per share available to common shareholders - pro forma	$(0.23)

Weighted average basic and diluted common stock outstanding	101,426,000

We granted warrants to our CEO in 2003. These warrants were subsequently re-priced. As a result of this re-pricing, the award is now accounted as a variable award. Due to a decline in the trading price of our common stock, there was a reduction in salaries and wages $648,000 for the adjustments of the variable award for the years ended December 31, 2005.

We adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R), effective January 1, 2006. SFAS 123R requires the recognition of the fair value of stock-based compensation in net income. Stock-based compensation primarily consists of stock options. Stock options are granted to employees at exercise prices equal to the fair market value of our stock at the dates of grant. Generally, options fully vest immediately and expire 30 days after the employee leaves the company. We recognize the stock-based compensation expense over the requisite service period of the individual grantees, which generally equals the vesting period. We provide newly issued shares to satisfy stock option exercises. As there were no option awards granted during 2006 and all prior option awards were fully vested prior to January 1, 2006 there was no effect due to the implementation of SFAS 123R in the year ended December 31, 2006.

VITAL LIVING, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Recent accounting pronouncements

FIN 48 In June 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes," ("FIN 48") an interpretation of FASB Statement No. 109, "Accounting for Income Taxes." FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that the Company recognize in its financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 are effective beginning January 1, 2007 with the cumulative effect of the change in accounting principle recorded as an adjustment to the opening balance of retained earnings, goodwill, deferred income taxes and income taxes payable in the Consolidated Balance Sheets. The Company does not expect that the adoption of FIN 48 will have a significant impact on the financial statements of the Company.

The Company has reviewed other current outstanding statements from the Financial Accounting Standards Board and does not believe that any of those statements will have a material adverse affect on the financial statements of the Company when adopted.

 In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets" (SFAS 153). This Statement addresses the measurement of exchanges of nonmonetary assets and is effective for nonmonetary asset exchanges occurring in fiscal years beginning after June 15, 2005. The adoption of SFAS 153 has not had a material effect on the Company's financial position or results of operations.

In March 2006, the FASB issued FASB Statement No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140” (“FASB Statement No. 156”). FASB No. 156 amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. FASB No. 156 is effective for years beginning after September 15, 2006. The Company does not believe FASB No. 156 will have a material effect on the Company’s financial statements.

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“FASB No. 157”). FASB No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. FASB No. 157 applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 provides guidance on consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 is effective for fiscal years ending after November 15, 2006. The adoption of SAB 108 did not have an impact on our consolidated financial statements.

In December 2006, the FASB issued FASB Staff Position EITF 00-19-2, Accounting for Registration Payment Arrangements (“FSP EITF 00-19-2”). FSP EITF 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. A registration payment arrangement is defined in FSP EITF 00-19-2 as an arrangement with both of the following characteristics: (1) the arrangement specifies that the issuer will endeavor (a) to file a registration statement for the resale of specified financial instruments and/or for the resale of equity shares that are issuable upon exercise or conversion of specified financial instruments and for that registration statement to be declared effective by the US SEC within a specified grace period, and/or (b) to maintain the effectiveness of the registration statement for a specified period of time (or in perpetuity); and (2) the arrangement requires the issuer to transfer consideration to the counterparty if the registration statement for the resale of the financial instrument or instruments subject to the arrangement is not declared effective or if effectiveness of the registration statement is not maintained. FSP EITF 00-19-2 is effective for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to December 21, 2006. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of FSP EITF 00-19-2, this guidance is effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. We do not expect the adoption of FSP EITF 00-19-2 to have a material impact on our consolidated financial statements.

VITAL LIVING, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 will be effective for us on January 1, 2008. We are currently evaluating the impact of adopting SFAS 159 on our financial position, cash flows, and results of operations.

Note 3 - Mergers and acquisitions

Wellness Watchers Systems, LLC.

In August 2004, we consummated a joint venture with Wellness Watchers International, Inc., or WWI, and together formed Wellness Watchers Systems, LLC, or WWS. We originally paid WWI $805,000 for our 50% interest in WWS. The purchase price consisted of 3,000,000 shares of our common stock along with a $25,000 cash payment made in August 2004. During 2005, we purchased WWI’s 50% interest in WWS by issuing an additional 1,000,000 shares of common stock recorded as a $70,000 increase in goodwill.

Note 4 - Property and equipment

Property and equipment consists of the following at December 31:

2006
Computer hardware and software	$62,000
Office furniture and fixtures	24,000
Machinery and equipment	2,000
Gross property and equipment	88,000
Less accumulated depreciation	(71,000)
Net property and equipment	$17,000

Depreciation and amortization expense was $11,000 and $25,000 for the years ended December 31, 2006 and 2005, respectively.

VITAL LIVING, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 5 - Intangible assets

Intangible assets consisted of the following at December 31, 2006:

Un-Amortizable intangible assets
Goodwill	$3,296,000

	Gross Carrying	Accumulated Amortization and	Net Carrying
Amortizable intangible assets	Amount	Impairment	Amount

License agreement	$34,661,000	$(34,661,000)	$-
License agreement	4,093,000	(4,093,000)	-
License agreements	750,000	-	750,000
Marketing agreement	4,304,000	(4,304,000)	-
Trademarks and patents	20,000	(8,000)	12,000

Total amortizable intangible assets	$43,828,000	$(43,066,000)	$762,000

	Estimated	Accumulated
	Amortization	Amortization
	Expense	Expense

For the year ended December 31, 2007	$152,000	$43,218,000
For the year ended December 31, 2008	151,000	43,369,000
For the year ended December 31, 2009	152,000	43,521,000
For the year ended December 31, 2010	151,000	43,672,000
For the year ended December 31, 2011	151,000	43,823,000
For the year ended December 31, 2012	1,000	43,824,000
For the year ended December 31, 2013	1,000	43,825,000
For the year ended December 31, 2014	2,000	43,827,000
For the year ended December 31, 2015	1,000	43,828,000
For the year ended December 31, 2016	-	43,828,000
Totals	$762,000	$43,828,000

Impairment Analysis

As required by SFAS No. 142, we continually test goodwill or other intangibles created by each acquisition for impairment. These assets are tested for impairment at least annually, or upon occurrence of such events that may indicate impairment exists. We revised the earnings forecast for the next five years and evaluated the change in fair value of each component of goodwill using the expected present value of future cash flows. Impairment was due to a combination of factors, including acquisition price, increased market competition, and operating performance. As a result of this process, during 2005, we determined that certain intangible assets were impaired. Accordingly, during 2005, we recorded an impairment charge of $18,356,000 relating to the GEOMATRIX® licensing agreement.

As a result of our review, goodwill and all other intangible assets were deemed not to be impaired at December 31, 2006. The goodwill of $3,296,000 is attributable to previous acquisitions as follows:

DFN	$2,421,000
WWS	875,000

Total	$3,296,000

VITAL LIVING, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 6 - Long-Term Debt

In December 2003, we borrowed an aggregate principal amount of approximately $4.58 million in the form of Senior Secured Convertible Notes (the “Secured Notes”), due December 17, 2008, in a private placement, subject to certain registration rights, generating cash proceeds of $2.5 million, net of cash debt issue costs of $538,000. At time of issuance the Secured Notes bore interest at a rate of 12% per annum, 8% of which was payable semi-annually in cash each June and December, while 4% per annum could be paid, at our discretion, in cash or our common stock at a price equal to the ten-day average trading price of our common stock five business days prior to the relevant interest payment date. In October 2004, we agreed with the holders of the Secured Notes and warrants to reduce the conversion price and exercise price of those securities to $0.24 per share. There was no expense recorded relative to the reduction in the conversion price. The reduction of the conversion price is permanent and there was no time limit placed on the reduced conversion price, therefore it was determined not to be a an inducement to convert as that term is defined in Statement of Financial Accounting Standards No. 84 Induced Conversions of Convertible Debt . In exchange for this reduction:

We agreed to include the additional shares of common stock that are now issuable upon conversion of the outstanding Secured Notes as a result of the reduction in the conversion price in the next registration statement we file with the Securities and Exchange Commission ("New Registration Statement"). The shares of common stock originally convertible under the Secured Notes are registered for resale under our Registration Statement on Form SB-2 (SEC File No. 333-111921) ("Registration Statement"), which was declared effective by the SEC on August 13, 2004. We are now entitled to pay all 12% interest due on the Secured Notes in either cash or shares of our common stock, at our sole option, commencing with the interest payment due in December 2004. We were originally required to pay the 12% interest on the senior convertible promissory notes at the rate of 8% per annum in cash and had the option to pay the remaining interest at the rate of 4% per annum in cash or shares of common stock. The shares of common stock representing the 4% interest payments are registered for resale under the Registration Statement. We have agreed to include the additional shares of common stock representing the 8% interest payments in the New Registration Statement; and all penalties that we were required to pay as a result of our failure to have the Registration Statement declared effective by April 15, 2004 will be payable by our in shares of common stock ("Penalty Stock") at a price equal to $0.258. Such shares will be included on the New Registration Statement.

In 2005 certain note holders converted $60,000 of their note into common stock.

We may redeem the Secured Notes commencing December 15, 2004, provided the ten-day average trading price of our common stock prior to the redemption is at least $3.00 per share. The Secured Notes are collateralized by our assets, have priority in right of payment over all our indebtedness, and include certain provisions related to change in control, reorganization, recapitalization, and other adjustments. In addition, the Secured Note holders received 4,588,000 warrants to purchase shares of common stock at an exercise price of $1.00 per share. The fair value of these warrants of $1,084,000 was recorded and charged immediately to interest expense during 2003 as the warrants were fully vested and the related notes fully convertible at the date of issuance.

In October 2006, our Board of Directors approved a modification to Senior Notes and Series D Preferred Stock that allows for both of these securities to be converted into our common stock at current market price of the stock as defined in the Senior Note agreement. In exchange for this modification, the holders of such notes and Series D Preferred Stock would agree to forego future interest payments and extend the term of the note by twelve months. Both Messrs. Benson and Linn, abstained from voting on this matter, since they each own 50% of an entity that holders $1.0 million of Senior Notes and 1,000,000 shares of Series D Preferred Stock. As of March 30, 2007, we have not offered this opportunity to the holders of either the notes or the Series D Preferred Stock.

Amounts charged to interest expense is $1,192,000 and $1,034,000 for 2006 and 2005, respectively. In 2006, the balance included amortization of debt discount and deferred issue cost of $495,000 and $184,000, respectively. During 2005, the balance included amortization of debt discount and deferred issue cost of $697,000 and $228,000, respectively.

In connection with our 2002 MAF acquisition, we began making payments on a pre-existing SBA loan. We have made no payments of principal or interest against this loan since September 2004 (see Note 7). We entered into an agreement to sell the Boulder Bar product line and the purchaser assumed this debt. However, the purchaser has not complied with the terms of the agreement and we are seeking legal remedies. The principal balance of the loan is approximately $398,000 at December 31, 2006 and accrues interest at 8.25%. We have $401,000 included in our current liabilities related to this obligation.

VITAL LIVING, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

In September and December 2006, we entered into supply and licensing agreements that grants us trademark rights. The agreements require us to pay $750,000 over five years beginning in the fourth quarter of 2007. These agreements include un-secured notes payable of $300,000 and $450,000 at 5% and 8% respectively, with payments beginning in September, 2007 through August 2011 as summarized in the table below.

Long-term debt consists of the following at December 31, 2006:

Notes
$4,226,000 Secured Notes; maturity December 2008;
interest at 12% per annum (may be paid in cash or
common stock); principal due at December 17, 2008	$4,226,000

Long-term notes payable - License agreement	750,000
Total	4,976,000

Lees - current portion long-term notes payable	(72,000)
Less unamortized debt discount	(948,000)

Net long-term debt	$3,956,000

Aggregate maturities of long-term debt for the subsequent five years ending December 31 are as follows:

	Senior	Un-secured
	Secured Notes	Notes Payable	Total
2007	$-	$72,000	$72,000
2008	4,226,000	216,000	4,442,000
2009	-	216,000	216,000
2010	-	186,000	186,000
2011	-	60,000	60,000
Total	$4,226,000	$750,000	$4,976,000

Note 7 - Commitments and contingencies

From time to time, we are party to a variety of legal proceedings arising out of the normal course of business, including cases in which damages may be sought. We believe we have a valid defense and are vigorously defending any pending litigation. While the results of litigation cannot be predicted with certainty, we do not believe that the outcome of these proceedings will have a material adverse effect on our consolidated financial position, results of operations, or cash flows.

Weare in legal proceedings with the previous owners of COF over the re-purchase by them of the COF operations. On May 6th, 2005 Christophers’ Original Formulas, SFMB, Inc., Robert C Scott, Norman Bacala, and Ruth Christopher filed a complaint against Vital Living, Inc., Natures Systems, Inc., James R Jeppson, Stuart Benson, and Donald Hannah in the Third Judicial District Court for Salt Lake County, State of Utah. The Complaint alleges damages in excess of $400,000 relating to alleged breaches of a Settlement and a Release Agreement dated July 9, 2004. We and the other defendants have filed a Motion to Dismiss the action based on a variety of legal theories. We along with the related defendants also intend to vigorously defend against the claims of the plaintiffs. No evaluation presently can be made as to the final outcome of this case or the likelihood or range of potential recovery loss, if any, to us.

In October 2006, Timekeeping systems, Inc. (“TKI”) filed suit against us alleging that we conspired with Mitch Feinglass, our former COO, to hide certain assets for the purpose of frustrating TKI’s efforts to collect on TKI’s judgment against Mr. Feinglass in Ohio. Specifically TKI alleges that we paid certain consulting fees to two companies that Mr. Feinglass allegedly controlled, which TKI claims were offshore operations. TKI alleges that these funds should have been paid to Mr. Feinglass directly, and that paying them to the purported offshore entities amounted to a “conspiracy to commit a fraudulent conveyance.” TKI seeks damages against the company in an amount equal to TKI’s Ohio judgment of $105,000 plus interest for 6 years at 10%, attorneys’ fees, and costs. This suit is still in the initial pleading stage. We have filed an answer that denies all material allegations of the complaint, and intends to vigorously defend this suit.

VITAL LIVING, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

In connection with our purchase of M.A.F. Group, LLC (“MAF”) in late 2002, we signed a document title “Unlimited Continuing Guaranty” (“Guaranty”) under which we agreed to unconditionally perform all of M.A.F.’s obligations under an SBA loan. This document was prepared by M.A.F.s counsel for the purpose of inducing the Commerce Bank (“Commerce”) to approve the sale of MAF to Vital Living, Inc. which required Commerces’ express approval under the terms of the SBA loan. Ultimately, MAF never sought Commerces’ approval, this document was never delivered to Commerce, and we assumed that the Guaranty had been discarded. In September 2004 we ceased making payments against the SBA loan (see Note 6 and 9) and eventually Commerce began pursuing William Coppel (former owner of MAF, and a former officer of VLI for a time after the acquisition of MAF before leaving us). We have an accrual of $401,000 included in our current liabilities relating to this obligation. In July 2006, Coppel, through counsel, wrote a letter to us demanding that the Company honor the Guaranty and satisfy his indebtedness under the SBA loan. We responded to the demand, outlining the reasons why the Guaranty is unenforceable and noting that we have a potential counterclaim against Mr. Coppel based upon his breaches of the separation agreement in connection with his resignation. Since our response in August 2006, Mr. Coppel has not made any further efforts to enforce the purported Guaranty against us. We intend to vigorously defend a lawsuit to enforce the Guaranty, should one ever be filed.

We lease office space under non-cancelable operating leases that expire in 2007. Future minimum lease payments under non-cancelable operating leases for the subsequent five years ending December 31 are approximately as follows:

2007	$36,000
2008	-
2009	-
2010	-
2011	-
Total	$36,000

Total rent expense was $135,000 and $103,000 for the years ended December 31, 2006 and 2005, respectively.

In connection with the ENI acquisition, we acquired certain rights to SkyePharma, PLC’s (“Skye”) GEOMATRIX® drug-delivery technology. In conjunction with that agreement we incurred $1.0 million in research and development liabilities, of which $750,000 remained un-paid at December 31, 2005. In June 2006 we exchanged 12,500,000 shares of our common stock valued at $250,000 for the $750,000 liability resulting in a gain of $500,000.

In September and December 2006, we entered into supply and licensing agreements that grants us trademark rights. The agreements require us to pay $750,000 over five years beginning in the fourth quarter of 2007 (see note 5).

Note 8 - Capital Stock

In July 2006, the board of directors and our stockholders approved an amendment to our Articles of Incorporation to increase the number of authorized shares of common stock from 150,000,000 to 500,000,000, par value $.001 per share. We are currently authorized to issue up to 50,000,000 shares of preferred stock, par value $.001 per share. At December 31, 2006, our capital stock consisted of the following:

Capital Stock	Par Value	Authorized	Issued & Outstanding

Common Stock	$0.001	500,000,000	164,559,000
Preferred Stock	$0.001	50,000,000	1,000,000

Common Stock

Each holder of common stock is entitled to one vote per share on all matters submitted to a vote of our stockholders. Holders of our common stock have no preemptive rights and have no rights to convert their common stock into any other securities. In the event of dissolution or liquidation or the winding-up of our company, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all liabilities, subject to any preferential payments to the holders of any Secured Notes and preferred stock then outstanding. Although we are restricted from paying cash dividends under the terms of the Secured Notes, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefore. All of our outstanding common shares are fully paid and non-assessable.

VITAL LIVING, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

During 2006, 432,000 shares of common stock previously issued was cancelled. These shares were eventually deemed to be erroneously recorded as issued by us, but were never physically issued by our transfer agent.

During 2005 we negotiated a settlement of a $177,000 accounts payable balance for 318,750 shares of common stock with a value of $35,000 resulting in a gain of $142,000.

Common Stock Issued for interest

All the following common stock issuances were calculated by using a formula based on the fair market value of our common stock at the time of payment.

During January 2006, we issued 70,000 shares of our common stock in payment of $3,000 of interest due for the December 2005 semi-annual interest on our Senior Secured Convertible Notes.

During June 2006, we issued 13,424,322 shares of our common stock in payment of $256,404 of interest due for the June 2006 semi-annual interest on our Senior Secured Notes.

During December 2006, we issued 26,469,450 shares of our common stock in payment of $256,404 of interest due for the December 2006 semi-annual interest on our Senior Secured Notes.

During December 2006, we issued 307,493 shares of our common stock with a value of $3,000 in interest due to shareholders as a penalty due to our failure to timely file and have declared effective a registration statement for common stock issued during our November 2002 private placement and interest charges related to a penalty due to our failure to timely file and have declare effective a registration statement to register the shares of common stock issued in the December 20003 offering.

Common Stock Issued in Exchange for Research and Development Liability

During June 2006, we issued 12,500,000 shares of our common stock valued at $250,000 as payment for the $750,000 liability for research and development due to SkyePharma resulting in a gain of $500,000.

Common Stock Issued for Services and Settlements

In order to fund operating activities, we, from time to time, issue common stock in lieu of cash in exchange for goods or services.

During the year ended December 31, 2005 we issued 528,000 shares of restricted common stock with a value of $58,000 in consideration for consulting, investment banking, or other services rendered, compensation, release of debt, and various other claims that parties may have had against us.

During the years ended December 31, 2006 and 2005, 95,000 and 250,000 shares of common stock with a value of $4,000 and $12,000 respectively, were issued to directors for director services and to various consultants for various consultations and advisory services to be provided over a period ranging from 12 months to two years. These shares were originally capitalized as a component of equity and amortized to expense over the vesting periods. For the years ended December 31, 2006 and 2005, $3,000 and, $93,000, respectively was amortized to expense. The value of unamortized restricted common stock issued for services as of December 31, 2006 and 2005 was $0.

Preferred Stock

Preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of shares of preferred stock could adversely affect the rights of the holders of common stock and therefore, reduce the value of the common stock. In June 2006 the Series D Preferred Stock was acquired by a partnership controlled by the CEO and COO/CFO (see Note 12).

Series C Preferred Stock

On July 9, 2003, we sold to one investor five units, each consisting of 100,000 shares of non-voting 50% Series C Preferred Stock, 100,000 Series D Warrants, and 100,000 Series E Warrants, aggregating 500,000 shares of Series C Preferred Stock at $1.00 per share, 500,000 Series D Warrants at an exercise price of $1.30 per share, and 500,000 Series E Warrants at an exercise price of $1.60 per share, generating cash proceeds of $438,000, net of cash offering cost of $63,000. The combined fair value at the date of grant of the Series D and Series E Warrants using the Black-Scholes option-pricing model was $242,000.

VITAL LIVING, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The holder of the Series C Preferred Stock is entitled to a two-time dividend at the rate of 50% per annum, payable in cash or common stock on the first and second anniversary of the issuance date with no obligation to pay dividends thereafter. Unpaid and/or undeclared dividends are cumulative. The total amount of dividends not declared at December 31, 2004 was $370,000. Each share of Series C Preferred Stock is convertible into one share of common stock at the option of the holder at any time after the first anniversary of the date of issuance.

In connection with this offering, 250,000 Series D Warrants with an exercise price of $1.30 per share (fair value of $72,000), a cash commission equal to 12.5% of the proceeds (or $63,000), 63,000 shares of common stock (fair value of $74,000, or $1.18 per share), and an option to acquire 63,000 shares of common stock exercisable at $1.00 per share (fair value of $26,000) were granted, paid, or issued to a stockholder to facilitate the transaction, thus increasing the total offering costs to $234,000. The Series C Preferred Stock has no voting rights, liquidation preferences, or protective provisions.

The market value of our common stock on the date the Series C Preferred Stock was sold was $1.18 per share. In accordance with EITF 98-5, as amended by EITF 00-27, because the Series C Preferred Stock was sold at a price less than market value of the underlying components of the security, a beneficial conversion to holders of the Series C Preferred Stock occurred. Accordingly, during 2003, we recorded a discount of $253,000 within stockholders’ equity and a corresponding amount to preferred stock additional paid-in-capital. The Series C Preferred Stock is convertible into common stock at the option of the holder at any time after the first anniversary date of its issuance, thus the beneficial conversion is amortized over a one-year period. The entire $253,000 balance was amortized during 2004 and 2003.

During July 2005, 250,000 shares of common stock were issued in payment of the 50% dividend due on the second anniversary date. Immediately thereafter all the 500,000 shares of Series C Preferred Stock were converted into 500,000 shares of common stock.

Series D Preferred Stock

On August 20, 2003, concurrent with the ENI Acquisition, we sold to a single investor 1,000,000 shares of Series D Preferred Stock at $1.00 per share, generating cash proceeds of $815,000, net of cash offering costs of $185,000. Each share of Series D Preferred Stock is convertible into one share of common stock at the option of the holder at any time.

The market value of our common stock on the date the Series D Preferred Stock was sold was $1.37 per common share. In accordance with EITF 98-5, as amended by EITF 00-27, because the Series D Preferred Stock was sold at a price less than market value of the underlying components of the security, a beneficial conversion to holders of the Series D Preferred Stock occurred. Accordingly, during 2003 we recorded a discount of $370,000 within stockholders’ equity and a corresponding amount to preferred stock additional paid-in-capital. The Series D Preferred Stock is convertible into common stock at the option of the holder at any time, thus the beneficial conversion was recorded as a dividend upon issuance.

In June 2006 the Series D Preferred Stock was acquired by a partnership owned 50% each by Stuart Benson and Gregg Linn (see Note 12).

The holder of the Series D Preferred Stock is entitled to various rights, preferences, and restrictions that include the following:

1.	Voting. The Series D Preferred Stock votes on an as-converted basis with the common stock.

2.
Dividends. The holders of the Series D Preferred Stock are entitled to a like dividend or distribution, pro rata, should there be a cash or property dividend or distribution to any class of common stock or preferred stock other than the Series A Preferred Stock, determined on an as converted basis. This does not include any dividends paid in shares of common stock to the holders of Series B Preferred Stock and Series C Preferred Stock outstanding as of the date of issuance.

3.
Liquidation Preference. The Series D Preferred Stock is senior to the Series B Preferred Stock and Series C Preferred Stock and the common stock upon liquidation and is entitled to an amount equal to the original $1.00 per share issue price plus any declared and unpaid dividends (as adjusted for stock dividends, combinations, splits, recapitalization, and the like with respect to such shares).

VITAL LIVING, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

4.	Redemption. We have no rights to redeem the Series D Preferred Stock.

5.
Conversion. The holders of Series D Preferred Stock have the right to convert into common stock, at any time. Each share of Series D Preferred Stock is convertible into one share of common stock subject to adjustment for declared and unpaid dividends, stock dividends, combinations, splits, recapitalization, and the like with respect to such shares. The conversion price is initially set at $1.00. The conversion price may be decreased at the end of two years if the common stock is trading at a price below the conversion price then in effect. The floor for such adjustment is $0.25 per share. The conversion price of the Series D Preferred Stock may also be reduced in certain situations if we issue additional options, warrants, or rights to purchase common stock at a price below the conversion price of the Series D Preferred Stock. In such event, the conversion price will be decreased by multiplying the conversion price then in effect by a fraction of which (i) the numerator will be the number of outstanding shares of common stock on the date of issuance of the rights plus the number of shares of common stock which could be purchased at the then conversion price from the aggregate offering price of the rights and (ii) the denominator will be the shares of common stock outstanding on the date of issuance of the rights plus the number of shares of common stock so offered for subscription or purchase pursuant to such rights.

6.
Protective Provisions. So long as any shares of Series D Preferred Stock are outstanding, we may not, without the prior affirmative consent or vote of the holders of at least two thirds of the outstanding shares of the Series D Preferred Stock:

a.
authorize, create, designate, establish, or issue shares of any class or series of capital stock ranking senior to or on parity with the Series D Preferred Stock or reclassify any shares of common stock into shares having any preference or priority as to dividends or assets superior to any such preference or priority of Series D Preferred Stock; or

b.
amend, alter, or repeal, whether by merger, consolidation, or otherwise, our amended and restated articles of incorporation or bylaws or the resolutions contained in the certificate of designation of the Series D Preferred Stock and the powers, preferences, privileges, relative, participating, optional and other special rights and qualifications, limitations, and restrictions thereof, which would adversely affect any right, preference, privilege, or voting power of the Series D Preferred Stock, or which would increase the amount of authorized shares of the Series D Preferred Stock or of any other series of preferred stock ranking senior to the Series D Preferred Stock, with respect to the payment of dividends (whether or not such series of preferred stock is cumulative or non-cumulative as to payment of dividends) or liquidation.

Note 9 - Discontinued Operations

On September 30, 2004, MAF entered into an agreement to sell all properties, rights and assets used or useful in connection with its product line, Boulder Bar. This was the primary asset in MAF. MAF received a $50,000 cash payment, a $50,000 promissory note and the purchaser has agreed to continue serving the SBA debt obligation of approximately $419,000 at December 31, 2005 (see note 7), accruing interest at 9.75%, which is secured by the aforementioned asset. As a result of this transaction, during 2004, the Company recorded an impairment charge related to the remaining $104,000 of intangible assets related to the MAF acquisition and a charge of $38,000 related to other MAF assets deemed to be of no remaining value. Additionally, during 2005 we accrued a charge of $50,000 to bad debt expense for the balance of the note receivable which remains un-collected.

Note 10 - Stock Options and Warrants

Series A Warrants

Series A Warrants were issued in connection with the June 2002 Series A Preferred Stock private placement. Upon conversion of every five shares of Series A Preferred Stock into common stock, we will grant one Series A Warrant to purchase one share of our common stock, exercisable after one year from the date of grant at an exercise price of $2.00 per share and expiring on the second anniversary of the date of grant. The exercise price of the warrants is subject to adjustment for stock splits, dividends, reclassifications, and other adjustments.

Upon conversion of the 3,712,000 shares of Series A Preferred Stock and corresponding stock dividends, we will ultimately issue 859,422 Series A Warrants. During 2004, pursuant to the warrant offering in November and December 2004, one holder of the Series A warrants exercised 277,831 warrants at $0.10 per warrant resulting in gross proceeds of approximately $28,000. As of December 31, 2006, there were 581,591 Series A Warrants outstanding.

VITAL LIVING, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Series B and Series C Warrants

Series B and Series C Warrants were issued in connection with the November 2002 common stock private placement, concurrent with the MAF Acquisition. The Series B and Series C Warrants have exercise prices of $0.214 and may be exercised at the option of the holder at any time for a period of five years from the date of issuance. The exercise prices are subject to adjustment for stock splits, dividends, reclassifications, and other typical corporate actions. If we issue additional shares of common stock at a price less than $1.00 per share, the exercise prices of the warrants upon each such issuance will be adjusted and reset to such issuance price; however, this reset feature does not apply to the following:

1.	any stock splits, dividends, reclassifications, or similar actions, or

2.
any issuance of shares of common stock (or shares of common stock issuable upon the exercise of securities convertible into shares of common stock with an exercise price or a conversion price less than $1.00) if such securities were issued to consultants, employees, service providers, or to a third party to satisfy amounts owed; provided that we may not issue to such individuals, in any rolling 12-month period, more than 1,600,000 shares of common stock or 10% of the actual number of shares of common stock issued and outstanding (assuming the conversion of the Series A Preferred Stock) and may not issue to any one individual more than 500,000 shares of common stock.

As long as a registration statement covering the shares underlying the warrants is effective, we may redeem any or all of the warrants, at any time, at $0.05 per warrant if:

1.
the closing price for our common stock on any 20 trading days within a period of 30 consecutive trading days ending on the date of the notice of the call has been in excess of 150% of the then effective exercise price, and

2.	no less than four of such 20 days occur during the last five trading days ending on the date of the notice of the redemption.

As of December 31, 2006, there were 1,367,500 Series B Warrants and 1,367,500 Series C Warrants outstanding.

Series D and Series E Warrants

Series D and Series E Warrants were issued in connection with the April 2003 Series B Preferred Stock and July 2003 Series C Preferred Stock private placements. The Series D and Series E Warrants have exercise prices of $1.30 and $1.60, respectively, and may be exercised at the option of the holder at any time for a period of five years from the date of issuance. The exercise prices are subject to adjustment for stock splits, dividends, reclassifications, and other typical corporate actions. As of December 31, 2006, there were 1,950,000 Series D Warrants and 1,500,000 Series E Warrants outstanding.

Series F Warrants

Series F Warrants were issued in connection with the July 2003 amendment of one of our strategic consulting agreements. The Series F Warrants have an exercise price of $1.00 per share and may be exercised at the option of the holder at any time for a period of five years from the date of issuance. The exercise price is subject to adjustment for stock splits, dividends, reclassifications, and other typical corporate actions. As of December 31, 2006, there were 125,000 Series F Warrants outstanding.

Series G and H Warrants

Series G and H Warrants were issued in connection with the sale of our common stock in June and July 2004. We sold units, each unit consisting of one share of common stock, three Series G Warrants, and one Series H Warrant, aggregating 3,900,000 shares of common stock at $0.25 per share, 11,700,000 Series G Warrants at an exercise price of $0.25 per share, and 3,900,000 Series H Warrants at an exercise price of $0.24 per share, generating cash proceeds of $772,000, net of cash offering costs of $125,000. In addition, during 2004, 265,000 shares of common stock and 1,950,000 warrants, with a combined fair market value at the date of issuance of $549,000 were issued to financial advisors to facilitate the transaction, thus increasing the total offering costs to $599,000.

In December 2004, the holders of the G warrants exercised their right to convert the warrant in 5.8 million shares of our common stock. As of December 31, 2006, no G warrants and 3.9 million H warrants were outstanding. We received no consideration related to the G warrant conversion into our common stock. There were no transactions involving G or H warrants during 2005 and 2006.

VITAL LIVING, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Other Warrants

In connection with the Bridge Notes and Senior Secured Notes (see Note 6) during 2003, we granted note holders an aggregate of 9,516,000 warrants at original exercise prices that ranged from $1.00 to $1.50 per share. The warrants may be exercised immediately, expire on the fifth anniversary of the date of issuance, and the exercise price is subject to adjustment for stock splits, dividends, reclassifications, and other typical corporate actions, and as of December 31, 2005 is set at $0.24.

Additionally, during 2003, we granted 214,000 warrants to financial advisors associated with the issuance of the Bridge Notes. Financial advisors associated with the Secured Notes were granted 558,000 warrants.

In conjunction with warrant exercises in November and December of 2004, 6,560,000 of these warrants were exercised at $0.10 per warrant generating gross cash proceeds of $695,000. Certain holders of these exercised warrants will receive a new warrant with an exercise price of $0.10. In conjunction with this offering, we paid to financial advisors to help facilitate the transaction $68,000 in cash consideration and will issue 656,000 new warrants with an exercise price of $0.10. Effectively, we sold common stock for $0.10 per share and extend the terms and reduced the price of the warrants.

In August 2004 we issued 125,000 warrants with an exercise price of $0.26 to one of our employees in connection with our joint venture with Wellness Watchers Systems LLC.

In January 2006 we granted 1,000,000 warrants to purchase common stock at $0.001 per share to Atlas Capital as part of our agreement with them to provide investment banking services to us. The current value of these warrants was immaterial.

In January 2006, we granted 100,000 warrants to purchase common stock at prices ranging from $0.20 to $0.30 per share to an employee of one of our distributors.

In aggregate, as of December 31, 2006, there were 20,888,000 of these warrants outstanding.

Stock Option Plans

On August 1, 2001, the Board of Directors adopted our 2001 Stock Option Plan pursuant to which incentive stock options or non-statutory stock options to purchase up to 2,500,000 shares of common stock can be granted to employees, officers, directors, consultants, and independent contractors and other service providers.

On May 3, 2002, the Board of Directors adopted our 2002 Stock Option Plan pursuant to which incentive stock options or non-statutory stock options to purchase up to 2,000,000 shares of common stock can be granted to employees, officers, directors, consultants, independent contractors, and other service providers.

On July 15, 2005, the Board of Directors adopted our 2005 Stock Option Plan pursuant to which incentive stock options or non-statutory stock options to purchase up 16,819,000 shares of common stock can be granted to employees, officers, directors, consultants, independent contractors, and other service providers.

The combined plans had 10,251,000 options outstanding at December 31, 2006 and 2005, with exercise prices ranging from $0.04 to $1.00. At December 31, 2006, there were an aggregate of 14,145,000 options available under the plans for future grant.

Options and Warrants Issued for Services

In order to fund operating activities, we, from time to time, grant options or warrants to purchase common stock in lieu of cash in consideration for consulting, investment banking, or other services rendered, compensation, release of debt, and various other claims that parties may have against us. We granted options and warrants to purchase common stock during the years ended December 31, as follows:

	2006			2005
	Number Granted	Fair Value	Exercise Price	Number Granted	Fair Value	Exercise Price
Options & Warrants	1,100,000	$4,900	$0.001-0.30	3,550,000	$142,000	$0.04

	1,100,000	$4,900		3,550,000	$142,000

VITAL LIVING, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The fair value of certain of these options and warrants are being amortized over their respective vesting periods, which range from zero to 36 months. For the year ended December 31, 2005, $51,000 was amortized to expense. The fair value of unamortized options and warrants issued for services at December 31, 2006 and 2005 was $0.00.

In December 2005, we issued 3,550,000 options to board members with an exercise price of $0.04 for services

During June and July 2004, in connection with the common stock offering, we granted an aggregate of 2,000,000 warrants to acquire common stock to investment advisors with an exercise price of $1.25 per share. Additionally, during 2004, we issued 300,000 warrants to acquire common stock with exercise prices that ranged from $0.25 to $1.29 per share to various advisors.

In 2004, we granted 150,000 options to an advisor to purchase common stock at an exercise price of $0.65 per share.

Per FIN No. 44, “Accounting for Certain Transactions Involving Stock Compensation,” a non-cash charge to expense is required if the price of our common stock on the last trading day of a reporting period is greater than the exercise price of certain stock options and warrants issued. The requirements of FIN No. 44 may also result in a credit to expense to the extent that the trading price declines from the trading price as of the end of the previous reporting period, provided however that a credit is not recorded to the extent our common stock trades below the exercise price of the options or warrants. In accordance with FIN No. 44, we adjust expense upward or downward on a monthly basis based on the trading price at the end of each period. Due to a decline in the trading price of the Company’s common stock, there was a reduction in consulting expense of $0 and $156,000 for the adjustments of the variable award in the years ended December 31, 2005 and 2004, respectively.

Options and Warrants Issued to Employees

In February 2005 and December 2005, we granted to officers and employees 5,100,000 options with an exercise price of $0.08 and 4,750,000 options with an exercise price of $0.04, respectively, as part of our employee stock option plan. All of these options were fully vested as of December 31, 2005.

During 2004, we granted 80,000 warrants with an exercise price of $0.54 per share to several employees.

In accordance with FIN No. 44, we adjust expense upward or downward on a monthly basis based on the trading price at the end of each period. As a result, we recorded a net credit to salaries and benefits expense of approximately $648,000 during the year ended December 31, 2005. We adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), effective January 1, 2006. SFAS 123R requires the recognition of the fair value of stock-based compensation in net income. SFAS 123R supersedes Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensations (“SFAS 123”) and Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”). The Company has adopted SFAS 123R using the modified prospective method. Accordingly, prior period amounts have not been restated. Under the modified prospective method, stock options awards that are granted, modified or settled after December 31, 2005 will be valued at fair value in accordance with provisions of SFAS 123R and recognized on a straight line basis over the service period of the entire award.. As there were no option awards granted in the twelve months ended December 31, 2006 and all prior option awards were fully vested prior to January 1, 2006 there was no effect due to the implementation of SFAS 123R in twelve months ended December 30, 2006.

In January 2002, we issued 125,000 options to an employee under our 2001 Stock Option Plan. The options have an exercise price of $1.00 per share, expire in four years, and vest quarterly, 40,000 in the first year, 45,000 in the second year, and 40,000 in the third year. The fair value of the options using the Black-Scholes option-pricing model was determined to be zero. The current aggregate intrinsic value of the options outstanding and exercisable is $0.

VITAL LIVING, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Summary of Options and Warrants

A summary of stock option activity for employees and directors for the years ended December 31 is as follows:

	2006		2005
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of period	13,801,000	$0.09	401,000	$0.09
Granted	-		13,400,000
Cancelled	(3,550,000)		-	$0.09
Exercised	-		-
Outstanding at end of period	10,251,000	$0.09	13,801,000	$0.09

Exercisable at end of period	10,251,000	$0.09	13,801,000	$0.09

Information about stock options outstanding at December 31, 2006 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Shares Exercisable	Weighted Average Exercise Price

$0.65 - $1.00	401,000	1.75	$0.87	401,000	$0.91
$0.04 - $0.08	9,850,000	0	$0.06	9,850,000	$0.06

	10,251,000			10,251,000

A Summary of warrant activity for non-employees for the years ended December 31 is as follows:

	2006		2005
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of period	30,580,000	$0.46	31,815,000	$0.46
Granted	1,100,000	0.001	-	-
Cancelled	-	-	(1,235,000)	-
Exercised	-	-	-	-
Outstanding at end of period	31,680,000	$0.46	30,580,000	$0.46

Exercisable at end of period	31,680,000	$0.46	30,580,000	$0.46

VITAL LIVING, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Information about warrants outstanding at December 31, 2006 is as follows:

	Warrants Outstanding & Exercisable
		Weighted
		Average	Weighted
Range of		Remaining	Average
Exercise	Shares	Contractual	Exercise
Prices	Outstanding	Life	Price

$0.01 - $0.35	27,523,000	3.10	$0.13
$0.54 - $1.00	125,000	1.98	$-
$1.30 - $1.65	3,450,000	2.52	$0.16
$2.00	582,000	1.42	$0.04
	31,680,000	3.00	$0.34

Note 11 - Income Taxes

Components of the deferred tax asset (liabilities) as of December 31 are as follows:

	2006	2005
Net operating loss carryforwards	$12,496,000	$11,715,000
Marketable securities	214,000	214,000
Accounts receivable	161,000	161,000
Deferred compensation	3,038,000	3,038,000
Inventories	-	0
Amortizable intangibles	14,861,000	15,600,000
Other temporary differences	20,000	42,000
	30,790,000	30,770,000
Less valuation allowance	(30,790,000)	(30,770,000)
	$-	$-

Net operating loss carry forwards are available to reduce future taxable income. However, a change in ownership, as defined by federal income tax regulations, could significantly limit our ability to utilize our U.S. net operating loss carry forwards. Additionally, because federal tax laws limit the time during which the net operating loss carry forwards may be applied against future taxes, if we fail to generate taxable income prior to the expiration dates, we may not be able to fully utilize the net operating loss carry forwards to reduce future income taxes.

As we have had cumulative losses and there is no assurance of future taxable income, valuation allowances have been recorded to fully offset the deferred tax asset at December 31, 2006 and 2005. During the years ended December 31, 2006 and 2005, a current income tax benefit of $20,000 and $8,601,000, respectively, was offset by an equal deferred income tax provision primarily related to the increase in the valuation allowance. The valuation allowance increased $20,000 during 2006 due to our current period net loss. Due to this increase in the valuation allowance, the effective tax rate has been reduced to 0% for the years ended December 31, 2006 and 2005. As of December 31, 2006, we had net operating loss carry forwards for federal income tax reporting purposes of approximately $34,100,000 which expire at varies periods through 2025. The utilization of such operating losses may be limited.

A reconciliation of statutory to effective income tax rates is as follows for years ended December 31:

	2005		2004
Federal statutory rates	-34%	$(28,000)	-34%	$(9,578,000)
State	-6%	(5,000)	-6%	(1,690,000)
Valuation allowance	40%	21,000	40%	11,201,000
Other	-	12,000	-	67,000
Effective rate	0%	$-	0%	$-

VITAL LIVING, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 12 - Related Party Transactions

From time to time, we engage our directors, shareholders, or other related parties for consulting services related to investment, acquisition, or other activities in the normal course of business. We believe that all of these transactions are conducted at an “arms-length.” Fair market value of securities issued in these transactions, including stock, options, and warrants, is listed below where applicable and calculated using the Black-Scholes Pricing Model as of the date of issuance or grant.

Officers and Directors

During 2005 a partnership owned 50% each by Stuart Benson, CEO and Gregg Linn COO/CFO acquired a $40,000 from the original holder of the Senior Secured Note.

In 2006 an entity owned 50% each by Stuart Benson, our President and CEO and Gregg Linn, our COO and CFO acquired the $1,000,000 Series D Preferred Stock and $1,000,000 of the Senior Secured Convertible Note from the original holder Senior Secured Note for $417,000. Prior to purchasing these securities, Mr. Benson and Linn offered us the ability to purchase these securities, which we declined. Our Board of Director determined that we did not have adequate financial resources to purchase these securities and approved the purchase by Mr. Benson and Linn. Mr. Benson and Linn abstained from voting on this transaction.

During 2005, we issued 100,000 and 150,000 shares of restricted common stock to then Directors, Carson Beadle and David Allen, respectively, in exchange for director services for a combined fair market value of $12,000. During 2004 we issued 165,000 shares to Michael Cardamone in exchange for director services with a fair market value of $35,000.

During 2006 and 2005, $12,000 and $14,000, respectively was either paid directly or amounts paid on behalf of Mr. Hannah, our former Chairman. These amounts were paid for services requested by management that were deemed outside the scope of his role as Chairman.

During 2006, we paid Michael Cardamone, a director, $10,000 for services deemed outside the scope of his role as a director.

During 2006, we paid Carson Beadle, a former director, $8,000 for services deemed outside the scope of his role as a director.

In November 2006, effective January 2007, our President and CEO, Stuart Benson, became a 50% shareholder in our largest distributor Wellness Watchers Global LLC (“WWG”), which is the successor entity to Wellness Watchers, LLC (“WW”). WWG accounted for 82.6% of our sales during 2006 and 90.8% of our trade receivables at December 31, 2006. WWG acquired all of the assets and liabilities of WW. We expect that substantially all of our going forward sales in 2007 are with this related party. In November 2006, our Board of Directors acknowledged both the related party nature of the transaction as well as the potential conflict of interest and approved Mr. Benson entering into this arrangement to acquire WWG with us. Mr. Benson abstained from voting on this transaction. At December 31, 2006 WWG owed the Company $933,000. At March 31, 2007, WWG still owed us $161,000 of the balance due from WWG at December 31, 2006.

In January 2006, we entered into a service agreement with Red Rock Advisors, LLC, an entity controlled by Gregg Linn, our COO and CFO for outside services related to the creation, development and management of an infomercial that utilizes our product line. These services were deemed outside his role as COO and CFO. Pursuant to the agreement, Red Rock Advisors, LLC will be paid $7,500 per month for six months, beginning in January 2007 as well as per unit fee for all future products sold through the infomercial. As of March 31, 2007, we owe Red Rock Advisors, LLC $22,500 for prior services rendered. Our Board of Directors acknowledged both the related party nature of this transaction as well as the potential conflict of interest and approved Mr. Linn entering into this transaction. Mr. Linn abstained from voting on this transaction.

In January 2006, we entered into a talent service agreement with WWG, an entity 50% owned Stuart Benson, our President and CEO for promotional, talent and acting services related to the infomercial that utilizes our product line. Pursuant to the agreement, WWG will be paid a per unit fee for all future products sold through the infomercial.

In January 2007 an entity owned 100% by Stuart Benson, our President and CEO acquired a $192,000 of Senior Secured Convertible Notes from the original holder Senior Secured Note from the original holder for $40,000.

VITAL LIVING, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

In January 2007, Michael Cardamone, a director, also became an employee of Wellness Watchers Global, LLC, our major distributor, an entity 50% owned by Stuart Benson our President and CEO.

In February 2007, VTLV II LLC, an entity controlled by Stuart Benson, made a payment of $25,000 on our behalf to one of our suppliers. The $25,000 is recorded as a liability to VTLV II LLC.

During the first quarter of 2007, we made rent payments totaling $3,000 for office space for our President and CEO in Boca Raton, FL. This office is the same office of Wellness Watchers Global, LLC, our major distributor, an entity 50% owned by Stuart Benson, our President and CEO.

Shareholders

In 2006 we granted Atlas Capital Services LLC, a stockholder, 1,000,000 warrants at an exercise price of $0.001 in conjunction with an agreement with them to provide consulting, investment and financial services. During 2006 we paid Atlas $67,500 for such services We have several agreements with HCFP/Brenner Securities, LLC (“Brenner”), a stockholder, to provide consulting, investment, or financial services. During 2005 we paid Brenner $75,000 for such services.

Note 13 - Concentrations

During 2006 one customer was responsible for 82.6% of our sales and accounted for 90.8% of our trade accounts receivable as of December 31, 2006. In January 2006 Stuart Benson, CEO acquired a 50% interest in this customer (see Note 12).

During 2006 four vendors supplied all of our products for sale. One of these vendors one accounted for 69.7% of our product purchases.

Unaudited Financial Statements as of and for the Three and Nine Months Ended  September 30, 2007

VITAL LIVING, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	September 30,	December 31,
	2007	2006
Assets	(Unaudited )
Current assets:
Cash	$32,000	$28,000
Accounts receivable, trade; net of allowance for doubtful accounts of $3,000 and $53,000, respectively	837,000	1,025,000
Inventory, net of reserve of $0 and $360,000, respectively	53,000	32,000
Prepaid expenses and other current assets	7,000	13,000
Total current assets	929,000	1,098,000

Other assets:
Deferred debt issuance costs, net of accumulated amortization of $726,000 and $588,000, respectively	216,000	354,000
Property and equipment, net	-	17,000
Goodwill	3,296,000	3,296,000
License agreement, net of accumulated amortization of $112,000 and $0, respectively	638,000	750,000
Other intangible assets, net	11,000	12,000
Other non-current assets	-	24,000
Total other assets	4,161,000	4,453,000

Total assets	$5,090,000	$5,551,000

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable, trade	$455,000	$724,000
Accrued and other current liabilities	574,000	202,000
Due to officer	407,000	-
Notes payable	401,000	401,000
Long-term notes payable - current portion	116,000	72,000
Total current liabilities	1,953,000	1,399,000

Long-term debt, net of unamortized debt discount of $577,000 and $948,000 respectively	3,649,000	3,278,000
Longterm notes payable, net of current portion	543,000	678,000
Total liabilities	6,145,000	5,355,000

Commitments and contingencies	-	-

Stockholders’ equity
Preferred stock, $0.001 par value, 50,000,000 shares authorized:
Preferred stock - Series D, $0.001 par value, 1,000,000 shares authorized; 1,000,000 shares issued and outstanding	1,000	1,000
Common stock, $0.001 par value, 500,000,000 shares authorized; 164,983,000 issued and 164,559,000 shares outstanding, respectively	165,000	165,000
Additional paid-in capital	88,619,000	88,619,000
Stock, options, and warrants - unamortized	(609,000)	(609,000)
Treasury stock, 424,000 shares at cost	(72,000)	(72,000)
Accumulated other comprehensive loss	(49,000)	(49,000)
Accumulated deficit	(89,110,000)	(87,859,000)
Total stockholders’ equity	(1,055,000)	196,000

Total liabilities and stockholders’ equity	$5,090,000	$5,551,000

See accompanying notes to financial statements.

VITAL LIVING, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue, net	$255,000	$1,600,000	$2,202,000	$4,281,000
Cost of goods sold	220,000	729,000	1,099,000	1,952,000
Gross profit	35,000	871,000	1,103,000	2,329,000
Administrative expenses
Salaries and benefits	105,000	157,000	598,000	487,000
Professional and consulting fees	31,000	109,000	187,000	379,000
Selling, general and administrative	181,000	272,000	524,000	777,000
Research and development	-	30,000	-	131,000
Depreciation and amortization	38,000	2,000	116,000	8,000
Total administrative expenses	355,000	570,000	1,425,000	1,782,000
Net income from operations	(320,000)	301,000	(322,000)	547,000
Other expense (net)
Interest expense (net)	(304,000)	(297,000)	(914,000)	(891,000)
Gain on exchange of common stock for accrued liability		-	-	500,000
Gain on settlement of accounts payable		87,000		149,000
Loss on disposal of assets	-	-	(14,000)	-
Net loss available to common stockholders	$(624,000)	$91,000	$(1,250,000)	$305,000

Basic and diluted earnings (loss) per share
Basic earnings (loss) per share available to common stockholders	$(0.00)	$0.00	$(0.01)	$0.00
Fully diluted earnings (loss) per share to common stockholders	$(0.00)	$0.00	$(0.01)	$0.00
Weighted average basic common stock outstanding	164,559,000	138,215,000	164,559,000	116,016,000
Weighted average fully diluted common stock outstanding	164,559,000	157,736,000	164,559,000	131,345,000

See accompanying notes to financial statements.

VITAL LIVING, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30,
	2007	2006
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(1,250,000)	$305,000
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	117,000	8,000
Amortization of costs associated with senior convertible notes	510,000	509,000
Gain on exchange of common stock for accrued liability		(500,000)
Amortization of restricted common stock, options and warrants issued for services	-	6,000
Allowance for doubtfull accounts	(50,000)	-
Inventory reserve	(360,000)	-
Loss on disposal of assets	13,000
Change in operating assets and liabilities:
Accounts receivable, trade	237,000	(910,000)
Inventory	339,000	50,000
Prepaid expenses and other assets	30,000	31,000
Accounts payable, trade	(269,000)	159,000
Due to officer	407,000
Accrued and other current liabilities	371,000	295,000
Cash used in continuing activities	95,000	(47,000)

Cash flows from investing activities:
Purchases of property, equipment and intangibles	-	-
Cash used in investing activities	-	-

Cash flows from financing activities:
Borrowing on long-term notes payable	0
Payment on notes payables	(91,000)	-
Cash used in financing activities	(91,000)	-

Net increase (decrease) in cash	4,000	(47,000)
Cash at beginning of period	28,000	192,000
Cash at end of period	$32,000	$145,000

Supplemental cash flow information

Interest paid	$1,000	$2,000

See accompanying notes to financial statements.

Vital Living, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Unaudited)

Note 1 - Interim Financial Information

We have included the consolidated balance sheet as of September 30, 2007, the consolidated statements of operations for the three and nine months ended September 30, 2007 and 2006, and the consolidated statements of cash flows for the nine months ended September 30, 2007 and 2006. The consolidated balance sheet as of December 31, 2006 was derived from the audited consolidated financial statements included in our Annual Report on Form 10-KSB, for the year ended December 31, 2006. It is our opinion that all adjustments, which are of a normal recurring nature necessary to present fairly such financial statements, have been made.

Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted. Accordingly, these consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in our Annual Report on Form 10-KSB, for the year ended December 31, 2006. The results of operations for the three and nine months ended September 30, 2007 are not necessarily indicative of the operating results for the full year.

Certain amounts in the consolidated financial statements and notes thereto for prior periods have been reclassified to conform to the current period classifications.

Note 2 - Organization and Description of Business

We were incorporated in the state of Nevada on January 22, 2001 under the name Nutritional Systems, Inc. We acquired substantially all of the assets of Vital Living, Inc. effective May 7, 2001 and changed our name to Vital Living, Inc. on May 20, 2001. We then merged with VCM Technology Limited, a company reporting under the Securities Exchange Act of 1934, on August 16, 2001. As set forth in the terms of the merger agreement, we acquired all of the outstanding shares of common stock of VCM from its sole stockholder in exchange for 5,062 shares of restricted common stock. Following the merger, we continued as the surviving corporation and commenced reporting under the Securities Exchange Act of 1934 by assuming the reporting status of VCM, which in turn provided us with the ability to file for quotation on the Over-the-Counter Bulleting Board under the symbol “VTLV”.

Through a series of various acquisition and divestiture activities, we develop and market nutritional supplements and nutraceuticals products for distribution primarily through healthcare practitioners. Our principal products currently are GreensFIRST®, Dream Protein™, Red Alert™, ReliefFIRST™, and Complete Essentials™.

At the end of April 2007, we closed our Phoenix, AZ corporate office. Our corporate office is now located at 1289 Clint Moore Road, Boca Raton, FL, 33487. Our phone number is 561-300-9023. Our toll-free number remains 866-409-6262. These offices are in the same building with Wellness Watchers Global (“WWG”), our largest distributor, in which our CEO Stuart Benson has a 50% interest (see Note 10). We are paying $1,500 per month of WWG’s rent in return for our office space there. In April 2007 our COO/CFO Gregg Linn resigned his positions. We have 3 full-time employees, all of whom work in the Boca Raton location.

In June 2007 due to business considerations, we made an agreement with one of our suppliers to allow them to sell some of our branded products directly to one of our major distributors. This agreement was necessary as the company did not have the capacity to service the sales needs of this customer.

On September 28, 2007, NutraCea entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Vital Living.  The Purchase Agreement provides that NutraCea will purchase substantially all of Vital Living’s intellectual property and other assets used by Vital Living and certain subsidiaries in its business, including rights to nutritional supplements and nutraceutical products that are marketed for distribution to healthcare practitioners.  As part of the transaction, Vital Living will assign to NutraCea its rights under various distribution and other agreements relating to the products being acquired.  NutraCea will not acquire inventory, raw materials, cash or accounts receivable of Vital Living.

Vital Living, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Unaudited)

The purchase price consists of (i) $1,500,000 to be paid by NutraCea at the closing, (ii) cancellation of outstanding indebtednesses of Vital Living, its subsidiaries and certain related entities to NutraCea, including all of the Notes, and (iii) cancellation of all shares of Series D Preferred Stock of Vital Living held by NutraCea.

Going concern

The accompanying consolidated financial statements have been prepared assuming we will continue on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have suffered recurring losses from operations, have a working capital deficit, and have depended on funding from sources other than operations. Since inception, we have been required to raise additional capital by the issuance of both equity and debt securities. We have no commitments from funding sources, debt or equity, in the event that cash flows are not sufficient to fund ongoing operations or other cash commitments as they come due. These factors raise substantial doubt about our ability to continue as a going concern. We may be required to raise additional capital in the near term through offerings of securities to fund our operations and will attempt to continue raise capital if we do not begin to generate revenue sufficient to maintain ourselves as a viable entity. No assurance can be given that such financing will be available or, if available, that it will be available on commercially favorable terms. Moreover, available financing may be dilutive to current stockholders.

We are continually improving, acquiring, or developing products for sale to generate revenue to generate incremental revenue that may further enhance our operations, as well as continuing the on-going process of creating additional cost synergies and operating efficiencies. If successful, these actions will serve to mitigate the factors that have raised doubt about our ability to continue as a going concern and increase the availability of resources for funding of our current operations and future market development. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or liabilities that might be necessary should we be unable to continue as a going concern.

Note 3 - Summary of Significant Accounting Policies

 Principles of consolidation

The consolidated financial statements include Vital Living, Inc. and its wholly owned domestic subsidiaries (collectively, “We”, “Vital Living”, or the “Company”). Consolidated financial statements are financial statements of a parent company and its subsidiaries presented as if the entities were a single economic unit. Although the assets, liabilities, revenues, and expenses of all entities are combined to provide a single set of financial statements, certain eliminations and adjustments are made. These eliminations are necessary to ensure that only arm’s-length transactions between independent parties are reflected in the consolidated statements; transactions between the parent and its’ subsidiaries are eliminated.

Accounting estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as net sales and expenses reported for the periods presented. We regularly assess these estimates and, while actual results may differ, we believe that the estimates are reasonable.

Vital Living, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Unaudited)

Stock- based compensation

We adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R), effective January 1, 2006. SFAS 123R requires the recognition of the fair value of stock-based compensation in net income. Stock-based compensation primarily consists of stock options. Stock options are granted to employees at exercise prices equal to the fair market value of our stock at the dates of grant. Generally, options fully vest immediately and expire 30 days after the employee leaves the company. We recognize the stock-based compensation expense over the requisite service period of the individual grantees, which generally equals the vesting period. We provide newly issued shares to satisfy stock option exercises. As there were no option awards granted in the three months ended June 30, 2007 and all prior option awards were fully vested prior to January 1, 2006 there was no effect due to the implementation of SFAS 123R in the three and nine month periods ended September 30, 2007.
.
Net loss per share

We account for earnings per share (“EPS”) in accordance with SFAS No. 128, “Earnings Per Share,” which establishes the requirements for presenting EPS. SFAS No. 128 requires the presentation of “basic” and “diluted” EPS on the face of the statement of operations. Basic EPS begins with income (loss) applicable to common stockholders (net income (loss) less preferred stock dividends) and is based on the weighted average number of common shares outstanding during each period presented. Diluted EPS assumes the exercise of all stock options and warrants having exercise prices less than the average market price of the common stock using the treasury stock method. In computing basic net loss per share available to common stockholders, net loss is increased by cumulative dividends on preferred stock when they are declared even if they are not paid. If a class of preferred stock contains dividend rights that are not cumulative, then the amount of the dividend is not considered in determining the net loss available to common stockholders until it is paid. For the purpose of diluted earnings per common share, and only if such calculation results in dilution, preferred stock dividends will not reduce earnings; however, the weighted average common shares outstanding would increase representing the amount of common shares into which such preferred stock is currently convertible. During the three and nine month periods ended September 30, 2007, we reported a net loss from operations; thus, the effects of dilutive securities were anti-dilutive, rendering basic and diluted loss per share the same. Convertible preferred stock, warrants, and options to purchase common stock are included as common stock equivalents only when dilutive. Potentially dilutive securities excluded from the loss per share calculations for the periods ended September 30, 2007 are as follows:

September 30, 2007

Convertible preferred stock	1,000,000
Convertible debt	17,610,000
Warrants	31,680,000
Stock options	10,251,000

60,541,000

Vital Living, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Unaudited)

Note 5 - Intangible assets

Intangible assets consisted of the following:

	September 30, 2007
Un-amortizable intangible assets-Goodwill	$3,296,000

Amortizable intangible assets	Gross carrying amount	Accumulated amortization	Net carrying amount
License agreement	$750,000	$(112,000)	$638,000
Trademarks and patents	20,000	(9,000)	11,000
Total amortizable intangible assets	$770,000	$(121,000)	$649,000

	December 31, 2006
Un-amortizable intangible assets-Goodwill	$3,296,000

Amortizable intangible assets	Gross carrying amount	Accumulated amortization and impairment	Net carrying amount
License agreement	$750,000	$-	$750,000
Trademarks and patents	20,000	(6,000)	14,000
Total amortizable intangible assets	$770,000	$(6,000)	$764,000

Impairment Analysis

As required by SFAS No. 142, we test goodwill or other intangibles created by each acquisition for impairment. These assets are tested for impairment at least annually, or upon occurrence of such events that may indicate impairment exists. We revised the earnings forecast for the next five years and evaluated the change in fair value of each component of goodwill using the expected present value of future cash flows.

As a result of our review, the remaining goodwill was deemed to be fairly stated at September 30, 2007 and December 31, 2006. The goodwill of $3,296,000 is attributable to previous acquisitions as follows:

DFN	$2,421,000
WWS	875,000

Total	$3,296,000

Vital Living, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Unaudited)

Note 6 - Commitments and contingencies

From time to time, we are party to a variety of legal proceedings arising out of the normal course of business, including cases in which damages may be sought. We believe we have a valid defense and are vigorously defending any pending litigation. While the results of litigation cannot be predicted with certainty, we do not believe that the outcome of these proceedings will have a material adverse effect on our consolidated financial position, results of operations, or cash flows.

We are in legal proceedings with the previous owners of COF over the re-purchase by them of the COF operations. On May 6th, 2005 Christophers’ Original Formulas, SFMB, Inc., Robert C Scott, Norman Bacala, and Ruth Christopher filed a complaint against Vital Living, Inc., Natures Systems, Inc., James R. Jeppson, Stuart Benson, and Donald Hannah in the Third Judicial District Court for Salt Lake county, State of Utah. The Complaint alleges damages in excess of $400,000 relating to alleged breaches of a Settlement and a Release Agreement dated July 9th, 2004. Vital Living and the other defendants have filed a Motion to Dismiss the action based on a variety of legal theories. The Company and related defendants also intend to vigorously defend against the claims of the plaintiffs. No evaluation presently can be made as to the final outcome of this case or the likelihood or range of potential recover loss, if any, to the company.

In connection with our 2002 acquisition of M.A.F. Group, LLC (“MAF”), we began making payments on a pre-existing SBA loan, though we did not then, or since, formally assume responsibility for that liability. We have made no payments of principal or interest against this loan since September 2004. In September 2004 we entered into an agreement to sell the Boulder Bar product line and the purchaser assumed this debt. However, the purchaser has not complied with the terms of the agreement and we are seeking legal remedies. The principal balance of the loan is approximately $398,000 at March 31, 2006 and accrues interest at 8.25%. We have $401,000 included in our in our current liabilities related to this obligation.

In connection with the Company’s purchase of MAF in late 2002, the Company signed a document titled “Unlimited Continuing Guaranty” (“Guaranty”) under which we agreed to unconditionally perform all of MAF’s obligations under an SBA loan. This document was prepared by MAF’s counsel for the purpose of inducing the Commerce Bank (“Commerce”) to approve the sale of MAF to Vital Living, Inc. which required Commerces’ express approval under the terms of the SBA loan. Ultimately, MAF never sought Commerces’ approval, this document was never delivered to Commerce, and we assumed that the Guaranty had been discarded. In September 2004 we ceased making payments against the SBA loan (see above) and eventually Commerce began pursuing William Coppel (former owner of MAF, and an officer of VLI for a time after the acquisition of MAF before leaving the Company). In July 2006, Coppel, through counsel, wrote a letter to the Company demanding that the Company honor the Guaranty and satisfy his indebtedness under the SBA loan. The Company responded to the demand, outlining the reasons why the Guaranty is unenforceable and noting that the Company has a potential counterclaim against Mr. Coppel based upon his breaches of the separation agreement in connection with his resignation. Since the Company’s response in August 2006, Mr. Coppel has not made any further efforts to enforce the purported Guaranty against the company. The Company intends to vigorously defend a lawsuit to enforce the Guaranty, should one ever be filed. In September 2007 The Company was served notice of a lawsuit by Commerce to enforce payment of this note. The Company has not retained counsel to defend but is in contact with the plaintiff in an effort to reach a negotiated settlement.

In October 2006, Timekeeping systems, Inc. (“TKI”) filed suit against us alleging that we conspired with Mitch Feinglass, our former COO, to hide certain assets for the purpose of frustrating TKI’s efforts to collect on TKI’s judgment against Mr. Feinglass in Ohio. Specifically TKI alleges that we paid certain consulting fees to two companies allegedly controlled, which TKI claims were offshore operations. TKI alleges that these funds should have been paid to Mr. Feinglass directly, and the paying them to the purported offshore entities amount to a “conspiracy to commit a fraudulent conveyance.” TKE seeks damages against the company in an amount equal to TKI’s Ohio judgment of $105,000 plus interest for 6 years at 10%, attorneys’ fees, and costs. This suit is still in the initial pleading stage. We have filed an answer that denies all material allegations of the complaint, and intend to vigorously defend this suit.

Vital Living, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Unaudited)

In September and December of 2006 we entered into licensing agreements for $300,000 and $450,000, respectively, that grants us certain trademark rights. These agreements include promissory notes which require us to pay the above amounts over a five (5) year period beginning in September 2007. We are amortizing these agreements on a straight-line basis over a five (5) year period beginning in January 2007.

Note 7 - Capital Stock

Common Stock Issued for Services and Settlements

In order to fund operating activities, we issue common stock from time to time in lieu of cash in exchange for goods or services.

During the three and nine month periods ended September 30, 2007 there was no stock issued by the company.

Common Stock Issued for payment of Interest on Senior Secured Convertible Notes.

At September 30, 2007, the company owed approximately $256,000 in interest for the June 15, 2007 interest payment on the Senior Secured Convertible Notes. This interest is payable in the common stock of the company which amounted to approximately 42,084,000 shares at June 30, 2007. The company has not issued this stock in payment of the interest.

In April 2007, NutraCea, Inc acquired the Senior Secured Convertible Notes from the holders of those Notes. On September 11, 2007, NutraCea and VLI entered into a letter agreement confirming their agreement to eliminate the conversion rights of the Notes.  In addition, the parties agreed that until such time, if any, as NutraCea gives 30 days prior written notice to VLI, VLI may not pay accrued interest under the Notes in shares of VLI Common Stock, without NutraCea’s consent, and that during such time VLI will not be deemed to be in default under the Notes as a result of not paying accrued interest in such shares.

Note 8 - Recent Accounting Pronouncements

In December 2004, the FASB issued a revised Statement 123 (SFAS 123R), “Accounting for Stock-Based Compensation” requiring public entities to measure the cost of employee services received in exchange for an award of equity instruments based on grant date fair value. The cost will be recognized over the period during which an employee is required to provide service in exchange for the award, which is usually the vesting period. We have adopted this pronouncement effective January 1, 2006.

Note 9 - Concentrations

During the nine months ended September, 2007 and 2006, one customer was responsible for 60% and 83% of our sales, respectively. The same customer accounted for 62% and 93%, of our trade accounts receivable as of September 30, 2007 and 2006, respectively. Effective January 2007, our President and CEO, Stuart Benson, became a 50% shareholder in this distributor (see Note 10).

Vital Living, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Unaudited)

During the Nine months ended September 30, 2007 three vendors supplied all of our products for sale, accounting for 71%, 6% and 1% of our products and materials purchases. In 2006, two vendors supplied all of our products for sale, accounting for 76% and 8% of our product and materials purchases.

Note 10 - Related Party Transactions

During June 2006, VTLV LLC, an entity jointly controlled by our CEO/President and our previous COO/CFO or their assigns, purchased $1.0 million of our Senior Secured Notes and 1.0 million shares of our Preferred Stock from an existing stockholder. Prior to this purchase, in June 2006, our Board of Directors determined that we did not have the necessary resources to fund the purchases of these securities and allowed our CEO/President and COO/CFO to acquire these securities. In April 2007, VTLV LLC sold those securities to another investor.

In November 2006, effective January 2007, our President and CEO, Stuart Benson, became a 50% shareholder in our largest distributor Wellness Watchers Global LLC (“WWG”), which is a new entity, after we terminated our distributor agreement with Wellness Watchers, LLC (“WW”). WW accounted for 83% of our sales during 2006 and 90.8% of our trade receivables at December 31, 2006. WWG acquired certain assets and liabilities of WW. Our Board of Directors acknowledged both the related party nature of the transaction as well as the potential conflict of interest and approved Mr. Benson entering into this transaction with us. Note that Mr. Benson abstained from voting on this transaction. At December 31, 2006 WW owed the Company $933,000. During the six months ended June 30, 2007 the receivable balance due from WW was fully paid by WWG.

In January 2007, we entered into a service agreement with Red Rock Advisors, LLC (“Red Rock”), an entity controlled by Gregg Linn, our COO and CFO for outside services related to the creation, development and management of an infomercial that utilizes our product line. These services were deemed outside his role as COO and CFO. Pursuant to the agreement, Red Rock will be paid $7,500 per month for six months, beginning in January 2007 as well as per unit fee for all future products sold through the infomercial. Our Board of Directors acknowledged both the related party nature of this transaction as well as the potential conflict of interest and approved Mr. Benson entering into this transaction. Note that Mr. Linn abstained from voting on this transaction. As of September 30, 2007, Red Rock has been paid in full for its’ services.

During the nine months ended September 30, 2007, we made rent payments totaling $12,000 for administrative office space for the Company in Boca Raton, FL. This office is in the same building as WWG, our major distributor, an entity 50% owned by Stuart Benson, our President and CEO. The Company pays $1,500 per month, a portion of WWG’s total rent, to the landlord of WWG.

During the nine months ended September 30, 2007 Stuart Benson our CEO, or entities controlled by him have made short-term, non-interest bearing advances to the company in the amount of $407,000, which total is included in our accrued liabilities.

During the three months ended September 30, 2007 the Company purchased approximately $179,000 of inventory at wholesale cost from WWG, which was in turn sold by us to other customers at gross margin of $0. In return for the inventory Vital Living issued a credit memo to WWG which was applied to the outstanding accounts receivable of WWG.

Changes and Disagreements with Accountants on Accounting and Financial Disclosure
Effective January 1, 2007, Epstein, Weber, and Conover, PLC ("Epstein Weber") combined its practice with Moss Adams LLP ("Moss Adams") and on April 23, 2007 informed us that it was resigning as the independent registered public accounting firm for our Company. According to information provided to our Company, all of the partners of Epstein Webber have become partners of Moss Adams.

The report of Epstein Weber on the financial statements of our Company for the fiscal years ended December 31, 2006 and 2005 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, with the exception of an explanatory paragraph in each opinion related to the financial statements for the fiscal years ended December 31, 2006 and 2005 indicating substantial doubt about our Company's ability to continue as a going concern.

During the two most recent fiscal years ended December 31, 2006 and 2005 and the subsequent interim reporting period from the last audit date of December 31, 2006, through and including the effective termination date of April 23, 2007, there were (i) no disagreements between our Company and Epstein Weber on any matter of accounting principles or practices, financial statement disclosure, auditing scope, or procedure which disagreements if not resolved to the satisfaction of Epstein Weber, would have caused Epstein Weber to make reference to the subject matter of the disagreement in their reports on the financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

On May 1, 2007, our Board of Directors engaged the accounting firm of Shelley International LLC (“Shelley International”) as our Company’s new independent registered public accountants to audit our financial statements.

Shelley International has not audited our Company’s financial statements in the two most recent fiscal years or any interim period. Prior to appointing Shelley International to audit our Company’s financial statements, our Company did not consult with Shelley International regarding any accounting, auditing, or financial reporting matters, including (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our Company’s financial statements; or (ii) any matter that was the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-B and the related instructions).

PROXY CARD

VITAL LIVING, INC.
1289 CLINT MOORE ROAD
BOCA RATON, FLORIDA 33487

SPECIAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of VITAL LIVING, INC., a Nevada corporation (the "Company"), hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement of the Company, each dated __________ __, 2007, and hereby appoints Stuart A. Benson and Michael Cardamone, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of the Company, to be held on ___________, 200_, at 9:00 a.m., local time, at 2375 East Camelback Road (Seventh Floor), Phoenix, Arizona, and at any adjournment or adjournments thereof, and to vote all shares of the Company's Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

A majority of such proxies or substitutes as shall be present and shall act at the meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.

(Continued and to be signed on the other side.)

COMMENTS:

SPECIAL MEETING OF STOCKHOLDERS OF

VITAL LIVING, INC.

____________, ____

Please date, sign, and mail
your proxy card in the
envelope provided as soon
as possible.

↓ Please detach along perforated line and mail in the envelope provided.↓

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1. PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
		1. Proposal to approve the asset purchase agreement dated as of September 28, 2007, by and among Vital Living, Inc., Doctors For Nutrition, Inc., and NutraCea, Inc.	FOR ☐	AGAINST ☐	ABSTAIN ☐
and upon such matters which may properly come before the meeting or any adjournment or adjournments thereof.

This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the approval of the asset purchase agreement dated as of September 28, 2007; and as said proxies deem advisable on such other matters as may come before the meeting.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

Please check the box at right if you will attend the special meeting.	☐
To change the address on your account, please check the box at right and indicate your new address in the space provided. Please note that changes to the registered name(s) on the account may not be submitted via this method.
	☐	New address:

Signature of Stockholder______________________	Date:______________________	Signature of Stockholder______________________	Date:_____________

Note
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.